                                                                    EXHIBIT 99.2

                           PRO FORMA VALUATION REPORT

                    PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA

                               HOLDING COMPANY FOR
                             PRUDENTIAL SAVINGS BANK
                           PHILADELPHIA, PENNSYLVANIA

                                  DATED AS OF:
                                 AUGUST 20, 2004

                                  PREPARED BY:

                              RP(R) FINANCIAL, LC.
                             1700 NORTH MOORE STREET
                                   SUITE 2210
                            ARLINGTON, VIRGINIA 22209

RP(R) FINANCIAL, LC.
Financial Services Industry Consultants

                                            August 20, 2004

Board of Directors
Prudential Savings Bank
1834 West Oregon Avenue
Philadelphia, Pennsylvania  19145-4725

Members of the Board:

      At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the Common Stock which is to be offered in connection with the Plan of Stock Issuance (the "Plan"), described below.

      This Appraisal is furnished pursuant to the conversion regulations promulgated by the Commonwealth of Pennsylvania Department of Banking (the "Department"), the Federal Deposit Insurance Corporation ("FDIC") and the Federal Reserve Board ("FRB"). This Appraisal has been prepared in accordance with the written valuation guidelines promulgated by the Office of Thrift Supervision ("OTS"), most recently updated as of October 21, 1994. Such valuation guidelines are relied upon by the previously referenced agencies in evaluating conversion appraisals in the absence of such specific written valuation guidelines separately issued by the respective agencies.

Description of Reorganization

      The Board of Prudential Savings Bank (the "Bank") has adopted a plan of reorganization pursuant to which the Bank will reorganize into a mutual holding company structure. As part of the reorganization, the Bank will become a wholly-owned subsidiary of Prudential Bancorp, Inc. (the "Company"), a Pennsylvania corporation, and the Company will issue the 55% majority of its common stock to Prudential Mutual Holding Company (the "MHC"), a Pennsylvania-chartered mutual holding company, and sell the 45% minority of its common stock to the public (the "Minority Stock Issuance"). It is anticipated that the public shares will be offered in a subscription offering to the Bank's Eligible Account Holders, Tax-Qualified Employee Plans including the employee stock ownership plan (the "ESOP"), Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the remaining shares may be offered for sale in a direct community offering.

WASHINGTON HEADQUARTERS
Rosslyn Center                                  Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210             Fax No.: (703) 528-1788
Arlington, VA  22209                            Toll-Free No.: (866) 723-0594
www.rpfinancial.com                             E-Mail: mail@rpfinancial.com

Board of Directors
August 20, 2004
Page 2

      Immediately following the Minority Stock Issuance, the primary assets of the Company will be the capital stock of the Bank and the net offering proceeds remaining after contributing proceeds to the Bank. The Company will retain up to 50% of the net offering proceeds. The Company intends to use a portion of the proceeds to make a loan directly to the ESOP to enable the ESOP to purchase up to 8.0% of the shares of common stock sold in the offering.

RP(R) Financial, LC.

      RP(R) Financial, LC. ("RP Financial") is a financial consulting and valuation firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal and assisting the Bank and the Company in the preparation of the post-conversion business plan, we are independent of the Company, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the Minority Stock Issuance.

Valuation Methodology

      In preparing our appraisal, we have reviewed the Bank's and the Company's regulatory applications, including the draft prospectus as filed with the Department, the FDIC, the FRB and the Securities and Exchange Commission ("SEC"). We have conducted a financial analysis of the Bank that has included a review of its audited financial information for fiscal years ended September 30, 1999 through 2003, and unaudited financial information as of June 30, 2004. We have also conducted due diligence related discussions with the Company's management; Deloitte & Touche, LLP, the Company's independent auditor; Elias, Matz, Tiernan & Herrick, LLP, the Company's legal counsel for the reorganization and minority stock issuance; and Sandler O'Neill & Partners, L.P., the Company's financial and marketing advisors in connection with the Company's stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

      We have investigated the competitive environment within which the Company operates and have assessed the Company's relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on the Company and the industry as a whole. We have analyzed the potential effects of the stock issuance on the Company's operating characteristics and financial performance as they relate to the pro forma market value. We have reviewed the economy in the Company's primary market area and have compared the Company's financial performance and condition with publicly-traded thrifts in mutual holding company form, as well as all publicly-traded thrifts. We have reviewed conditions in the securities markets in general and in the

Board of Directors
August 20, 2004
Page 3

market for thrift stocks in particular, including the market for existing thrift issues and the market for initial public offerings by thrifts. We have specifically considered the market for the stock of publicly-traded mutual holding companies, including the market for initial public offerings in conjunction with other MHC reorganizations. We have excluded from such analyses thrifts subject to announced or rumored acquisition, mutual holding company institutions that have announced their intent to pursue second step conversions, and/or those institutions that exhibit other unusual characteristics. We have also considered the expected market for the Company's public shares.

      Our Appraisal is based on the Company's representation that the information contained in the regulatory applications and additional information furnished to us by the Company, its independent auditors, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Company, its independent auditors, legal counsel and other authorized agents nor did we independently value the individual assets or liabilities, on or off balance sheet, of the Company. The valuation considers the Company only as a going concern and should not be considered as an indication of the Company's liquidation value.

      Our appraised value is predicated on a continuation of the current operating environment for the Bank, the MHC and the Company and for all thrifts and their holding companies, including mutual holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Bank's, the MHC's and the Company's values alone. It is our understanding that there are no current or long-term plans for pursuing a second step conversion or for selling control of the Company or the Bank at this time. To the extent that such factors can be foreseen, they have been factored into our analysis.

      Pro forma market value is defined as the price at which the Company's stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

      It is our opinion that, as of August 20, 2004, the aggregate market value of the Company's common stock, assuming a full conversion offering, is $82.5 million. The resulting range of value pursuant to regulatory guidelines and the corresponding number of shares based on the $10.00 per share offering price (as determined by the Board) is set forth below:

Board of Directors
August 20, 2004
Page 4

                    Total          Aggregate
              Shares Issued(1)  Market Value(1)
              ----------------  ---------------
Minimum           7,012,500      $ 70,125,000
Midpoint          8,250,000      $ 82,500,000
Maximum           9,487,500      $ 94,875,000
Supermaximum     10,910,625      $109,106,250

      (1)   Based on a $10.00 per share price, pursuant to a full conversion.

      Based on the foregoing valuation, and the Board's determination to offer 45% of the full value for sale in the minority stock offering, the range of offering and ownership would be as follows:

                                                      Offering
                        Total Shares   MHC Shares      Shares
                        ------------   ----------    -----------
Shares(1)
Minimum                    7,012,500     3,856,875     3,155,625
Midpoint                   8,250,000     4,537,500     3,712,500
Maximum                    9,487,500     5,218,125     4,269,375
Supermaximum              10,910,625     6,000,844     4,909,781

Distribution of Shares
Minimum                       100.00%        55.00%        45.00%
Midpoint                      100.00%        55.00%        45.00%
Maximum                       100.00%        55.00%        45.00%
Supermaximum                  100.00%        55.00%        45.00%

Aggregate Market Value
Minimum                 $ 70,125,000   $38,568,750   $31,556,250
Midpoint                $ 82,500,000   $45,375,000   $37,125,000
Maximum                 $ 94,875,000   $52,181,250   $42,693,750
Supermaximum            $109,106,250   $60,008,440   $49,097,810

      (1)   Based on offering price of $10.00 per share.

Limiting Factors and Considerations

      Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the Common Stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who

Board of Directors
August 20, 2004
Page 5

purchase shares of Common Stock in the Offering will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof.

      RP Financial's valuation was determined based on the financial condition and operations of the Bank as of June 30, 2004, the date of the financial data included in the regulatory applications and prospectus.

      RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

      The valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the Company's financial performance and condition, management policies, and current conditions in the equity markets for thrift shares. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.

                                           Respectfully submitted,
                                           RP(R)FINANCIAL, LC.

                                           /s/ Ronald S. Riggins
                                           Ronald S. Riggins
                                           President

                                           /s/ James P. Hennessey
                                           James P. Hennessey
                                           Senior Vice President

RP(R) Financial, LC.

                                TABLE OF CONTENTS
                    PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA
                           PHILADELPHIA, PENNSYLVANIA

                                                         PAGE
                   DESCRIPTION                          NUMBER
                   -----------                          ------
CHAPTER ONE
            OVERVIEW AND FINANCIAL ANALYSIS

  Introduction                                           1.1
  Plan of Reorganization                                 1.1
  Strategic Overview                                     1.2
  Balance Sheet Trends                                   1.4
  Income and Expense Trends                              1.8
  Interest Rate Risk Management                          1.13
  Lending Activities and Strategy                        1.14
  Asset Quality                                          1.18
  Funding Composition and Strategy                       1.19
  Subsidiary                                             1.20
  Legal Proceedings                                      1.20

CHAPTER TWO
                      MARKET AREA

  Introduction                                           2.1
  Market Area Demographics                               2.3
  Summary of Local Economy                               2.5
  Unemployment Trends                                    2.9
  Market Area Deposit Characteristics                    2.10

CHAPTER THREE
                  PEER GROUP ANALYSIS

  Peer Group Selection                                   3.1
  Basis of Comparison                                    3.2
  Selected Peer Group                                    3.3
  Financial Condition                                    3.5
  Income and Expense Components                          3.8
  Loan Composition                                       3.10
  Credit Risk                                            3.12
  Interest Rate Risk                                     3.14
  Summary                                                3.14

RP(R) Financial, LC.

                                TABLE OF CONTENTS
                    PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA
                           PHILADELPHIA, PENNSYLVANIA
                                   (CONTINUED)

                                                         PAGE
                     DESCRIPTION                        NUMBER
                     -----------                        ------
CHAPTER FOUR
                   VALUATION ANALYSIS

  Introduction                                           4.1
  Appraisal Guidelines                                   4.1
  RP Financial Approach to the Valuation                 4.2
  Valuation Analysis                                     4.3
    1. Financial Condition                               4.3
    2. Profitability, Growth and Viability of Earnings   4.4
    3. Asset Growth                                      4.5
    4. Primary Market Area                               4.5
    5. Dividends                                         4.8
    6. Liquidity of the Shares                           4.9
    7. Marketing of the Issue                            4.10
         A. The Public Market                            4.10
         B. The New Issue Market                         4.14
         C. The Acquisition Market                       4.17
    8. Management                                        4.18
    9. Effect of Government Regulation and Regulatory
         Reform                                          4.18
  Summary of Adjustments                                 4.18
  Basis of Valuation - Fully-Converted Pricing Ratios    4.19
  Valuation Approaches:  Fully-Converted Basis           4.20
  Comparison to Recent Conversions and MHC Offerings     4.26
  Valuation Conclusion                                   4.26

RP(R) Financial, LC.

                                 LIST OF TABLES
                    PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA
                           PHILADELPHIA, PENNSYLVANIA

TABLE
NUMBER                          DESCRIPTION                               PAGE
------                          -----------                               ----
1.1     Historical Balance Sheets                                         1.6
1.2     Historical Income Statements                                      1.9

2.1     Map of Branch Locations                                           2.2
2.2     Summary Demographic Data                                          2.4
2.3     Major Employers in Philadelphia and Delaware Counties             2.7
2.4     Market Area Unemployment Trends                                   2.9
2.6     Deposit Detail for Philadelphia and Delaware County               2.11

3.1     Peer Group of Publicly-Traded Thrifts                             3.4
3.2     Balance Sheet Composition and Growth Rates                        3.6
3.3     Income as a Percent of Average Assets and Yields, Costs, Spreads  3.9
3.4     Loan Portfolio Composition and Related Information                3.11
3.5     Credit Risk Measures and Related Information                      3.13
3.6     Interest Rate Risk Measures and Net Interest Income Volatility    3.15

4.1     Peer Group Market Area Comparative Analysis                       4.7
4.2     Market Area Unemployment Rates                                    4.8
4.3     Pricing Characteristics and After-Market Trends                   4.16
4.4     Calculation of Implied Per Share Data - Incorporating MHC
          Second Step Conversion                                          4.21
4.5     MHC Institutions - Implied Pricing Ratios, Full Conversion Basis  4.28
4.6     Public Market Pricing                                             4.29

RP(R) Financial, LC.
Page 1.1

                       I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

      Prudential Savings Bank (the "Bank") is a Pennsylvania chartered mutual savings bank, and was originally organized in 1886 as a Pennsylvania chartered mutual building and loan association known as "The South Philadelphia Building and Loan Association No. 2." The Bank converted to a state mutual savings bank in August 2004. Over the years, the Bank has grown to a six-branch operation, which serves an area including South Philadelphia, Center City Philadelphia and Delaware County. The Bank's retail banking offices are concentrated in the South Philadelphia market where it is headquartered and where four of its six retail banking offices are located. The Bank is a member of the Federal Home Loan Bank ("FHLB") system, and its deposits are insured up to the regulatory maximums by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). At June 30, 2004, the Bank had $409.6 million in assets, $353.1 million in deposits and total equity of $38.3 million, or 9.35% of total assets. The Bank's recent audited and unaudited financial statements are included by reference as Exhibit I-1.

Plan of Reorganization

      On June 8, 2004, the Board of Directors of the Bank adopted a plan to reorganize from the mutual form of organization to the mutual holding company form of organization. As part of the reorganization, the Bank will become a wholly-owned subsidiary of Prudential Bancorp, Inc., ("Prudential Bancorp" or the "Company"), a Pennsylvania corporation which will be formed as part of the reorganization. Prudential Bancorp will issue a 55% majority of its common stock to Prudential Mutual Holding Company (the "MHC") and sell in a minority offering 45% of its common stock to the public. Concurrent with the reorganization, the Company will retain up to 50% of the net offering proceeds. It is not anticipated that the MHC or the Company will initially engage in any business activity other than ownership of their respective subsidiaries and investment of stock proceeds that are retained by the Company.

RP(R) Financial, LC.
Page 1.2

      The MHC will initially own the controlling 55% interest in the Company, and the Company will be the sole subsidiary of the MHC. The Company will own 100% of the Bank's outstanding stock, which will operate as a Pennsylvania-chartered savings bank. The Company's initial activities will be ownership of its subsidiary, the Bank, investment of the net cash proceeds retained at the holding company level (it is anticipated that the majority of the proceeds will be placed on deposit at the Bank) and extending a loan to the Bank's newly-formed employee stock ownership plan ("ESOP"). Subsequent activities of the Company may include payment of regular and/or special dividends, acquisitions of other financial institutions, acquisitions of other financial service providers and/or stock repurchases.

Strategic Overview

      The Bank is a community-oriented savings bank, which has emphasized providing financial services that meet the borrowing and savings needs of its local customer base, particularly residential mortgage lending and accepting retail deposits. The Bank's lending diversification has been fairly limited, consisting primarily of construction and land acquisition lending and, to a lesser extent, commercial and multi-family mortgage lending and consumer lending. The Bank's construction and land acquisition lending has included loans on relatively large projects (these have typically been participated out to other local institutions if such balances exceeded the Bank's internal lending limit of $5 million).

      While the Bank has steadily grown in recent years, certain economic trends and market area characteristics have led to a recent dramatic change in the asset mix; specifically, the loan portfolio declined significantly, and investment securities and mortgage-backed securities ("MBS") sharply increased as a result. Since the majority of the Bank's retail banking offices and customers are located in South Philadelphia, an older, densely populated area with relatively low household income levels and higher unemployment, loan demand in the immediate area has been comparatively modest relative to the more rapidly growing and affluent suburban areas. Moreover, as long-term interest rates dropped to their lowest point in more than 40 years and demand for adjustable rate mortgage ("ARMs") loans was minimal, management was reluctant to invest heavily in long-term fixed rate mortgage loans from an interest rate risk perspective. Accordingly, the Bank sold a portion of its long-term fixed rate residential mortgage loan

RP(R) Financial, LC.
Page 1.3

production in recent periods, which provided for modest gains on sale but limited the ability to generate earnings through the net interest margin as liquidity increased. In addition, the loan portfolio decline was exacerbated by accelerated refinancing in response to the low market interest rates.

      As a result, the loan portfolio balance diminished from $170.8 million (61.6% of assets), as of September 30, 1999, to $145.4 million (35.5% of assets), as of June 30, 2004, after peaking at $187.6 million as of September 30, 1991 (62.7% of assets). It should be noted, however, the Bank's loan portfolio experienced modest growth during the last nine months, largely due to continued emphasis in relatively large construction loans and a decline in loan prepayments as the recent increase in rates slowed refinancing activity. In response to the reduction in the loan portfolio, the Bank stepped up its purchases of investment securities and MBS held-to-maturity ("HTM"). The investment securities are comprised primarily of U.S. Government and agency securities, and, to a lesser extent, mutual fund investments, small balances of municipal securities and various equity securities. The Bank also currently maintains a moderate balance of cash and cash equivalents for liquidity purposes.

      In recent years, growth of checking and other transaction accounts have constituted the largest source of deposit growth; as a result, transaction and savings accounts currently comprise a larger portion of the Bank's deposit composition than certificate of deposits ("CDs"). Management believes that such growth has been facilitated by offering relatively high deposit rates relative to the competition, particularly given the limited population growth and below average household income levels in its major market of South Philadelphia.

      The Bank supplementally funds with borrowings periodically when rates are attractive and to manage interest rate risk. FHLB advances constitute the Bank's principal source of borrowings with many advances consisting of fixed rate fixed term or amortizing borrowings. A portion of the Bank's borrowings have been taken down in connection with a special credit program offered by the FHLB in connection with its participation in a low income housing program.

      The increased capital from the offering is expected to facilitate additional balance sheet growth leveraging of operating expenses and infrastructure investments. The new capital will

RP(R) Financial, LC.
Page 1.4

increase the Bank's competitive posture, operating flexibility and financial strength. Additionally, the higher pro forma capitalization will better position the Bank to facilitate de novo branching and other expansion opportunities (no specific plans at present). The projected use of proceeds is highlighted below.

      - Company. The Company is expected to retain up to 50% of the net offering proceeds. At present, Company funds, net of the loan to the ESOP, are expected to be placed into an overnight deposit account in the Bank. Over time, Company funds are anticipated to be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.

      - Bank. The majority of the net offering proceeds will be infused into the Bank in exchange for all of the Bank's newly-issued stock. The increase in the Bank's capital will be less, as the amount to be borrowed by the ESOP to fund an 8% stock purchase will be accounted for as a contra-equity. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to initially be invested in short-term investments pending longer term deployment, i.e., loans and other corporate purposes.

Balance Sheet Trends

      While the Bank has realized a pattern of moderate balance sheet growth, funded primarily by deposit growth, the balance sheet composition has undergone a significant change. More specifically, after a period of balance sheet stability, as mortgage rates fell to their 40 year lows the Bank made a decision to limit its interest rate risk exposure over the last couple of years by not aggressively originating fixed rate residential mortgages for portfolio. Instead, the Bank purchased investment securities and MBS with favorable yield and interest rate characteristics and emphasized the origination of construction and land acquisition loans. These balance sheet trends are discussed in greater detail below.

RP(R) Financial, LC.
Page 1.5

    Growth Trends

      Table 1.1 shows the Bank's balance sheet data for the past five fiscal years and as of June 30, 2004. From September 30, 1999 through June 30, 2004, the Bank exhibited annual asset growth of 8.6%, with the strongest asset growth occurring in fiscal 2002 and 2003. The loans receivable balance peaked in 2001 at $187.6 million, representing 62.7% of total assets. For reasons noted earlier, the loans balance declined to $137.9 million as of September 30, 2003, or 34.7% of assets, before modestly recovering to $145.4 million as of June 30, 2004, which equaled 35.5% of assets. Over this same period, investments and MBS increased sharply. For example, the total balance of cash and investments (including MBS) increased from $102.6 million (34.3% of assets) at September 30, 2001, to $255.4 million (62.4% of assets) as of June 30, 2004.

      Deposits have increased at an annual rate of 10.7% since 1999, with such growth being largely attributable to competitive rate offerings. In contrast, borrowings have diminished at a 12.5% rate, with most of the decline occurring in fiscal 2000; since that time borrowings have been relatively constant at $13.9 million.

      Annual equity growth equaled 6.8% since the end of fiscal 1999. Given the faster asset growth rate of 8.6%, the equity-to-assets ratio declined from 10.1% as of the fiscal year end 1999 to 9.4% at June 30, 2004. The post-offering equity growth rate is expected to initially fall below historical levels given the increased equity and the initial anticipated low net return on the net offering proceeds. Over the longer term, as the new equity is leveraged through growth, the return on equity is expected to improve.

    Loans Receivable

      The Bank's historical emphasis on 1-4 family lending is reflected in its current composition of 70.6% of total loans receivable. In contrast, 1-4 family loans approximated 86.1% of loans as of September 30, 1999. The decline in the proportion of 1-4 family mortgage loans is primarily attributable to reasons described earlier. Construction loans represent the most significant area of lending diversification, totaling $30.5 million, or 19.0% of total loans, at June 30, 2004, as compared to 4.8% at September 30, 1999. Recent growth in construction loans has been facilitated by the origination of comparatively large projects (the largest loan consisted of a

RP(R) Financial, LC.
Page 1.6

                                    Table 1.1
                             Prudential Savings Bank
                            Historical Balance Sheets

                                                                 As of the Fiscal Year Ended September 30,
                                    --------------------------------------------------------------------------------------------
                                         1999               2000                2001              2002                2003
                                    ----------------   ----------------   ----------------   ----------------   ----------------
                                     Amount    Pct      Amount    Pct      Amount    Pct      Amount    Pct      Amount    Pct
                                    --------  ------   --------  ------   --------  ------   --------  ------   --------  ------
                                     ($000)    (%)      ($000)    (%)      ($000)    (%)      ($000)    (%)      ($000)    (%)
Total Amount of:
  Assets                            $277,127  100.00%  $277,376  100.00%  $299,192  100.00%  $344,830  100.00%  $395,825  100.00%
  Cash and cash equivalents            5,375    1.94%     7,811    2.82%    19,626    6.56%    28,087    8.15%    24,108    6.09%
  Investment securities  - HTM        74,022   26.71%    76,025   27.41%    32,601   10.90%    23,987    6.96%    98,991   25.01%
  Investment securities  - AFS           564    0.20%       599    0.22%    11,685    3.91%    34,786   10.09%    41,791   10.56%
  Mortgage-backed securities - HTM    15,222    5.49%    13,424    4.84%    38,642   12.92%    66,130   19.18%    82,556   20.86%
  Loans receivable (net)             170,819   61.64%   170,129   61.34%   187,555   62.69%   181,947   52.76%   137,926   34.85%
  Deposits                           218,380   78.80%   225,054   81.14%   248,112   82.93%   292,312   84.77%   340,777   86.09%
  FHLB advances                       26,128    9.43%    16,008    5.77%    13,973    4.67%    13,937    4.04%    13,900    3.51%
  Retained earnings                   27,973   10.09%    30,067   10.84%    32,058   10.71%    34,382    9.97%    36,548    9.23%

  Loans/Deposits                               78.22%             75.59%             75.59%             62.24%             40.47%

  Non-performing assets/Assets                  0.34%              0.19%              0.09%              0.51%              0.38%
  Reserve coverage ratio                      110.92%            150.00%            284.17%             35.96%             62.13%

  Number of Offices                        6                  6                  6                  6                  6

                                                       Compounded
                                     As of June 30,       Annual
                                          2004         Growth Rate
                                    ----------------   -----------
                                     Amount    Pct         Pct
                                    --------  ------   -----------
                                     ($000)    (%)         (%)
Total Amount of:
  Assets                            $409,606  100.00%      8.57%
  Cash and cash equivalents           19,992    4.88%     31.86%
  Investment securities  - HTM       111,340   27.18%      8.97%
  Investment securities  - AFS        40,176    9.81%    145.49%
  Mortgage-backed securities - HTM    83,887   20.48%     43.23%
  Loans receivable (net)             145,381   35.49%     -3.34%
  Deposits                           353,128   86.21%     10.65%
  FHLB advances                       13,872    3.39%    -12.48%
  Retained earnings                   38,310    9.35%      6.84%

  Loans/Deposits                               41.17%

  Non-performing assets/Assets                  0.20%
  Reserve coverage ratio                      183.89%

  Number of Offices                        6

Source: Prudential Savings Bank's prospectus.

RP(R) Financial, LC.
Page 1.7

$5 million construction loan commitment as of June 30, 2004) and through the purchase of participation interests in construction loans originated by other local lenders.

      Multi-family and commercial mortgage lending has been relatively limited and together equaled $8.4 million, or 5.2% of total loans, as of June 30, 2004. The Bank's diversification into non-mortgage lending has been limited - as commercial and consumer loans totaled $1.6 million (0.98% of total loans) and $6.7 million (4.20% of total loans), respectively, as of June 30, 2004.

    Cash, Investments and Mortgage-Backed Securities

      The intent of the Bank's investment policy is to provide adequate liquidity, to generate a favorable return on excess investable funds and to support the established credit and interest rate risk objectives. The ratio of cash, investments and MBS to assets diminished from the end of fiscal 1999, through the end of fiscal 2001 owing to comparatively strong loan growth. Subsequently, investments and MBS have increased sharply, as the Bank sought to support asset yields as loans declined while limiting interest rate risk.

      Investment securities and MBS equaled $235.4 million, or 57.5% of total assets, as of June 30, 2004, while cash and equivalents totaled $20.0 million, or 4.9% of assets. As of June 30, 2004, the cash and investments portfolio consisted of cash, interest-earning deposits in other financial institutions, issued by Ginnie Mae, Fannie Mae or Freddie Mac, U.S. government agency obligations (including callable securities), and other high quality investments, including those issued by municipal issuers (see Exhibit I-3 for the investment portfolio composition). Additionally, the Bank maintains permissible equity investments such as FHLB stock. The majority of the Bank's investment securities are classified HTM. The majority of recent investment and MBS purchases reflect reinvestment of cash flows from heavy loan refinancing.

      The majority of MBS consist of long-term fixed rate Ginnie Mae securities while the majority of recent investment purchases by the Bank have consisted of either fixed rate fixed-term or step-up securities issued by U.S. agencies. Step-up securities typically have a rate which increases incrementally over the remaining life of the security, as well as a call feature which may be exercised by the issuer (the call provision is likely to be exercised in the event that the

RP(R) Financial, LC.
Page 1.8

interest rate steps up (i.e., increases) to levels in excess of the current market rate for a fixed rate security with a comparable maturity.

      No major changes to the composition and practices with respect to the management of the investment portfolio are anticipated over the near term. The level of cash and investments is anticipated to increase initially following the Minority Stock Issuance, pending gradual redeployment into higher yielding loans.

    Funding Structure

      Since fiscal year-end 1999 deposits have grown 10.7% annually, with the largest portion of the growth being realized in savings and transaction accounts. Accordingly, the proportion of CDs to total deposits declined considerably - from 54.9% at fiscal year end 2001 to 44.0% as of June 30, 2004. As noted earlier, the Bank has used borrowings to a limited extent, and current borrowings primarily consist of FHLB advances.

    Equity

      The moderate equity growth of 6.8% annually since fiscal 1999 reflects moderate profitability, the relatively small balance of investments designated available for sale ("AFS") and the Bank's strong equity ratio. As of June 30, 2004, the Bank's equity totaled $38.3 million, or 9.35% of total assets, a ratio which has declined somewhat over the period due to faster asset growth. The Bank maintained capital surpluses relative to its regulatory capital requirements at June 30, 2004, and thus qualified as a "well capitalized" institution. The offering proceeds will serve to further strengthen the Bank's regulatory capital position and support further growth. The equity growth rate is expected to slow for the Bank on a post-offering basis given the pro forma increase in equity, low reinvestment yields currently available and the potential dividend policy.

Income and Expense Trends

      Table 1.2 shows the Bank's historical income statements for the past five fiscal years and the 12 months ended June 30, 2004. The Bank's earnings over the period have ranged from a low of $1.8 million, or 0.62% of average assets, during fiscal 2001, to a high of $2.6 million, or

RP(R) Financial, LC.
Page 1.9

                                    Table 1.2
                             Prudential Savings Bank
                          Historical Income Statements

                                                                As of the Fiscal Year Ended September 30,
                                       --------------------------------------------------------------------------------------------
                                              1999             2000                2001               2002               2003
                                       ----------------  ----------------   -----------------  -----------------   ----------------
                                       Amount    Pct(1)   Amount   Pct(1)    Amount    Pct(1)   Amount    Pct(1)    Amount   Pct(1)
                                       -------   ------  --------  ------   --------   ------  -------    ------   -------   ------
                                       ($000)     (%)     ($000)    (%)      ($000)     (%)     ($000)     (%)     ($000)      (%)
Interest Income                        $16,860    6.60%    18,603    6.67%  $ 19,137    6.71%  $ 19,215    5.99%    18,813     5.02%
Interest Expense                        (9,293)  -3.64%   (11,002)  -3.94%   (11,658)  -4.09%   (10,365)  -3.23%    (9,708)   -2.59%
                                       -------   -----   --------  ------   --------   -----   --------   ------   -------    -----
  Net Interest Income                  $ 7,567    2.96%  $  7,601    2.73%  $  7,479    2.62%  $  8,850    2.76%   $ 9,106     2.43%
Provision for Loan Losses                 (100)  -0.04%      (165)  -0.06%      (120)  -0.04%      (150)  -0.05%      (180)   -0.05%
                                       -------   -----   --------  ------   --------   -----   --------   ------   -------    -----
  Net Interest Income after
    Provisions                         $ 7,467    2.92%  $  7,436    2.67%  $  7,359    2.58%  $  8,700    2.71%   $ 8,926     2.38%

Other Operating Income                     870    0.34%     1,122    0.40%       406    0.14%       608    0.19%       568     0.15%
Operating Expense                       (5,466)  -2.14%    (5,332)  -1.91%    (5,128)  -1.80%    (5,421)  -1.69%    (6,047)   -1.61%
                                       -------   -----   --------  ------   --------   -----   --------   ------   -------    -----
  Net Operating Income                 $ 2,871    1.12%  $  3,226    1.16%  $  2,637    0.92%  $  3,887    1.21%   $ 3,447     0.92%

Net Gain(Loss) on Sale of Loans        $     -    0.00%  $      -    0.00%  $      -    0.00%  $      -    0.00%   $   155     0.04%
Net Gain(Loss) on Sale of REO               70    0.03%        16    0.01%        79    0.03%         5    0.00%        19     0.01%
Net Gain(Loss) on Sale of Investments        -    0.00%         -    0.00%         -    0.00%         -    0.00%         -     0.00%
Net Gain(Loss) on Sale of Freddie Mac
  Stock                                      -    0.00%       845    0.30%         -    0.00%         -    0.00%         -     0.00%
Non-Recurring Litigation Expense             -    0.00%         -    0.00%         -    0.00%         -    0.00%         -     0.00%
Net Gain(Loss) on Sale of Equipment          -    0.00%         -    0.00%         -    0.00%         -    0.00%         -     0.00%
                                       -------   -----   --------  ------   --------   -----   --------   ------   -------    -----
  Total Non-Operating Income/
    (Expense)                          $    70    0.03%  $    861    0.31%  $     79    0.03%  $      5    0.00%   $   174     0.05%

Net Income Before Tax                  $ 2,941    1.15%  $  4,087    1.47%  $  2,716    0.95%  $  3,892    1.21%   $ 3,621     0.97%
Income Taxes                            (1,025)  -0.40%    (1,444)  -0.52%      (943)  -0.33%    (1,398)  -0.44%    (1,253)   -0.33%
                                       -------   -----   --------  ------   --------   -----   --------   ------   -------    -----
 Net Income (Loss) Before Extraord.
   Items                               $ 1,916    0.75%  $  2,643    0.95%  $  1,773    0.62%  $  2,494    0.78%   $ 2,368     0.63%

Estimated Core Net Income
Net Income                             $ 1,916    0.75%  $  2,643    0.95%  $  1,773    0.62%  $  2,494    0.78%   $ 2,368     0.63%
Addback(Deduct): Non-Recurring (Inc)/
  Exp                                      (70)  -0.03%      (861)  -0.31%       (79)  -0.03%        (5)   0.00%      (174)   -0.05%
Tax Effect (1)                              29    0.01%       358    0.13%        33    0.01%         2    0.00%        72     0.02%
                                       -------   -----   --------  ------   --------   -----   --------   ------   -------    -----
  Estimated Core Net Income            $ 1,875    0.73%  $  2,140    0.77%  $  1,727    0.61%  $  2,491    0.78%   $ 2,266     0.60%

Memo:
      Expense Coverage Ratio (2)        138.44%            142.55%            145.85%            163.25%            150.58%
      Efficiency Ratio (1)               64.79%             61.13%             65.03%             57.32%             62.51%
      Effective Tax Rate                 34.85%             35.33%             34.72%             35.92%             34.61%

                                       Twelve Months End.
                                         June 30, 2004
                                       ------------------
                                       Amount     Pct(1)
                                       -------   --------
                                       ($000)       (%)
Interest Income                        $19,078     4.74%
Interest Expense                        (9,131)   -2.27%
                                       -------    -----
  Net Interest Income                  $ 9,948     2.47%
Provision for Loan Losses                  (85)   -0.02%
                                       -------    -----
  Net Interest Income after
    Provisions                         $ 9,863     2.45%

Other Operating Income                     673     0.17%
Operating Expense                       (6,620)   -1.64%
                                       -------    -----
  Net Operating Income                 $ 3,916     0.97%

Net Gain(Loss) on Sale of Loans        $    65     0.02%
Net Gain(Loss) on Sale of REO               (7)    0.00%
Net Gain(Loss) on Sale of Investments        0     0.00%
Net Gain(Loss) on Sale of Freddie Mac
  Stock                                      0     0.00%
Non-Recurring Litigation Expense          (404)   -0.10%
Net Gain(Loss) on Sale of Equipment          0     0.00%
                                       -------    -----
  Total Non-Operating Income/
    (Expense)                          $  (346)   -0.09%

Net Income Before Tax                  $ 3,570     0.89%
Income Taxes                            (1,233)   -0.31%
                                       -------    -----
 Net Income (Loss) Before Extraord.
   Items                               $ 2,337     0.58%

Estimated Core Net Income
Net Income                             $ 2,337     0.58%
Addback(Deduct): Non-Recurring (Inc)/
  Exp                                      346     0.09%
Tax Effect (1)                            (144)   -0.04%
                                       -------    -----
  Estimated Core Net Income            $ 2,539     0.63%

Memo:
      Expense Coverage Ratio (2)        150.26%
      Efficiency Ratio (1)               62.33%
      Effective Tax Rate                 34.54%

(1)   Tax effected at a 41.6% rate.

(2)   Net interest income divided by operating expenses.

(3) Operating expenses as a percent of the sum of net interest income and other operating income (excluding gains on sale).

Source: Prudential Savings Bank's prospectus.

RP(R) Financial, LC.
Page 1.10

0.95% of average assets in fiscal 2000, which diminished to $2.3 million, equal to 0.58% of average assets for the most recent 12 months. The level of net income has diminished modestly since fiscal 2002, as the benefits of balance sheet growth have been more than offset by the negative impact of spread compression and increased operating costs. The Bank's profitability has been favorably impacted by relatively strong asset quality (loan loss provisions have been limited) and non-operating items have typically been at relatively low levels.

    Net Interest Income

      Net interest income was relatively stable in the $7.4 million range between fiscal 1999 through fiscal 2001, as interest income and interest expense increased by similar amounts as the balance sheet grew. Net interest income sharply increased since that time to nearly $9.9 million during the last 12 months, largely due to a declining interest rate environment which caused the Bank's longer-term interest-earning assets ("IEA") to reprice downward more slowly than the comparatively shorter term interest-bearing liabilities ("IBL"). Interest income remained relatively stable after fiscal 2001 as the balance sheet growth compensated for the decline in asset yields due to the concurrent decline in interest rates and reduced level of higher yielding loans.

      Despite favorable net interest income trends in terms of total dollars, the net income ratio relative to average assets reveals a different picture; that is, asset yields have fallen more quickly than funding costs over the last couple of years (see Exhibit I-4). For example, the Bank's net spread decreased from 2.57% in fiscal 2002 to 2.27% in fiscal 2003. For the nine months ended June 30, 2004, the Bank's net interest spread recovered some to 2.45%, partially due to an increase in the proportion of loans to total assets. The initial reinvestment of the offering proceeds should increase net interest income; however, the initial reinvestment yields are expected to depress overall asset yields, interest spreads and the interest income ratio.

    Loan Loss Provisions

      Provisions for loan losses have been limited over recent periods, reflecting the Bank's relatively strong asset quality historically, low level of chargeoffs and the secured nature of the loan portfolio. Going forward, the Bank will continue to evaluate the adequacy of the level of

RP(R) Financial, LC.
Page 1.11

general valuation allowances ("GVAs") on a regular basis, and establish additional loan loss provisions in accordance with the Company's asset classification and loss reserve policies. For the 12 months ended June 30, 2004, loan loss provisions totaled $85,000, or 0.02% of average assets, which is below the level for the prior five fiscal years.

    Non-Interest Income

      Non-interest income has been a modest contributor to the Bank's earnings. Throughout the period shown in Table 1.2, such income fluctuated from a high of $1.1 million in fiscal 2000 to a low of $406,000 in fiscal 2001, and equaled $673,000, or 0.17% of average assets for the 12 months ended June 30, 2004. Such income consists of fees and service charges and are primarily generated from transaction accounts and loan originations. Historically, the Bank has not actively sold newly-originated loans in the secondary market, thus loan servicing income and loan sale gains have been limited. Given that no major operating changes are anticipated, non-interest income is expected to remain modest.

    Operating Expenses

      While the Bank's operating expenses have increased in recent years, the operating expense ratio to average assets has steadily declined as the balance sheet has grown at a faster pace. Specifically, the Bank's annual operating expenses have increased from $5.5 million in fiscal 1999 to $6.6 million for the 12 months ended June 30, 2004. Over the same period, the operating expense ratio declined from 1.99% of average assets in fiscal 1999 to 1.64% for the 12 months ended June 30, 2004. Contributing to the Bank's ability to operate efficiently has been the increased proportion of purchased investments and MBS which entail little cost to acquire and hold in portfolio.

      Operating expenses are expected to increase on a post-offering basis as a result of the expense of the stock-related benefit plans and the costs related to operating as a public company. At the same time, continued balance sheet growth and reinvestment of the offering proceeds should largely offset the anticipated expense increase.

RP(R) Financial, LC.
Page 1.12

    Non-Operating Income/Expense

      Non-operating income and expense have historically had a limited impact on earnings over the last five fiscal years, with the most significant non-operating items consisting of gains on the sale of Freddie Mac stock in fiscal 2002 ($845,000) and gains on the sale of loans and real estate owned ("REO") in fiscal 2003. In addition, for the 12 months ended June 30, 2004, net non-operating items totaled $346,000, which primarily consisted of a $404,000 expense related to a loss provision for outstanding litigation (see below), offset by gains on the sale of loans totaling $65,000.

      The recent litigation provision reflects the Bank's estimated maximum liability pursuant to a judgment in a lawsuit in which the Bank was a co-defendant with two former employees. In connection with such litigation, the Bank made a claim under its fidelity bond. In August 2004, the Bank entered into a settlement agreement with its insurance carrier pursuant to which it agreed to pay the Bank $150,000 in satisfaction of all claims the Bank had against it under the terms of the insurance policy. Such settlement will be reflected as recovery in the results of operations for the year ended September 30, 2004. The Bank's total net exposure from the litigation will be reduced to $250,000 as a result. The Bank recently commenced recovery efforts against the two former employees.

    Taxes

      The Bank's average tax rate has fluctuated in a narrow range over the last five fiscal years, from a low of 34.60% in fiscal 2003, to a high of 35.92% in fiscal 2003. For the 12 months ended June 30, 2004, the Bank's average tax rate equaled 34.54%.

      The Bank is considering the establishment of a Delaware subsidiary to hold a portion of the investment portfolio and thereby reduce the state tax liability; the timing and anticipated impact is currently uncertain.

RP(R) Financial, LC.
Page 1.13

    Efficiency Ratio

      The Bank's efficiency ratio reflected significant improvement in fiscal 2002, relative to fiscal 2001 (from 65.03% to 57.32%, respectively), primarily owing to growth in the Bank's net interest income. The efficiency ratio has subsequently increased to equal 62.33% for the 12 months ended June 30, 2004, as operating expenses increased and non-interest operating income diminished to a greater extent than growth in the Bank's net interest margin. On a post-offering basis, the efficiency ratio may show some slight improvement, although low reinvestment yields may limit the benefit.

Interest Rate Risk Management

    The primary aspects of the Bank's interest rate risk management include:

      - Maintaining a strong balance of cash, short term liquid investments or other short-term investments;

      - Purchasing structured step-up securities which afford the Bank yield protection in a rising interest rate environment;

      - To the extent possible, originating and building balances of loans with adjustable or shorter terms such as construction loans, home equity loans and adjustable rate residential real estate loans for portfolio;

      - Promoting, when feasible, less interest sensitive and lower costing "core deposits" in the form of savings and transaction accounts;

      - Promoting longer term CDs with terms to maturity of greater than one year;

      - Utilizing longer-term borrowing when such funds are attractively priced relative to deposits and prevailing reinvestment opportunities;

      - Building an acceptable level of capital which provides a favorable level of interest-earning assets relative to interest-bearing liabilities; and

      - Potentially selling a portion of the fixed rate mortgage loans originated based on risk and profitability considerations; and

      Notwithstanding the foregoing strategies employed by the Bank to minimize interest rate risk exposure, the rate shock analysis as of June 30, 2004 (see
Exhibit I-5) reflects a relatively significant liability sensitive position with the net portfolio value ("NPV") declining by a 430 basis points pursuant to a positive 200 basis point instantaneous and permanent rate shock,

RP(R) Financial, LC.
Page 1.14

resulting in a post-shock NPV ratio equal to 8.26%. The Bank's interest rate risk exposure results primarily from the relatively large investment in fixed rate loans and MBS, funded by a comparatively short-term deposit base. Additionally, the majority of the Bank's adjustable rate loans are indexed to the National Average Contract Rate for Previously Occupied Homes (the "Contract Rate"), which is a lagging market index. The Bank's recent policy of paying relatively high rates on its deposit rates in relation to the competitive average may also increase the sensitivity of deposits to changing money market interest rates.

      Overall, the data suggests that the Bank's earnings would be adversely impacted by increasing interest rates. On a pro forma basis, the Bank's interest rate risk position is expected to improve as the proceeds from the minority stock offering are reinvested into IEA.

Lending Activities and Strategy

      Historically, the Bank's primary emphasis was the origination of 1-4 family residential mortgages. More recently, the Bank shifted its focus to higher yielding lending, including construction loans and home equity loans and, to a lesser extent, non-mortgage loans. The Bank's lending operations consists of two principal segments: (1) residential mortgage lending; and (2) construction lending, reflecting efforts to shorten the duration of assets and generate higher yields. As of June 30, 2004, permanent first and second mortgage loans secured by residential properties totaled $113.6 million, equal to 70.6% of total loans, while construction loans, primarily secured by residential properties under construction, represented another 19.0%. Commercial real estate and multi-family together approximated 5.2% of total loans. Second mortgage loans and home equity loans together totaled approximately $12.1 million as of June 30, 2004, and were reflected in the 1-4 family mortgage and consumer loan balance, respectively.

    Residential Lending

      As of June 30, 2004, residential mortgage loans equaled $113.6 million, or 70.6% of total loans; adjustable rate residential mortgage loans approximated $30.0 million as of the most recent fiscal year end. The Bank originates both fixed rate and adjustable rate 1-4 family loans;

RP(R) Financial, LC.
Page 1.15

adjustable rate loans are typically indexed to the Contract Rate. However, owing to market demand, fixed rate loans comprise the bulk of The Bank's loan originations.

      The Bank originates 1-4 family loans up to a loan-to-value ("LTV") ratio of 95%, with private mortgage insurance ("PMI") being required for loans in excess of a 80% LTV ratio. The substantial portion of 1-4 family mortgage loans have been originated by The Bank and are secured by residences in the local market. In recent years, the Bank has primarily been originating 15 year fixed term loans and loans with 30 year amortization periods incorporating a balloon payment after the first 15 years.

      As a complement to the 1-4 family permanent mortgage lending activities, the Bank also offers home equity loans including fixed rate amortizing term loans ("HELs") as well as variable rate lines of credit ("HELOCs"). Such loans typically have shorter maturities and higher interest rates than traditional 1-4 family lending. HELOCs approximated $4.6 million as of June 30, 2004, while second mortgage loans totaled approximately $7.5 million (the second mortgage home equity loan totals are included in the 1-4 family mortgage loan balance while HELOC's are included in the consumer loan balance).

      The majority of the Bank's 1-4 family lending is conducted through several correspondent mortgage brokers who originate and underwrite such loans based on the Bank's criteria for investment or sale. Such loans are designated as "originated" or "purchased" based on the arrangement with such correspondents. The majority of these correspondent sourced loans are secured by properties in suburban areas with greater loan demand, including Delaware, Bucks, Chester, and Montgomery Counties as well as nearby areas of southern New Jersey. The majority of 1-4 family lending is generally underwritten in accordance with Fannie Mae or Freddie Mac guidelines, although many of the correspondent sourced loans are in excess of the conforming loan limits. Loans sold in the secondary market, which has typically been limited, may be sold on a servicing retained or released basis, depending upon the prevailing environment.

    Construction and Land Development Loans

      Construction lending has been the most significant area of loan diversification over the last several years. The Bank originates in-market residential and commercial construction

RP(R) Financial, LC.
Page 1.16

loans to shorten the average duration of assets, and support asset yields. The Bank generally limits such loans to known builders and developers with established relationships with the Bank. The majority of the Bank's construction lending is in Philadelphia, Delaware, Bucks, Chester and Montgomery Counties. Construction loans generally have variable rates of interest, terms of up to 3 years (but most typically 12 to 24 months) and LTV ratios up to 75%.

      In conjunction with its construction lending, the Bank has also made land development loans. Land development loans are typically tied to the construction of residential housing and are limited to local developers with whom the Bank has established relationships for the purpose of developing residential subdivisions (i.e., installing roads, sewers, water and other utilities), as well as loans to individuals to build lots. Land development loans are secured by a lien on the property and made with a variety of fixed and adjustable rate terms and are made with maximum loan-to-value ratios of 75% of the improved value of the property. The Bank may finance the acquisition, development and construction of multi-million dollar projects but the typical project is smaller and all such loans will be secured by properties in its local markets. The Bank seeks to obtain personal guarantees from the principals of its corporate borrowers and frequently sells participation interests in loans exceeding the Bank's internal lending limit which is $2.5 million currently (the Bank has retained loans with balances of up to $5 million with the approval of the Board).

    Multi-Family and Commercial Mortgage Lending

      Multi-family and commercial mortgage lending has been an area of portfolio diversification for the Bank. Such loans are typically secured by properties in southeastern Pennsylvania and are generally originated by the Bank but may include participation interests purchased from other local lenders. As of June 30, 2004, multi-family and commercial mortgage loans equaled $3.5 million (2.2% of loans) and $4.8 million (3.0% of loans), respectively. All such loans originated by the Bank are secured by properties in Pennsylvania or southern New Jersey, with the majority located in southeastern Pennsylvania.

      Multi-family mortgage loans are typically adjustable rate loans indexed to the National Average Contract Rate for Previously Occupied Homes (the "Contract Rate") with amortization periods of up to 25 years. Commercial loans may be fixed or adjustable rate with

RP(R) Financial, LC.
Page 1.17

amortization periods ranging up to 25 years, with fixed rate loans frequently having shorter balloon payments (frequently 10 years). Multi-family and commercial mortgage loans are underwritten with loan-to-value ratios of up to 70% and a maximum debt coverage ratio of 1.2 times. Multi-family and commercial real estate loans are secured by office buildings, retail and industrial use buildings, apartments and other structures such as strip shopping centers, retail shops and various other properties. Most income producing property loans originated by the Bank are for the purpose of financing existing structures rather than new construction. Such loans will be typically be collateralized by local properties.

    Non-Mortgage Lending

      The Bank's commercial lending emphasis has primarily centered around the development of real estate secured relationships, as non-mortgage commercial and industrial ("C&I") lending remains limited. As of June 30, 2004, commercial business loans totaled $1.6 million, equal to 1.0% of total loans. The Bank offers commercial loans to sole proprietorships, professional partnerships and various other small businesses. The types of commercial loans offered include lines of credit and business term loans. Most line of credit and business term loans are secured by real estate and other assets such as inventory or accounts receivable.

      Consumer loans are generally offered to provide a full line of loan products to customers and typically include loans on deposit and other miscellaneous installment credit. Additionally, HELOCs are included in the consumer loan balance. As of June 30, 2004, consumer loans totaled $6.7 million, equal to 4.2% of total loans.

    Loan Originations, Purchases and Sales

      Exhibit I-9, which shows the Bank's loan originations/purchases, repayments and sales over the past three fiscal years and for the nine months ended June 30, 2004. The largest segment of the Bank's loan origination volume consists of permanent 1-4 family mortgage loans, which totaled $29.8 million in fiscal 2003, and $43.0 million for the nine months ended June 30, 2004. The majority of the balance of the Bank's loan originations has been in the area of construction and land development loans, with total originations of $15.2 million in fiscal 2003, and $15.0 million for the nine months ended June 30, 2004. The remaining balance of loans

RP(R) Financial, LC.
Page 1.18

originated by the Bank have been comprised of multi-family and commercial mortgage loans and commercial and consumer loans, with home equity lines of credit comprising most of the consumer loan origination volume.

      Importantly, most of the Bank's residential mortgage loans are originated through several correspondent relationships and thus, the Bank has little if any contact with the borrower during the origination process and a limited customer relationship thereafter. Similarly, the Bank frequently purchases participations in construction and land development loans from other local lenders. Overall, loan purchases totaled $8.3 million in fiscal 2003 and $2.7 million for the first nine months of fiscal 2004.

      Loan sales have been relatively limited for the Bank and have consisted solely of 1-4 family permanent mortgage loans since the beginning of fiscal 2001. Loan sales have been limited as the Bank has been seeking to maintain loan portfolio balances in the face of weak loan demand within its market and heavy refinancing activity. Loans sold by the Bank totaled $8.6 million in fiscal 2003, and $354,000 for the first nine months of fiscal 2004.

Asset Quality

      The Bank's asset quality has historically been strong and the level of non-performing assets ("NPAs") is moderate currently. As reflected in Exhibit I-10, the NPA balance was $846,000, equal to 0.21% of assets, consisting of accruing loans 90 days or more past due ($298,000) and real estate owned ($548,000). The ratio of allowances to total loans equaled 0.37% while reserve coverage in relation to NPAs equaled 64.78% (see Exhibit I-11).

      The Bank's management reviews and classifies loans on a monthly basis and establishes loan loss provisions based on the overall quality, size and composition of the loan portfolio, as well other factors such as historical loss experience, industry trends and local real estate market and economic conditions. Additionally, the Bank maintains an independent review function which consists of an internal analysis of all major loans and credit concentrations with total balances in excess of $450,000.

      The one potential risk area not reflected in the asset quality data is with respect to the limited seasoning and large size of many of the Bank's construction loans. As more fully

RP(R) Financial, LC.
Page 1.19

disclosed in the prospectus, the Bank has been active in extending construction loans for relatively large multi-million development projects (the Bank currently has a commitment for a $20 million loan which it will participate out to other lenders to reduce its exposure to $5 million). The Bank has a limited track record with respect to these larger loans which result in a much higher concentration risk relative to homogeneous loan portfolio such as the 1-4 family mortgage portfolio.

Funding Composition and Strategy

      Deposits have consistently been the Bank's primary source of funds. As of June 30, 2004, deposits totaled $353.1 million, which reflects 10.7% compounded annual growth since the end of fiscal 1999. As discussed previously, recent deposit growth has been supported by the Bank's pricing policies; the Bank has been pricing its deposits at the upper end of the competitive range - management was aware that many of its older depositors were reliant on interest income earned on their deposit balances and was as a result, and as a mutual institution, was reluctant to reduce its offered deposit rates to the very low levels prevailing in the market.

      Lower costing savings and transaction accounts totaling $197.9 million comprised approximately 56% of the Bank's deposits at June 30, 2004 (see Exhibit I-12). The proportion of savings and transaction accounts reflects an increase since fiscal 1999, both as a result of the Bank's deposit pricing strategies and market conditions which resulted in many depositors opting for the safety and liquidity of an insured deposit and foregoing the potentially higher returns in alternative investments. The balance of the deposit base is comprised of CDs, the majority of which have remaining maturities of one year or less. As of June 30, 2004, CDs with balances equal to or in excess of $100,000 equaled $33.8 million.

      FHLB advances constitute the Bank's principal source of borrowings totaling $13.9 million as of June 30, 2004, with many advances consisting of fixed term fixed rate or fixed rate amortizing borrowings. A portion of the Bank's borrowings have been taken down in connection with a special credit program offered by the FHLB in connection with the funding of low income housing program in which the Bank is a participant.

RP(R) Financial, LC.
Page 1.20

Subsidiary

      The Bank did not have any subsidiaries as of June 30, 2004.

Legal Proceedings

      Other than the routine legal proceedings that occur in the Bank's ordinary course of business and the one matter previously referenced involving two former employees, the Bank is not involved in litigation which is expected to have a material impact on the Bank's financial condition or operations.

RP(R) Financial, LC.
Page 2.1

                                 II. MARKET AREA

Introduction

      Prudential was established in 1886 to serve the South Philadelphia community. Over the years, the Bank has grown to a six-branch operation, which serves an area including South Philadelphia, Center City Philadelphia and Delaware County. The Bank's main office is located several miles south of Center City Philadelphia. Both counties where the Bank operates branches are included in the Philadelphia Primary Metropolitan Statistical Area ("PMSA"); the PMSA also encompasses two additional nearby counties in Pennsylvania and four counties in New Jersey.

      The Philadelphia PMSA is the nation's fourth largest metropolitan area in terms of total population. Based on 2000 census data, the PMSA population was estimated at 5.0 million. The two counties served by the Bank's branches had a total population of 2.0 million. The Philadelphia area economy is typical of most large Northeast and Midwest cities where the traditional manufacturing-based economy has diminished somewhat in favor of service sector growth. The service employment growth has enhanced the PMSA's economic diversity, and regional employment today is derived from several employment sectors.

      In recent years, the economy of the Bank's market has become increasingly diverse as the Philadelphia metropolitan area has grown based on several factors including: (1) the location in the heart of the Boston-to-Richmond megalopolis, coupled with its proximity to and presence within the Philadelphia core city area; (2) the presence of a highly educated workforce which is supported by a high quality public education system and presence of a variety of colleges and universities locally; and (3) diversity of the local economy as traditional employers in the manufacturing and financial services industry have been bolstered by growth in the life sciences and healthcare industries as well as the information technology and communication sectors.

      The Philadelphia PMSA today is a major center for financial services, and Prudential competes with a number of very large financial institutions that are either headquartered or maintain office networks in southeastern Pennsylvania. Some of the larger commercial banks operating in the Bank's market include Wachovia, PNC Financial, Commerce, and Bank of

RP(R) Financial, LC.
Page 2.2

America. Prudential also competes with a number of large savings institutions that maintain branches in or are headquartered in southeastern Pennsylvania, including Citizens, Sovereign Bank and Beneficial Mutual. Overall, the magnitude of the competition that Prudential faces is apparent with more than 600 financial institution branches in Philadelphia and Delaware Counties (excluding credit unions). These numbers do not include competition from mortgage banking companies, investment houses, mutual funds and other sources.

      The Bank intends to continue expanding its regional branch office network but there are no specific expansion plans at this time. Moreover, the Bank will continue to consider growth through the acquisition of branches or whole institutions if such opportunities should arise. A map showing the Bank's office coverage is set forth below and details regarding the Bank's offices and recent trends with respect to market interest rate levels are set forth in Exhibit II-1 and II-2, respectively.

                                    Table 2.1
                             Prudential Savings Bank
                             Map of Branch Locations

                             [BRANCH LOCATIONS MAP]

RP(R) Financial, LC.
Page 2.3

      Future growth opportunities for Prudential depend on the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment. These factors have been briefly examined in the following pages to help determine the growth potential that exists for the Bank and the relative economic health of Prudential's market area. The growth potential and the stability provided by the market area have a direct bearing on the market value of the Bank and will be factored into our valuation analysis accordingly.

Market Area Demographics

      Key demographic and economic indicators in the Bank's market include population, number of households and household/per capita income levels. Trends in these key measures are summarized by the data presented in Table 2.2 from 2000 to 2003 and projected through 2008. Data for the nation and the State of Pennsylvania is included for comparative purposes. Prudential operates in a densely populated metropolitan area, as Philadelphia County's population alone is 1.5 million and Delaware County's population is 550,000. Importantly, the density of the area coupled with the relatively high costs of living and land values have contributed to ongoing erosion of the market's population base. Specifically, the population of Philadelphia County has diminished at a 0.5% annual rate since 2000, while the population of Delaware County has diminished at a rate of 0.1% over the corresponding time frame. Thus, the market's shrinking population and household base contrast with growth trends being recognized in the State of Pennsylvania and the U.S. Growth trends with regard to households have paralleled the population growth trends, with the Bank's markets in Philadelphia and Delaware Counties generally experiencing slack household growth rates which are well below the prevailing average for Pennsylvania and the U.S.

      Median household and per capita income levels in Philadelphia are lower than the comparable measures recorded for the either Delaware County or the State of Pennsylvania as a whole (median household income equaled $33,243 versus $44,237 for Pennsylvania on average while per capita income equaled $18,006 for Philadelphia versus $23,375 for the state as a whole). Philadelphia is home to a broad socioeconomic spectrum of citizens with a wide range of income levels, and a significant portion of the Philadelphia core city population is employed

RP(R) Financial, LC.
Page 2.4

                                    Table 2.2
                             Prudential Savings Bank
                            Summary Demographic Data

                                                   Year                         Growth Rate
                                   ----------------------------------     ----------------------
                                      2000        2003         2008       2000-2003    2003-2008
                                   ---------    -------      --------     ---------    ---------
POPULATION (000)
United States                        281,422    291,628       309,303        1.2%         1.2%
Pennsylvania                          12,281     12,352        12,476        0.2%         0.2%
Philadelphia County                    1,518      1,493         1,453       -0.5%        -0.5%
Delaware County                          551        550           548       -0.1%        -0.1%

HOUSEHOLDS (000)
United States                        105,480    109,362       117,074        1.2%         1.4%
Pennsylvania                           4,777      4,854         4,988        0.5%         0.5%
Philadelphia County                      590        586           578       -0.3%        -0.3%
Delaware County                          206        207           210        0.2%         0.2%

MEDIAN HOUSEHOLD INCOME ($)
United States                       $ 42,729   $ 46,615      $ 54,319        2.9%         3.1%
Pennsylvania                        $ 40,545   $ 44,237      $ 49,056        2.9%         2.1%
Philadelphia County                 $ 31,011   $ 33,243      $ 36,295        2.3%         1.8%
Delaware County                     $ 50,139   $ 55,150      $ 61,415        3.2%         2.2%

PER CAPITA INCOME ($)
United States                       $ 21,587   $ 24,733      $ 27,656        4.6%         2.3%
Pennsylvania                        $ 20,880   $ 23,375      $ 26,849        3.8%         2.8%
Philadelphia County                 $ 16,509   $ 18,006      $ 20,170        2.9%         2.3%
Delaware County                     $ 25,040   $ 27,898      $ 31,704        3.7%         2.6%

                                   Less Than   $ 25,000 to
2003 HH INCOME DIST. (%)            $ 25,000     50,000      $ 50,000 +
United States                           25.5%      27.8%         30.5%
Pennsylvania                            28.0%      29.0%         44.0%
Philadelphia County                     39.0%      29.0%         32.0%
Delaware County                         21.0%      25.0%         54.0%

Source:  Claritas.

RP(R) Financial, LC.
Page 2.5

in relatively low wage blue collar jobs or service jobs. Philadelphia's population also has a significant population of recent immigrants, many of whom have limited education and language skills which limits their earnings potential.

      Importantly, while the aggregate income characteristics of the market reflect comparatively modest income levels, many of the Bank's branches are either located in the Center City Philadelphia area or in other areas with exposure to residents or commuters with comparatively higher income levels. Similarly, Prudential's Drexel Hill office provides the Bank with exposure to the Delaware County market where the income characteristics are comparatively favorable. Specifically, the median household income of Delaware County equaled $55,150 which exceeded the state and national averages ($44,237 and $46,615, respectively) while Delaware County's per capita income of $27,898, compared favorably to the level of $23,375 and $24,733 level reported for Pennsylvania and the U.S.

Summary of Local Economy

    Local Economy

      The economy of the Bank's markets is relatively diverse and has several large components. Employment data indicates that the education, health and social services are the most prominent sector, comprising approximately 20% to 25% of total employment. The next largest component of the economy of the market area is manufacturing, which approximate 10% to 15% of total employment, followed by professional, scientific and related enterprises (approximating 13% of employment) and finance insurance, real estate and leasing ("FIRE") (approximating 10% of total employment).

      Growth sectors of the local economy included the life science and healthcare industries, whose expansion has been fostered by the presence of major research universities locally and a highly educated technically proficient workforce. The market area's core industries with emphasis on those which are perceived to be supporting future growth have been described below.

      Bio-technology and Pharmaceutical Industries. The Philadelphia metropolitan area is one of the leading regions of the world for biotech and pharmaceutical research and

RP(R) Financial, LC.
Page 2.6

development. In this regard, 80% of the world's largest pharmaceutical companies have a presence in the region including such market leaders as Wyeth, GlaxoSmithKline, Merck, Pfizer, Aventis, AstraZeneca, Centocor, and Cephalon.

      Such companies have established operations in the Philadelphia area owing to the presence of critical infrastructure including the presence or world class universities and research centers, an extensive pool of highly educated talent, the availability of venture capital, and a supportive business environment.

      Health Care. Many of the same factors leading to the growth of the bio-tech and pharmaceuticals industries have also made the market area a center for health care. In this regard, there are a variety of multitude of major research universities in the market area as well as a variety of primary and secondary health care facilities. Major research universities operating major research and teaching hospitals include the University of Pennsylvania, Thomas Jefferson University and Temple University. In addition, major health care facilities are operated in Philadelphia by Jefferson Health Systems and Tenet Health systems, while Crozer-Keystone Health Systems operates a large hospital in Delaware County employing a total of 3,500 (See Table 2.3 for details).

      Financial Services. The financial services sector has always been an important element of the economy of the Philadelphia metropolitan area and continues to be important to this day. As reflected in Table 2.3, Philadelphia County has several well-known insurers with major operations there including Independence Blue Cross and Cigna, while such financial services providers as Wachovia Bank and Fiserve also maintain major operations in Philadelphia County. Similarly, State Farm Insurance is one of the largest employers in Delaware County with a total of 2000 employees. Moreover, there are numerous other major financial services employers outside of the Bank's immediate market area which also provide substantial employment and income to the local economy, including the Vanguard Group is the largest employer in nearby Chester County with over 8,000 employees.

RP(R) Financial, LC.
Page 2.7

                                    Table 2.3
                             Prudential Savings Bank
                    Largest Employers in Philadelphia County

               COMPANY                        EMPLOYMENT                 PRODUCT/SERVICE
----------------------------------------      ----------     ---------------------------------------
University of Pennsylvania                      22,000       University
Jefferson Health Systems                        10,000       Hospital
Temple University Health System                  8,000       Hospital
Thomas Jefferson University                      5,000       University
Tenet Health Systems -- Hahneman                 3,000       Hospital
Comcast Corporation                              4,600       Telecommunications
Independence Blue Cross                          4,000       Insurer
Children's Hospital of Philadelphia              4,000       Hospital
Wachovia Bank                                    3,000       Financial Services
Albert Einstein Medical Center                   3,500       Hospital
Cigna                                            1,500       Insurer
Sunoco                                           2,000       Manufacturer
Fiserv Securities                                3,000       Financial Services
Temple University                                3,000       University
Mellon Financial                                 3,000       Financial Services
PECO Energy Company                              2,500       Utility
V A Medical Center                               2,500       Hospital
PNC Bank                                         2,400       Financial Services
GlaxoSmithKline                                  2,200       Pharmaceutical Manufacturer
Drexel University                                2,100       University
Aramark                                          2,000       Uniform Vendor
Pricewaterhousecoopers                           1,500       Accounting Services
Southeastern PA Transportation Authority         2,000       Transit System
Fox Chase Cancer Center                          1,700       Hospital
Philadelphia Newspapers                          1,700       Newspaper
Eastern PA Psychological Hospital                1,500       Hospital
Independence Blue Cross                          1,500       Insurer
St. Christopher's Hospital                       1,500       Hospital
United Parcel Service                            1,500       Courier Services
Frankford Hospital                               1,400       Hospital
Philadelphia Coca-Cola Bottling                  1,200       Soft Drink Bottling
Federal Reserve Bank                             1,200       Financial Services/Government Regulator
Salomon Smith Barney Holdings                    1,500       Financial Services

Source: Harris Infosource 2004

Compiled by: PECO Energy Economic and Business Development

RP(R) Financial, LC.
Page 2.8

                              Table 2.3 (continued)
                             Prudential Savings Bank
                      Largest Employers in Delaware County

             COMPANY                  EMPLOYMENT        CITY                              PRODUCT/SERVICE
--------------------------------      ----------     -------------      -------------------------------------------------------
Boeing                                   5,000       Ridley             Military Helicopters
Crozer-Keystone Health System            3,500       Chester            Medical & Surgical Hospital
Elwyn Inc                                2,000       Media              Sheltered Workshop;packaging service;electronic,
                                                                        electrical & mechanical assemblies
State Farm Insurance                     2,000       Concordville       Auto, Fire, Life & Health Insurance; Financial Services
SouthCo Inc                              2,000       Concordville       Hardware and Coatings
Mercy Fitzgerald Hospital                1,900       Darby              Hospitals, General Medical & Surgical
S A P America Inc                        1,300       Newtown Square     Prepackaged Software
Delaware County Memorial Hospital        1,300       Drexel Hill        Medical & Surgical Hospital
Sunoco                                   1,200       Marcus Hook        Refinery; Gasoline & Diesel Fuels
Riddle Memorial Hospital                 1,200       Media              Medical Hospital Services
Fair Acres Center                        1,200       Lima               Long Term Skilled Nursing Care Facilities
Applied Card System                      1,200       Glen Mills         Business Services
Taylor Hospital                          1,100       Ridley Park        Medical & Surgical Hospital
Widener University                       1,000       Chester            Colleges & Universities
Kimberly-Clark                           1,000       Chester            Household Paper Products
Villanova University                       850       Villanova          Colleges & Universities
TV Guide                                   800       Wayne              Periodicals, Printing & Publishing
Arthur Jackson Co.                         750       Upper Darby        Commercial Janitorial Service
Foulke Associates                          750       Media              Security Guard & Patrol Services
M.A. Bruder & Sons                         600       Broomall           Paint Products
WAWA Inc                                   480       Media              Wholesale & diustribute milk & milk products, grocery
Congoleum Corp                             400       Marcus Hook        Residential & Commercial Floor Coverings
Apple Vacations                            400       Newtown Square     Travel & Tour Services

Source: Harris Infosource 2004

Compiled by: PECO Energy Economic and Business Development

RP(R) Financial, LC.
Page 2.9

      Science and Technology. The Philadelphia area is a center for science and technology employment, supported by the 42,000 engineers, 25,000 scientists and 61,000 computer professionals who work in the metropolitan area. Additionally, area colleges graduate 55,000 each year to bolster the available pool of educated workers. Furthermore, the area's high concentration of major science, technology and large businesses that utilize technology (e.g., Lockheed Martin, Boeing, SAP, SCT, GlaxoSmith Kline, Merck, the U.S. Navy and others) has created numerous spin-off business opportunities, supports cluster development and act as magnets for other companies to locate to the market area.

      The market area has substantial employment in the science and technology fields. For example, Boeing is the largest employer in Montgomery County and is primarily involved with producing helicopters for the United States military.

Unemployment Trends

      Unemployment trends in the market area and Pennsylvania are displayed in Table 2.4. The Philadelphia County unemployment rates are higher than state and national averages, which is reflective of its inner city nature and the fact that there are pockets within the city where very high unemployment levels prevail. Conversely, Delaware County has typically maintained a relatively moderate level of unemployment. The unemployment rate equaled 6.8% in Philadelphia County and 4.6% in Delaware County as of April 2004, in comparison to the state and national aggregates which equaled 4.9% and 5.6%, respectively.

                                    Table 2.4
                             Prudential Savings Bank
                         Market Area Unemployment Trends

                                     As of December
                               ------------------------      As of April
                               2001      2002      2003         2004
                               ----      ----      ----         ----
United States (1)              5.7%      6.0%      5.7%         5.6%
Pennsylvania                   4.8       5.4       4.7          4.9
Philadelphia County            6.0       7.0       6.5          6.8
Delaward County                3.8       4.4       4.2          4.6

(1) Seasonally adjusted.

Sources:  U.S. Bureau of Labor Statistics.

RP(R) Financial, LC.
Page 2.10

Market Area Deposit Characteristics

      Competition among financial institutions in the Bank's market is significant. As larger institutions compete for market share to achieve economies of scale, the environment for the Bank's products and services is expected to become increasingly competitive. Community-sized institutions such as Prudential Savings Bank typically compete with larger institutions on pricing or operate in a "niche" that will allow for operating margins to be maintained at profitable levels. The Bank's business plan reflects elements of both strategies.

      Table 2.5 displays deposit market trends over recent years for Philadelphia and Delaware. Annual deposit growth in Philadelphia and Delaware Counties over the last several years has approximated 8% and 12%, respectively. The market is dominated by commercial banks which hold an approximate 70% market share in Philadelphia County and a 53% market share in Delaware County. Competition for deposits in Pennsylvania in general is intense, as the overall size and stability of the Pennsylvania market makes it very attractive to financial institutions. Several large superregional institutions operate in the Bank's markets as well as a relatively large number of community banks. The Bank's annual deposit growth approximated 15% during the period covered in Table 2.5, which is modestly in excess of the average for Philadelphia County overall, and reflects the impact of the Bank's premium pricing in the face of a generally declining rate environment (management was reluctant to lower rates given the impact on the interest earnings of many of depositors who are senior citizens).

      The largest competitors in the markets served by the Bank are comprised of some of the largest financial institutions in Pennsylvania and the nation as a whole. In this regard, Wachovia holds the largest market share in both Philadelphia and Delaware Counties, with a 41% and 17% market share respectively (see Table 2.5 for details). Other large competitors include PNC Bank, Commerce and Bank of America. At the same time, there are many smaller competitors, each holding less than 5% of the deposit market. Based on the most recent branch deposit data, the Bank held less than 1% of the Philadelphia County deposit market.

      The proceeds from the minority stock offering will enhance the Bank's competitiveness by providing increased operating flexibility, including de novo branching, focus on cross-selling and marketing and potential acquisition.

RP(R) Financial, LC.
Page 2.11

                                    Table 2.5
                             Prudential Savings Bank
                       Philadelphia County Deposit Detail

                                                                                                                 TOTAL DEPOSITS
                                                                                                                 AS OF JUNE 30,
                                                                       HQ           HQ            # OF   ---------------------------
     Holding Company Name              Institution Name               City         State  Type    Brchs        2001           2003
     --------------------              ----------------               ----         -----  ----    -----        ----           ----
                                                                                                              ($000)         ($000)
Wachovia Corp.                  Wachovia Bank NA                Charlotte            NC  Bank        91  $  9,745,876   $ 11,724,835
PNC Financial Services Group    PNC Bank NA                     Pittsburgh           PA  Bank        60  $  3,989,032   $  4,481,688
Commerce Bancorp Inc.           CommerceBank/Pennsylvania NA    Philadelphia         PA  Bank        11  $    431,632   $    918,797
Bank of America Corp.           Fleet National Bank             Providence           RI  Bank        14  $    780,400   $    694,853
Hudson United Bancorp           Hudson United Bank              Mahwah               NJ  Bank        15  $    432,798   $    380,075
Republic First Bancorp Inc.     Republic First Bank             Philadelphia         PA  Bank         7  $    284,660   $    282,774
M&T Bank Corp.                  Manufacturers & Traders TC      Buffalo              NY  Bank         8  $    292,712   $    253,475
Royal Bancshares of PA          Royal Bank America              Narberth             PA  Bank         6  $    318,512   $    252,020
PSB Bancorp Inc.                First Penn Bank                 Philadelphia         PA  Bank         8  $    224,153   $    224,600
National Penn Bancshares Inc.   National Penn Bank              Boyertown            PA  Bank         4  $    127,794   $    134,922
Pennsylvania Bus Bk             Pennsylvania Bus Bk             Philadelphia         PA  Bank         3  $     83,995   $     91,193
Mellon Financial Corp.          Mellon Bank NA                  Pittsburgh           PA  Bank         3  $  1,862,459   $     89,354
MB Financial Inc.               MB Financial Bank N.A.          Chicago              IL  Bank         1  $     63,193   $     83,045
HSBC Holdings plc               HSBC Bank USA                   Buffalo              NY  Bank         1  $     59,006   $     75,728
United Bancshares Inc           United Bank of Philadelphia     Philadelphia         PA  Bank        12  $     81,393   $     75,821
Asian Financial Corporation     Asian Bank                      Philadelphia         PA  Bank         1  $     19,635   $     37,555
Leesport Financial Corp.        Madison Bank                    Blue Bell            PA  Bank         1  $     17,289   $     17,278
Philadelphia Trust Company      Philadelphia Trust Company      Philadelphia         PA  Bank         1  $      8,220   $     11,570
Sun Bancorp Inc.                Sun National Bank               Vineland             NJ  Bank         1  $     23,309   $     12,280
Earthstar Bank                  Earthstar Bank                  Upper Southampton    PA  Bank         1  $      9,156   $      8,958
Woori Financial Group           Woori America Bank              New York             NY  Bank         1  $      4,901   $      6,902
Wilmington Trust Corp.          Wilmington Trust of PA          Villanova            PA  Bank         1  $      2,482   $      4,249
Wachovia Corp.                  Wachovia Bank of DE             Wilmington           DE  Bank         3  $     17,671   $          0
                                                                                                  -----   -----------    -----------
TOTAL BANKS                                                                                         254  $ 18,880,278   $ 19,861,972

Royal Bank of Scotland Group    Citizens Bank of PA             Philadelphia         PA    SB        87  $  2,945,446   $  4,196,430
Sovereign Bancorp Inc.          Sovereign Bank                  Wyomissing           PA  Thrift      17  $    829,043   $  1,081,076
Beneficial Mutual Savings Bank  Beneficial Mutual Savings Bank  Philadelphia         PA    SB        16  $    855,389   $    893,567
Semperverde Holding Company     Firstrust Savings Bank          Conshohocken         PA    SB         8  $    682,986   $    620,739
Fox Chase Bank                  Fox Chase Bank                  Hatboro              PA  Thrift       1  $    338,172   $    375,583
Prudential Savings Bank         Prudential Savings Bank         Philadelphia         PA  Thrift       6  $    231,964   $    304,723
TF Financial Corp.              Third FSB                       Newtown              PA  Thrift       6  $    198,419   $    216,058
Berkshire Financial Holdings    Nova Savings Bank               Philadelphia         PA    SB         3  $    119,017   $    180,226
Washington SA                   Washington SA                   Philadelphia         PA  Thrift       4  $    131,721   $    140,266
Polonia Bank                    Polonia Bank                    Huntingdon Valley    PA  Thrift       4  $    137,926   $    129,315
United Savings Bank             United Savings Bank             Philadelphia         PA    SB         3  $    108,779   $    125,121
Willow Grove Bncp Inc.          Willow Grove Bank               Maple Glen           PA  Thrift       3  $     43,057   $     68,544
SE Financial Corp.              St. Edmond's FSB                Philadelphia         PA  Thrift       2  $     62,113   $     66,614
Advance Bank                    Advance Bank                    Baltimore            MD  Thrift       1  $     35,831   $     44,725
Port Richmond Savings           Port Richmond Savings           Philadelphia         PA    SB         1  $     26,678   $     30,439
Tioga Franklin Savings Bank     Tioga Franklin Savings Bank     Philadelphia         PA    SB         1  $     11,823   $     13,187
Abacus FSB                      Abacus FSB                      New York             NY  Thrift       1  $      6,276   $     13,112
Northwood Savings Bank          Northwood Savings Bank          Philadelphia         PA    SB         1  $      6,863   $      7,822
Second FS&LA of Philadelphia    Second FS&LA of Philadelphia    Philadelphia         PA  Thrift       1  $     10,637   $      9,323
Sharon Savings Bank             Sharon Savings Bank             Darby                PA    SB         1  $      4,707   $      5,965
ACE Ltd.                        INATrust FSB                    Philadelphia         PA  Thrift       1  $        500   $          0
TOTAL SAVINGS INSTITUTIONS                                                                          168  $  6,787,347   $  8,522,835

TOTAL BANKS AND SAVINGS INSTITUTIONS                                                                422  $ 25,667,625   $ 28,384,807

PENNSYLVANIA                                                                                      5,598  $179,296,401   $208,048,854
  BANKS                                                                                           4,088  $133,854,912   $152,375,080
  SAVINGS INSTITUTIONS                                                                            1,510  $ 45,441,489   $ 55,673,774

                                                                                      MARKET SHARE
                                                                       HQ          -----------------     2001-2003
     Holding Company Name              Institution Name               City           2001      2003         CAGR
     --------------------              ----------------               ----           ----      ----         ----
                                                                                      (%)       (%)          (%)
Wachovia Corp.                  Wachovia Bank NA                Charlotte           37.97%    41.31%        9.68%
PNC Financial Services Group    PNC Bank NA                     Pittsburgh          15.54%    15.79%        6.00%
Commerce Bancorp Inc.           CommerceBank/Pennsylvania NA    Philadelphia         1.68%     3.24%       45.90%
Bank of America Corp.           Fleet National Bank             Providence           3.04%     2.45%       -5.64%
Hudson United Bancorp           Hudson United Bank              Mahwah               1.69%     1.34%       -6.29%
Republic First Bancorp Inc.     Republic First Bank             Philadelphia         1.11%     1.00%       -0.33%
M&T Bank Corp.                  Manufacturers & Traders TC      Buffalo              1.14%     0.89%       -6.94%
Royal Bancshares of PA          Royal Bank America              Narberth             1.24%     0.89%      -11.05%
PSB Bancorp Inc.                First Penn Bank                 Philadelphia         0.87%     0.79%        0.10%
National Penn Bancshares Inc.   National Penn Bank              Boyertown            0.50%     0.48%        2.75%
Pennsylvania Bus Bk             Pennsylvania Bus Bk             Philadelphia         0.33%     0.32%        4.20%
Mellon Financial Corp.          Mellon Bank NA                  Pittsburgh           7.26%     0.31%      -78.10%
MB Financial Inc.               MB Financial Bank N.A.          Chicago              0.25%     0.29%       14.64%
HSBC Holdings plc               HSBC Bank USA                   Buffalo              0.23%     0.27%       13.29%
United Bancshares Inc           United Bank of Philadelphia     Philadelphia         0.32%     0.27%       -3.48%
Asian Financial Corporation     Asian Bank                      Philadelphia         0.08%     0.13%       38.30%
Leesport Financial Corp.        Madison Bank                    Blue Bell            0.07%     0.06%       -0.03%
Philadelphia Trust Company      Philadelphia Trust Company      Philadelphia         0.03%     0.04%       18.64%
Sun Bancorp Inc.                Sun National Bank               Vineland             0.09%     0.04%      -27.42%
Earthstar Bank                  Earthstar Bank                  Upper Southampton    0.04%     0.03%       -1.09%
Woori Financial Group           Woori America Bank              New York             0.02%     0.02%       18.67%
Wilmington Trust Corp.          Wilmington Trust of PA          Villanova            0.01%     0.01%       30.84%
Wachovia Corp.                  Wachovia Bank of DE             Wilmington           0.07%     0.00%     -100.00%
                                                                                   ------     -----       ------
TOTAL BANKS                                                                         73.58%    69.97%        2.57%

Royal Bank of Scotland Group    Citizens Bank of PA             Philadelphia        11.48%    14.78%       19.36%
Sovereign Bancorp Inc.          Sovereign Bank                  Wyomissing           3.23%     3.81%       14.19%
Beneficial Mutual Savings Bank  Beneficial Mutual Savings Bank  Philadelphia         3.33%     3.15%        2.21%
Semperverde Holding Company     Firstrust Savings Bank          Conshohocken         2.66%     2.19%       -4.67%
Fox Chase Bank                  Fox Chase Bank                  Hatboro              1.32%     1.32%        5.39%
Prudential Savings Bank         Prudential Savings Bank         Philadelphia         0.90%     1.07%       14.62%
TF Financial Corp.              Third FSB                       Newtown              0.77%     0.76%        4.35%
Berkshire Financial Holdings    Nova Savings Bank               Philadelphia         0.46%     0.63%       23.06%
Washington SA                   Washington SA                   Philadelphia         0.51%     0.49%        3.19%
Polonia Bank                    Polonia Bank                    Huntingdon Valley    0.54%     0.46%       -3.17%
United Savings Bank             United Savings Bank             Philadelphia         0.42%     0.44%        7.25%
Willow Grove Bncp Inc.          Willow Grove Bank               Maple Glen           0.17%     0.24%       26.17%
SE Financial Corp.              St. Edmond's FSB                Philadelphia         0.24%     0.23%        3.56%
Advance Bank                    Advance Bank                    Baltimore            0.14%     0.16%       11.72%
Port Richmond Savings           Port Richmond Savings           Philadelphia         0.10%     0.11%        6.82%
Tioga Franklin Savings Bank     Tioga Franklin Savings Bank     Philadelphia         0.05%     0.05%        5.61%
Abacus FSB                      Abacus FSB                      New York             0.02%     0.05%       44.54%
Northwood Savings Bank          Northwood Savings Bank          Philadelphia         0.03%     0.03%        6.76%
Second FS&LA of Philadelphia    Second FS&LA of Philadelphia    Philadelphia         0.04%     0.03%       -6.38%
Sharon Savings Bank             Sharon Savings Bank             Darby                0.02%     0.02%       12.57%
ACE Ltd.                        INATrust FSB                    Philadelphia         0.00%     0.00%     -100.00%
TOTAL SAVINGS INSTITUTIONS                                                          26.43%    30.02%       12.06%

TOTAL BANKS AND SAVINGS INSTITUTIONS                                               100.01%    99.99%        5.16%

PENNSYLVANIA                                                                        99.96%    99.98%        7.72%
  BANKS                                                                             74.58%    73.20%        6.69%
  SAVINGS INSTITUTIONS                                                              25.38%    26.78%       10.69%

Source:  SNL Securities.

RP(R) Financial, LC.
Page 2.12

                              Table 2.5 (continued)
                             Prudential Savings Bank
                         Delaware County Deposit Detail

                                                                                                                 TOTAL DEPOSITS
                                                                                                                 AS OF JUNE 30,
                                                                       HQ           HQ            # OF   ---------------------------
     Holding Company Name              Institution Name               City         State  Type    Brchs        2001           2003
     --------------------              ----------------               ----         -----  ----    -----        ----           ----
                                                                                                              ($000)         ($000)
Wachovia Corp.                  Wachovia Bank NA                Charlotte          NC    Bank        48  $  1,320,013   $  1,283,858
Commerce Bancorp Inc.           CommerceBank/Pennsylvania NA    Philadelphia       PA    Bank        13  $    505,712   $    874,629
PNC Financial Services Group    PNC Bank NA                     Pittsburgh         PA    Bank        19  $    808,955   $    780,214
M&T Bank Corp.                  Manufacturers & Traders TC      Buffalo            NY    Bank         9  $    230,459   $    180,868
Wilmington Trust Corp.          Wilmington Trust of PA          Villanova          PA    Bank         1  $    100,115   $    153,264
Bryn Mawr Bank Corp.            Bryn Mawr Trust Company         Bryn Mawr          PA    Bank         8  $    104,943   $    140,203
Bank of America Corp.           Fleet National Bank             Providence         RI    Bank        10  $    119,734   $    111,023
Haverford Trust Company         Haverford Trust Company         Radnor             PA    Bank         1  $     56,251   $    102,955
Eagle National Bancorp Inc.     Eagle National Bank             Upper Darby        PA    Bank         2  $     61,998   $     59,068
Mellon Financial Corp.          Mellon Bank NA                  Pittsburgh         PA    Bank         2  $      3,739   $     56,385
New Century Bank                New Century Bank                Phoenixville       PA    Bank         1  $          0   $     41,125
National Penn Bancshares Inc.   National Penn Bank              Boyertown          PA    Bank         2  $     45,443   $     37,332
PSB Bancorp Inc.                First Penn Bank                 Philadelphia       PA    Bank         1  $     16,496   $     26,280
Leesport Financial Corp.        Madison Bank                    Blue Bell          PA    Bank         1  $     17,177   $     24,782
Royal Bancshares of PA          Royal Bank America              Narberth           PA    Bank         1  $     10,727   $     25,247
Susquehanna Bancshares Inc.     Equity Bank                     Marlton            NJ    Bank         1  $     11,295   $     21,235
First Chester County Corp.      First NB of Chester County      West Chester       PA    Bank         2  $     12,378   $     16,586
HSBC Holdings plc               HSBC Bank USA                   Buffalo            NY    Bank         1  $     19,354   $     14,695
Hudson United Bancorp           Hudson United Bank              Mahwah             NJ    Bank         1  $     16,963   $     10,484
Charles Schwab Corp.            U.S. Trust Company NA           Greenwich          CT    Bank         1  $      3,052   $      9,572
                                                                                                  -----   -----------    -----------
TOTAL BANKS                                                                                         125  $  3,464,804   $  3,969,805

Royal Bank of Scotland Group    Citizens Bank of PA             Philadelphia       PA      SB        31  $  1,179,685   $  1,467,663
Sovereign Bancorp Inc.          Sovereign Bank                  Wyomissing         PA    Thrift      20  $    629,751   $    741,217
First Keystone Financial        First Keystone Bnk              Media              PA    Thrift       6  $    304,787   $    343,610
Beneficial Mutual Savings Bank  Beneficial Mutual Savings Bank  Philadelphia       PA      SB         9  $    299,301   $    312,074
Greater DE Valley Hldgs MHC     Greater Delaware Valley (MHC)   Broomall           PA      SB         8  $    266,401   $    284,907
Sharon Savings Bank             Sharon Savings Bank             Darby              PA      SB         3  $    123,647   $    160,059
Iron Workers Savings Bank       Iron Workers Savings Bank       Aston              PA      SB         3  $    103,496   $    119,021
County SB                       County SB                       Essington          PA    Thrift       3  $     37,416   $     45,808
United Savings Bank             United Savings Bank             Philadelphia       PA      SB         3  $     28,679   $     43,974

Prudential Savings Bank         Prudential Savings Bank         Philadelphia       PA    Thrift       1  $     10,713   $     26,150

American Eagle SB               American Eagle SB               Boothwyn           PA    Thrift       2  $     21,472   $     19,774
Morton Savings Bank             Morton Savings Bank             Morton             PA    Thrift       1  $     17,144   $     18,612
WSFS Financial Corp.            Wilmington Savings Fund FSB     Wilmington         DE    Thrift       2  $      8,321   $      6,763
Advance Bank                    Advance Bank                    Baltimore          MD    Thrift       1  $     10,039   $          0
                                                                                                  -----   -----------    -----------
TOTAL SAVINGS INSTITUTIONS                                                                           93  $  3,040,852   $  3,589,632

TOTAL BANKS AND SAVINGS INSTITUTIONS                                                                218  $  6,505,656   $  7,559,437

PENNSYLVANIA                                                                                      5,598  $179,296,401   $208,048,854
  BANKS                                                                                           4,088  $133,854,912   $152,375,080
  SAVINGS INSTITUTIONS                                                                            1,510  $ 45,441,489   $ 55,673,774

                                                                                      MARKET SHARE
                                                                       HQ          -----------------     2001-2003
     Holding Company Name              Institution Name               City           2001      2003         CAGR
     --------------------              ----------------               ----           ----      ----         ----
                                                                                      (%)       (%)          (%)
Wachovia Corp.                  Wachovia Bank NA                Charlotte           20.29%    16.98%        -1.38%
Commerce Bancorp Inc.           CommerceBank/Pennsylvania NA    Philadelphia         7.77%    11.57%        31.51%
PNC Financial Services Group    PNC Bank NA                     Pittsburgh          12.43%    10.32%        -1.79%
M&T Bank Corp.                  Manufacturers & Traders TC      Buffalo              3.54%     2.39%       -11.41%
Wilmington Trust Corp.          Wilmington Trust of PA          Villanova            1.54%     2.03%        23.73%
Bryn Mawr Bank Corp.            Bryn Mawr Trust Company         Bryn Mawr            1.61%     1.85%        15.59%
Bank of America Corp.           Fleet National Bank             Providence           1.84%     1.47%        -3.71%
Haverford Trust Company         Haverford Trust Company         Radnor               0.86%     1.36%        35.29%
Eagle National Bancorp Inc.     Eagle National Bank             Upper Darby          0.95%     0.78%        -2.39%
Mellon Financial Corp.          Mellon Bank NA                  Pittsburgh           0.06%     0.75%       288.33%
New Century Bank                New Century Bank                Phoenixville         0.00%     0.54%          N.M.
National Penn Bancshares Inc.   National Penn Bank              Boyertown            0.70%     0.49%        -9.36%
PSB Bancorp Inc.                First Penn Bank                 Philadelphia         0.25%     0.35%        26.22%
Leesport Financial Corp.        Madison Bank                    Blue Bell            0.26%     0.33%        20.11%
Royal Bancshares of PA          Royal Bank America              Narberth             0.16%     0.33%        53.41%
Susquehanna Bancshares Inc.     Equity Bank                     Marlton              0.17%     0.28%        37.11%
First Chester County Corp.      First NB of Chester County      West Chester         0.19%     0.22%        15.76%
HSBC Holdings plc               HSBC Bank USA                   Buffalo              0.30%     0.19%       -12.86%
Hudson United Bancorp           Hudson United Bank              Mahwah               0.26%     0.14%       -21.38%
Charles Schwab Corp.            U.S. Trust Company NA           Greenwich            0.05%     0.13%        77.10%
                                                                                    -----    ------        ------
TOTAL BANKS                                                                         53.23%    52.50%         7.04%

Royal Bank of Scotland Group    Citizens Bank of PA             Philadelphia        18.13%    19.41%        11.54%
Sovereign Bancorp Inc.          Sovereign Bank                  Wyomissing           9.68%     9.81%         8.49%
First Keystone Financial        First Keystone Bnk              Media                4.68%     4.55%         6.18%
Beneficial Mutual Savings Bank  Beneficial Mutual Savings Bank  Philadelphia         4.60%     4.13%         2.11%
Greater DE Valley Hldgs MHC     Greater Delaware Valley (MHC)   Broomall             4.09%     3.77%         3.42%
Sharon Savings Bank             Sharon Savings Bank             Darby                1.90%     2.12%        13.78%
Iron Workers Savings Bank       Iron Workers Savings Bank       Aston                1.59%     1.57%         7.24%
County SB                       County SB                       Essington            0.58%     0.61%        10.65%
United Savings Bank             United Savings Bank             Philadelphia         0.44%     0.58%        23.83%

Prudential Savings Bank         Prudential Savings Bank         Philadelphia         0.16%     0.35%        56.24%

American Eagle SB               American Eagle SB               Boothwyn             0.33%     0.26%        -4.04%
Morton Savings Bank             Morton Savings Bank             Morton               0.26%     0.25%         4.19%
WSFS Financial Corp.            Wilmington Savings Fund FSB     Wilmington           0.13%     0.09%        -9.85%
Advance Bank                    Advance Bank                    Baltimore            0.15%     0.00%      -100.00%
                                                                                    -----    ------        ------
TOTAL SAVINGS INSTITUTIONS                                                          46.72%    47.50%         8.65%

TOTAL BANKS AND SAVINGS INSTITUTIONS                                                99.95%   100.00%         7.80%

PENNSYLVANIA                                                                        99.96%    99.98%         7.72%
  BANKS                                                                             74.58%    73.20%         6.69%
  SAVINGS INSTITUTIONS                                                              25.38%    26.78%        10.69%

Source:  SNL Securities.

RP(R) Financial, LC.
Page 3.1

                            III. PEER GROUP ANALYSIS

         This chapter presents an analysis of the Bank's operations versus a group of comparable companies (the "Peer Group") selected from the universe of all publicly-traded savings institutions. The primary basis of the pro forma market valuation of the Bank is provided by these public companies. Factors affecting the Bank's pro forma market value such as financial condition, credit risk, interest rate risk, and recent operating results can be readily assessed in relation to the Peer Group. Current market pricing of the Peer Group, subject to appropriate adjustments to account for differences between the Bank and the Peer Group, will then be used as a basis for the valuation of the Bank's to-be-issued common stock.

Peer Group Selection

         The mutual holding company form of ownership has been in existence in its present form since 1991. As of the date of this appraisal, there were 19 publicly-traded institutions operating as subsidiaries of MHCs. We believe there are a number of characteristics of MHCs that make their shares distinctly different than the shares of fully-converted companies. These factors include:
(1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) guaranteed minority ownership interest, with no opportunity of exercising voting control of the institution in the MHC form of organization, thus limiting acquisition speculation in the stock price;
(3) market expectations of the potential impact of "second-step" conversions on the pricing of public MHC institutions; (4) the regulatory policies regarding the dividend waiver by MHC institutions; and (5) mid-tier holding companies (formed by most MHCs) facilitate the ability for stock repurchases, thereby potentially improving the market for the public shares and the MHC's financial characteristics. We believe that each of these factors has a distinct impact on the pricing of the shares of MHC institutions, relative to the market pricing of shares of fully-converted public companies.

         Thus, given the unique characteristics of the MHC form of ownership, RP Financial concluded that the appropriate Peer Group for the Bank's valuation should be comprised of thrifts in MHC form, and no full stock companies. In this regard, a Peer Group comprised of

RP(R) Financial, LC.
Page 3.2

public MHC thrifts is consistent with the regulatory guidelines, and other recently completed MHC transactions. Further, the Peer Group should be comprised of only those MHC institutions whose common stock is either listed on a national exchange or is NASDAQ listed, since the market for companies trading in this fashion is regular and reported. We believe non-listed MHC institutions are inappropriate for the Peer Group, since the trading activity for thinly-traded stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have excluded from the Peer Group those public MHC institutions that are currently pursuing a "second-step" conversion, companies subject to speculative factors or unusual operating conditions, and companies who have announced a "remutualization" transaction or a merger with another MHC - as the pricing characteristics of these MHC institutions are typically distorted. MHCs that recently completed their minority stock offerings are typically excluded as well, due to the lack of a seasoned trading history and/or insufficient time to effectively redeploy the offering proceeds. Selected characteristics of the universe of all publicly-traded institutions are included as Exhibit III-1.

Basis of Comparison

         This appraisal includes two sets of financial data and ratios for each public MHC institution. The first set of financial data reflects the actual book value, earnings, assets and operating results reported by the public MHC institutions in its public filings inclusive of the minority ownership interest outstanding to the public. The second set of financial data, discussed at length in the following chapter, places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a "fully-converted" basis assuming the sale of the majority shares held by the MHCs in public offerings based on their respective current prices and standard assumptions for second step conversions. This adjustment is appropriate for several reasons, including:
(1) the investment community also prices the stock of MHCs assuming the completion of a second step conversion; and (2) MHC institutions have different proportions of their stock publicly held, so this technique neutralizes such differences. Throughout the appraisal, the adjusted figures will be specifically identified as being on a "fully-converted" basis. Unless so noted, the figures referred to in the appraisal will be actual financial data reported by the public MHC institutions.

RP(R) Financial, LC.
Page 3.3

         Both sets of financial data have their specific use and applicability to the appraisal. The actual financial data, as reported by the Peer Group companies and reflective of the minority interest outstanding, will be used primarily in this Chapter III to make financial comparisons between the Peer Group and the Bank. In this analysis, we consider the pro forma impact of the offering on the Bank. The fully-converted analysis will be more fully described and quantified in the pricing analysis discussed in Chapter IV. The fully-converted pricing ratios are considered critical to the valuation analysis in Chapter IV, because they place each public MHC institution on a fully-converted basis (making their pricing ratios comparable to the pro forma valuation conclusion reached herein), eliminate distortion in pricing ratios between public MHC institutions that have sold different percentage ownership interests to the public, and reflect the actual pricing ratios (fully-converted basis) being placed on public MHC institutions in the market today to reflect the unique trading characteristics of publicly-traded MHC institutions.

Selected Peer Group

         Among the universe of nearly 200 publicly-traded thrifts, the number of public MHC institutions is relatively small, thereby limiting the selection process. Under ideal circumstances, the Peer Group would be comprised of at least ten publicly-traded regionally-based MHC institutions with financial and operating characteristics comparable to the Bank. However, given the limited number of publicly-traded institutions in the MHC form of ownership, the selection criteria was necessarily more broadly based, i.e., not confined to a particular geographic market area, financial and operating characteristics. In the selection process, publicly-traded MHCs with assets of less than $1.0 billion were considered for the Peer Group, in that they were more comparable than larger thrifts in terms of resources, financial strength, competitive strength and size and liquidity characteristics of the stock offering. Ten publicly-traded MHC companies currently maintain assets of less than $1.0 billion and all ten were selected for the Peer Group. While the Peer Group is not exactly comparable to the Bank, we believe such companies form a good basis for the valuation of the Bank. To the extent significant differences exist, valuation adjustments will be made accordingly.

         On average, the Peer Group companies maintain a slightly higher level of capitalization relative to the universe of all public thrifts, and have lower profitability and return on equity. On

RP(R) Financial, LC.
Page 3.4

                                    Table 3.1
                      Peer Group of Publicly-Traded Thrifts
                               August 20, 2004(1)

                                                                           Operating    Total           Fiscal  Conv.  Stock  Market
Ticker           Financial Institution          Exchg.   Primary Market   Strategy(2)  Assets  Offices   Year    Date  Price  Value
------           ---------------------          ------   --------------   -----------  ------  -------   ----    ----  -----  -----
                                                                                                                        ($)   ($Mil)
WFD     Westfield Financial MHC of MA (46.5)
        (3)                                      AMEX   Southwestern MA     Thrift       789      10     12-31  12/01  21.10   212
BCSB    BCSB Bankcorp MHC of MD (36.4)           OTC    Northeast MD        Thrift       750      16     09-30  07/98  14.79    87
ONFC    Oneida Financial MHC of NY (42.4)        OTC    Central NY          Thrift       431       9     12-31  12/98  10.95    82
ALLB    Alliance Bank MHC of PA (20.0)           OTC    Southeastern PA     Thrift       383       8     12-31  03/95  30.00   103
PBHC    Pathfinder BC MHC of NY (35.3) (3)       OTC    Central NY          Thrift       300       6     12-31  11/95  16.50    40
GCBC    Green County Bancorp MHC of NY (43.9)    OTC    Southeast NY, NJ    Thrift       285       6     06-30  12/98  32.89    68
JXSB    Jacksonville Bancorp MHC of IL (46.8)    OTC    Central IL          Thrift       266       8     12-31  04/95  14.99    29
ROME    Rome Bancorp Inc. MHC of NY (38.5) (3)   OTC    Central NY          Thrift       265       4     12-31  10/99  29.00   123
WCFB    Webster City Federal MHC of IA (39.0)    OTC    Central IA          Thrift       105       1     12-31  08/94  13.98    53
GOV     Gouverneur Bancorp MHC of NY (42.5)      AMEX   Northern NY         Thrift        98       2     09-30  03/99  12.70    29

NOTES:    (1)  Or most recent date available (M=March, S=September, D=December,
               J=June, E=Estimated, and P=Pro Forma)

          (2) Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer,
               Div.=Diversified and Ret.=Retail Banking.

          (3)  FDIC savings bank institution.

Source: Corporate offering circulars, data derived from information published in SNL Securities Quarterly Thrift Report, and financial reports of publicly-traded thrifts.

RP(R) Financial, LC.
Page 3.5

a fully-converted basis, the Peer Group would have nearly twice the capital level and higher profitability, which would result in an even lower return on equity. The summary table below underscores the key differences, particularly in the average pricing ratios between full stock and MHC institutions (both as reported and on a fully converted basis).

                                                                             MHC Peer Group
                                                                       -------------------------
                                                                                         Fully-
                                                   All                 Reported        Converted
                                             Publicly-Traded             Basis          Basis(1)
                                             ---------------             -----          --------
Financial Characteristics (Averages)
Assets ($Mil)                                    $ 2,879                $   367          $  411
Equity/Assets (%)                                  10.67%                 11.85%          22.11%
Core Return on Assets (%)                           0.71                   0.62            0.67
Core Return on Equity (%)                           7.26                   4.91            2.86

Pricing Ratios (Averages)(2)
Price/Core Earnings (x)                            19.27x                 37.60x          34.29x
Price/Book (%)                                    156.40%                217.21%          99.24%
Price/Assets (%)                                   16.58                  25.89           22.30

         (1) Pro forma basis.

         (2) Based on market prices as of August 20, 2004.

         The following sections present a comparison of the Bank's financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the figures reported by the Peer Group. The conclusions drawn from the comparative analysis are then factored into the valuation analysis discussed in the final chapter.

Financial Condition

         Table 3.2 shows comparative balance sheet measures for the Bank and the Peer Group. The Bank's pre-offering equity ratio of 9.4% of assets falls below the Peer Group average of 11.9%; however, with the addition of offering proceeds (assuming a full conversion for the Bank and a second step conversion for each of the Peer Group members), the Bank's pro forma capital position would approximate to modestly exceed the Peer Group's pro forma ratio. Neither had a significant amount of intangible assets. The increased equity is anticipated to enhance the Bank's earnings potential through reinvestment of proceeds, lower funding costs and potentially

RP(R) Financial, LC.
Page 3.6

                                    Table 3.2
                   Balance Sheet Composition and Growth Rates
                         Comparable Institution Analysis
                               As of June 30, 2004

                                                                    Balance Sheet as a Percent of Assets
                                      -------------------------------------------------------------------------------------------
                                         Cash &     MBS &                   Borrowed  Subd.   Net   Goodwill  Tng Net     MEMO:
                                      Equivalents  Invest  Loans  Deposits    Funds   Debt   Worth  & Intang   Worth   Pref.Stock
                                      -----------  ------  -----  --------    -----   ----   -----  --------   -----   ----------
Prudential Savings Bank
  June 30, 2004                            4.9%     57.5%  35.5%    86.2%      3.4%   0.0%    9.4%     0.0%     9.4%       0.0%

All Public Companies                       3.8%     23.6%  67.9%    66.4%     21.0%   0.7%   10.6%     0.8%     9.9%       0.0%
State of PA                                3.3%     41.8%  50.0%    64.1%     25.2%   1.2%    8.5%     0.9%     7.6%       0.0%
Comparable Group Average                   5.6%     30.8%  58.3%    76.2%     10.4%   0.5%   11.9%     0.6%    11.2%       0.0%
   Mid-Atlantic Companies                  4.4%     29.3%  60.5%    75.3%     12.3%   0.7%   10.7%     0.7%    10.0%       0.0%
   Midwest Companies                       8.9%     29.9%  57.1%    78.2%      5.8%   0.0%   14.4%     0.6%    13.8%       0.0%
   New England Companies                   6.8%     43.5%  45.1%    78.6%      5.9%   0.0%   14.8%     0.0%    14.8%       0.0%

Comparable Group

Mid-Atlantic Companies
ALLB  Alliance Bank MHC of PA (20.0)       6.7%     33.6%  54.0%    74.0%     16.1%   0.0%    9.2%     0.0%     9.2%       0.0%
BCSB  BCSB Bankcorp MHC of MD (36.4)       2.2%     44.5%  48.9%    77.6%     13.2%   3.1%    5.4%     0.4%     5.0%       0.0%
GOV   Gouverneur Bcp MHC of NY(42.5)       2.9%     15.1%  75.9%    61.7%     18.4%   0.0%   18.2%     0.0%    18.2%       0.0%
GCBC  Green Co Bcrp MHC of NY (43.9)       7.5%     37.4%  52.3%    85.6%      3.5%   0.0%   10.5%     0.0%    10.5%       0.0%
ONFC  Oneida Fincl MHC of NY (42.4)        2.7%     39.4%  47.8%    71.7%     16.2%   0.0%   11.3%     3.1%     8.2%       0.0%
PBHC  Pathfinder BC MHC of NY (35.3)       4.8%     25.7%  61.7%    78.0%     12.1%   1.7%    7.0%     1.5%     5.5%       0.0%
ROME  Rome Bncp Inc MHC of NY (38.5)       4.0%      9.1%  82.8%    78.2%      6.9%   0.0%   13.4%     0.0%    13.4%       0.0%

Midwest Companies
JXSB  Jcksnville Bcp MHC of IL(46.8)       2.3%     43.3%  48.3%    88.7%      2.4%   0.0%    7.2%     1.1%     6.1%       0.0%
WCFB  Wbstr Cty Fed MHC of IA (39.0)      15.5%     16.6%  65.9%    67.7%      9.3%   0.0%   21.5%     0.1%    21.4%       0.0%

New England Companies
WFD   Westfield Finl MHC of MA(46.5)       6.8%     43.5%  45.1%    78.6%      5.9%   0.0%   14.8%     0.0%    14.8%       0.0%

                                                        Balance Sheet Annual Growth Rates                     Regulatory Capital
                                      ------------------------------------------------------------------  --------------------------
                                              MBS, Cash &                    Borrows.    Net    Tng Net
                                      Assets  Investments  Loans   Deposits  &Subdebt   Worth     Worth   Tangible  Core    Reg.Cap.
                                      ------  -----------  -----   --------  --------   -----     -----   --------  ----    --------
Prudential Savings Bank
  June 30, 2004                        4.64%       4.28%    7.21%    4.83%     -0.27%    6.43%     6.43%     9.19%   9.19%    24.95%

All Public Companies                  10.90%       1.97%   12.32%    7.94%     19.30%    2.40%     2.12%     9.41%   9.42%    16.81%
State of PA                            2.95%       8.97%    2.06%   -0.29%     18.03%    0.48%     0.42%     8.99%   8.49%    17.38%
Comparable Group Average               4.48%      -0.97%    4.94%    3.50%     22.56%   -2.97%    -3.39%    13.36%  12.01%    22.17%
   Mid-Atlantic Companies              6.61%      -1.87%    8.34%    6.02%     15.07%   -2.29%    -2.79%    11.52%  11.08%    18.64%
   Midwest Companies                   0.21%       2.86%   -2.98%   -0.83%      0.00%   -3.47%    -3.85%    19.48%  13.06%    28.15%
   New England Companies              -2.52%      -2.37%   -3.00%   -5.43%     90.00%   -6.70%    -6.70%    14.59%  14.59%    27.89%

Comparable Group

Mid-Atlantic Companies
ALLB  Alliance Bank MHC of PA (20.0)  -0.47%     -12.36%    8.30%   -0.62%     -0.01%    0.01%     0.01%     N.M.    9.32%    16.89%
BCSB  BCSB Bankcorp MHC of MD (36.4)  17.23%      40.36%   -1.96%    6.31%      N.M.   -12.42%   -13.07%     7.21%   7.21%    15.24%
GOV   Gouverneur Bcp MHC of NY(42.5)  10.36%     -34.53%   24.94%    6.31%     47.54%    1.66%     1.66%    17.70%  17.70%    32.02%
GCBC  Green Co Bcrp MHC of NY (43.9)  10.75%       8.36%   12.65%   11.77%     25.00%    2.41%     2.41%     N.M.    N.M.      N.M.
ONFC  Oneida Fincl MHC of NY (42.4)    0.35%      -4.77%    4.09%    2.13%     -2.13%   -3.02%    -6.59%     7.96%   7.96%    13.39%
PBHC  Pathfinder BC MHC of NY (35.3)   5.94%      23.65%   -1.94%   14.34%    -13.80%   -1.92%    -1.14%     N.M.    N.M.      N.M.
ROME  Rome Bncp Inc MHC of NY (38.5)   2.78%     -33.79%   12.32%    1.89%     33.84%   -2.78%    -2.78%    13.20%  13.20%    15.65%

Midwest Companies
JXSB  Jcksnville Bcp MHC of IL(46.8)   1.78%      11.14%   -6.44%    0.67%      N.M.    -7.15%    -7.97%     N.M.    6.64%    13.35%
WCFB  Wbstr Cty Fed MHC of IA (39.0)  -1.36%      -5.42%    0.49%   -2.33%      0.00%    0.22%     0.26%    19.48%  19.48%    42.95%

New England Companies
WFD   Westfield Finl MHC of MA(46.5)  -2.52%      -2.37%   -3.00%   -5.43%     90.00%   -6.70%    -6.70%    14.59%  14.59%    27.89%

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP(R) Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

RP(R) Financial, LC.
Page 3.7

through profitable growth. However, at the same time, the increased pro forma capital position is expected to result in a decline in the Bank's return on equity ("ROE"), based on both reported and core earnings. Both the Bank's and the Peer Group's current equity ratios reflect strong surpluses over regulatory capital requirements; and on a post-offering basis the Bank's cushion over capital requirements will be enhanced.

         The Bank's asset composition reflects a lower concentration of loans to assets, at 35.5% versus a 58.3% average for the Peer Group. Comparatively, the ratio of cash, investments, and MBS for the Bank was higher than for the Peer Group (62.4% of assets versus 36.4% for the Peer Group). The Bank's lower ratio of loans reflects the Bank's more limited internal loan origination activity, the presence in South Philadelphia where mortgage loan demand is weak, heavy refinancing activity and a limited willingness recently to originate low fixed rate mortgage loans for portfolio. Overall, the Bank's IEA ratio approximated 97.9% of assets, higher than the Peer Group ratio of 94.7%, which partially reflects the Bank's more limited investment in fixed assets, no intangible assets and lower non-performing assets. On a pro forma basis, the Bank's current advantage is expected to increase as the net proceeds are reinvested into IEA.

         The Bank's funding liabilities reflected a lesser utilization of borrowings than the Peer Group. As a result, the Bank's deposits equaled 86.2% of assets versus 76.2% for Peer Group; and the Bank's borrowings represented 3.4% of assets versus 10.4% for the Peer Group. Total IBL maintained by the Bank and the Peer Group equaled 89.6% and 86.6% of assets, respectively. The Bank's IBL ratio will be reduced on a post-offering basis.

         The Bank experienced similar asset growth relative to the Peer Group, at 4.64% and 4.48%, respectively (9 month period annualized for the Bank and the 12 month period for the Peer Group. Loan growth was higher for the Bank while cash and investments increased more rapidly for the Peer Group. The Bank's deposit growth exceeded the Peer Group average, equal to 4.83% and 3.50%, respectively. In contrast, borrowed funds for the Peer Group increased by 22.56% while the Bank's borrowings declined nominally.

         The Bank's equity increased at a 6.43% rate, versus 2.97% shrinkage for the Peer Group. Shrinkage in the Peer Group's equity, notwithstanding comparable profitability, reflects their dividend and capital management strategies. On a post-offering basis, the Bank's capital growth

RP(R) Financial, LC.
Page 3.8

rate is expected to decline due to the increased equity level and marginal net proceeds reinvestment benefit initially.

Income and Expense Components

         The Bank reported modestly lower profitability in comparison to the Peer Group (0.58% of average assets and 0.65% of average assets, respectively) and the earnings composition was different (see Table 3.3). Specifically, the Bank's profitability reflects a relatively favorable level of operating expense, the benefits of which are more than offset by a comparatively lower net interest income ratio, lower level of non-interest income ratio, and a higher tax rate.

         The Bank's interest income and interest expense ratios relative to average assets were less favorable in comparison to the Peer Group, resulting in a less favorable net interest income ratio. The Bank's lower interest income ratio was the result of its lower yield on interest-earning assets (4.91% versus 5.26% for the Peer Group), reflecting its comparatively lower loan portfolio to total assets and more limited investment in higher yielding commercial mortgage and C&I loans. The Bank's higher interest expense ratio, 2.27% versus 1.78% of average assets for the Peer Group, reflects the Bank's more competitive rate offerings despite lower utilization of borrowings and higher proportion of transaction accounts. The Bank's interest expense ratio should diminish on a pro forma basis, as the conversion proceeds are interest-free funds. Overall, the Bank's net interest income ratio of 2.47% compared unfavorably to the Peer Group average of 3.22%.

         Non-interest operating income is a lower contributor to the Bank's earnings relative to the Peer Group, at 0.17% and 0.71%, respectively, reflecting the Bank's more limited revenue diversification and lower loan origination volume.

         The Bank maintains a lower operating expense ratio than the Peer Group, reflecting lesser origination volume, more limited products and services, higher proportion of assets in investments and MBS, and a larger average branch deposit balance ($59 million for the Bank versus $43 million for the Peer Group). The low cost structure of the Bank's operations is further evidenced by the assets per employee data. Assets per full time equivalent employee equaled $5.5 million for the Bank, versus a comparable measure of $3.6 million for the Peer

(R) Financial, LC.
Page 3.9

                                    Table 3.3
         Income as Percent of Average Assets and Yields, Costs, Spreads
                         Comparable Institution Analysis
                    For the Twelve Months Ended June 30, 2004

                                                    Net Interest Income                     Other Income
                                              -------------------------------           ---------------------
                                                                       Loss     NII                             Total
                                       Net                            Provis.  After    Loan    R.E.    Other   Other
                                      Income  Income  Expense   NII   on IEA   Provis.  Fees   Oper.   Income  Income
                                      ------  ------  -------   ---   ------   -------  ----   -----   ------  ------
Prudential Savings Bank
  June 30, 2004                        0.58%   4.74%    2.27%  2.47%   0.02%    2.45%   0.00%   0.00%   0.17%   0.17%

All Public Companies                   0.83%   5.07%    2.03%  3.04%   0.15%    2.90%   0.06%   0.00%   0.62%   0.68%
State of PA                            0.56%   4.63%    2.24%  2.39%   0.11%    2.28%   0.01%   0.00%   0.49%   0.50%
Comparable Group Average               0.65%   5.00%    1.78%  3.22%   0.12%    3.11%   0.03%   0.00%   0.68%   0.71%
   Mid-Atlantic Companies              0.64%   5.08%    1.76%  3.33%   0.11%    3.21%   0.02%   0.00%   0.78%   0.80%
   Midwest Companies                   0.67%   5.09%    1.99%  3.09%   0.16%    2.93%   0.08%  -0.01%   0.48%   0.56%
   New England Companies               0.72%   4.24%    1.47%  2.77%   0.08%    2.69%   0.02%   0.00%   0.34%   0.36%

Comparable Group

Mid-Atlantic Companies
ALLB  Alliance Bank MHC of PA (20.0)   0.63%   5.23%    2.09%  3.14%   0.10%    3.03%   0.01%   0.02%   0.32%   0.35%
BCSB  BCSB Bankcorp MHC of MD (36.4)   0.09%   4.55%    2.30%  2.25%   0.07%    2.17%   0.03%  -0.01%   0.22%   0.24%
GOV   Gouverneur Bcp MHC of NY (42.5)  0.89%   5.65%    1.77%  3.89%   0.11%    3.78%   0.00%  -0.03%   0.41%   0.39%
GCBC  Green Co Bcrp MHC of NY (43.9)   1.08%   4.92%    1.24%  3.67%   0.04%    3.63%   0.00%   0.00%   1.04%   1.04%
ONFC  Oneida Fincl MHC of NY (42.4)    0.70%   4.67%    1.71%  2.96%   0.12%    2.84%   0.00%   0.00%   2.40%   2.40%
PBHC  Pathfinder BC MHC of NY (35.3)   0.51%   5.05%    1.92%  3.13%   0.18%    2.95%   0.09%   0.01%   0.53%   0.63%
ROME  Rome Bncp Inc MHC of NY (38.5)   0.58%   5.51%    1.27%  4.25%   0.15%    4.10%   0.00%   0.00%   0.53%   0.53%

Midwest Companies
JXSB  Jcksnville Bcp MHC of IL (46.8)  0.26%   4.70%    1.93%  2.78%   0.32%    2.45%   0.15%   0.00%   0.62%   0.77%
WCFB  Wbstr Cty Fed MHC of IA (39.0)   1.08%   5.47%    2.06%  3.41%   0.00%    3.41%   0.00%  -0.01%   0.35%   0.34%

New England Companies
WFD   Westfield Finl MHC of MA(46.5)   0.72%   4.24%    1.47%  2.77%   0.08%    2.69%   0.02%   0.00%   0.34%   0.36%

                                       G&A/Other Exp.    Non-Op. Items     Yields, Costs, and Spreads
                                      -----------------  --------------  -----------------------------
                                                                                                         MEMO:      MEMO:
                                        G&A    Goodwill   Net   Extrao.    Yield      Cost    Yld-Cost  Assets/   Effective
                                      Expense   Amort.   Gains   Items   On Assets  Of Funds   Spread   FTE Emp.   Tax Rate
                                      -------   ------   -----   -----   ---------  --------   ------   --------   --------
Prudential Savings Bank
  June 30, 2004                         1.64%    0.00%   -0.09%   0.00%     4.91%     2.54%     2.37%    $5,461     34.54%

All Public Companies                    2.47%    0.02%    0.15%   0.01%     5.26%     2.29%     2.97%    $5,212     34.02%
State of PA                             2.12%    0.04%    0.09%   0.00%     4.86%     2.47%     2.39%    $5,423     29.77%
Comparable Group Average                2.91%    0.02%    0.05%   0.00%     5.26%     2.06%     3.20%    $3,560     27.05%
   Mid-Atlantic Companies               3.13%    0.02%    0.04%   0.00%     5.37%     2.01%     3.36%    $3,427     24.22%
   Midwest Companies                    2.48%    0.02%    0.06%   0.00%     5.29%     2.40%     2.89%    $3,142     36.18%
   New England Companies                2.18%    0.00%    0.15%   0.00%     4.44%     1.75%     2.69%    $5,194     28.66%

Comparable Group

Mid-Atlantic Companies
ALLB  Alliance Bank MHC of PA (20.0)    2.71%    0.00%    0.01%   0.00%     5.52%     2.33%     3.20%    $4,845      7.00%
BCSB  BCSB Bankcorp MHC of MD (36.4)    2.31%    0.01%    0.01%   0.00%     4.72%     2.53%     2.19%    $4,285      8.73%
GOV   Gouverneur Bcp MHC of NY(42.5)    2.80%    0.00%    0.07%   0.00%     5.92%     2.23%     3.68%    $3,162     37.82%
GCBC  Green Co Bcrp MHC of NY (43.9)    3.13%    0.00%    0.00%   0.00%     5.05%     1.41%     3.64%      N.M.     29.30%
ONFC  Oneida Fincl MHC of NY (42.4)     4.43%    0.03%    0.15%   0.00%     5.17%     1.96%     3.21%    $2,950     24.79%
PBHC  Pathfinder BC MHC of NY (35.3)    3.05%    0.08%    0.24%   0.00%     5.43%     2.11%     3.32%    $2,884     26.52%
ROME  Rome Bncp Inc MHC of NY (38.5)    3.51%    0.00%   -0.23%   0.00%     5.75%     1.50%     4.26%    $2,434     35.35%

Midwest Companies
JXSB  Jcksnville Bcp MHC of IL(46.8)    2.90%    0.03%    0.12%   0.00%     5.00%     2.12%     2.88%    $2,253     36.91%
WCFB  Wbstr Cty Fed MHC of IA (39.0)    2.06%    0.01%    0.00%   0.00%     5.58%     2.67%     2.91%    $4,031     35.44%

New England Companies
WFD   Westfield Finl MHC of MA(46.5)    2.18%    0.00%    0.15%   0.00%     4.44%     1.75%     2.69%    $5,194     28.66%

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP(R) Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2004 by RP(R) Financial, LC.

RP(R) Financial, LC.
Page 3.10

Group. Overall, the operating expense ratios for the Bank and the Peer Group were 1.64% and 2.91%, respectively. On a post-offering basis, the Bank's operating expenses can be expected to increase with the addition of stock benefit plans and public company expenses. Intangible assets amortization was nominal for the Peer Group, and the Bank had no amortizing intangible assets.

         The Bank's efficiency ratio (operating expenses as a percent of the sum of non-interest operating income and net interest income) of 62.3% is more favorable than the Peer Group's ratio of 74.1%. On a post-offering basis, the Bank's efficiency ratio may improve marginally. Thus, the Bank's efficiency ratio is expected to remain at an advantage.

         Loan loss provisions for the Bank and the Peer Group were relatively modest, amounting to 0.02% and 0.12% of average assets for the Bank and the Peer Group, respectively, reflecting relatively strong asset quality and limited loan chargeoffs for both. However, the modestly higher level of loss provisions established by the Peer Group is consistent with the higher loans/assets ratio and higher level of NPAs in comparison to the Bank.

         Non-operating expense of 0.09% of average assets for the Bank consisted primarily of litigation reserve expenses, partially offset by gains on the sale of loans. The Peer Group reported net non-operating income equal to 0.05% of average assets, which was largely comprised of gains on the sale of loans and investments. The non-operating expense reported by the Bank is expected to be a one-time non-recurring event. Similarly, the gains reported by the Peer Group are subject to volatility due to fluctuations in market and interest rate conditions, and, thus are not viewed as being a recurring source of income and will be excluded from the calculation of the valuation earnings base.

         The Bank's effective tax rate for the last 12 months of 34.5% is above the Peer Group average of 26.7%. The Bank expects that its effective tax rate will continue to approximate the recent historical level over the near term and thus remain at a comparative disadvantage relative to the Peer Group.

Loan Composition

         Table 3.4 presents data related to the Bank's and the Peer Group's loan mix, underscoring significant comparative differences - the Bank's lower level of loans and lesser lending

RP(R) Financial, LC.
Page 3.11

                                    Table 3.4
               Loan Portfolio Composition and Related Information
                         Comparable Institution Analysis
                               As of June 30, 2004

                                                  Portfolio Composition as a Percent of Assets
                                             ------------------------------------------------------
                                                       1-4    Constr.  5+Unit    Commerc.              RWA/    Serviced   Servicing
             Institution                      MBS    Family   & Land   Comm RE   Business  Consumer   Assets  For Others   Assets
             -----------                      ---    ------   ------   -------   --------  --------   ------  ----------   ------
                                              (%)     (%)      (%)       (%)        (%)       (%)      (%)      ($000)     ($000)
Prudential Savings Bank                      20.48%   27.73%   7.45%     2.05%      0.38%     1.65%   37.83%   $ 15,877    $   44

All Public Companies                         12.43%   36.89%   4.91%    15.62%      3.60%     3.92%   60.20%   $737,790    $9,137
State of PA                                  22.34%   31.41%   2.30%     9.46%      2.98%     2.77%   51.96%   $583,251    $6,307
Comparable Group Average                     11.81%   35.17%   1.22%    10.89%      5.21%     5.02%   56.10%   $ 35,447    $  176

Comparable Group

ALLB  Alliance Bank MHC of PA (20.0)          6.15%   23.31%   1.79%    27.89%      0.96%     1.42%   58.80%   $  3,200    $    0
BCSB  BCSB Bankcorp MHC of MD (36.4)         21.61%   27.77%   1.18%     7.52%     10.61%     1.18%   48.14%   $ 22,195    $    0
GOV   Gouverneur Bncrp MHC of NY (42.5)       9.69%   54.73%   1.47%     4.38%      9.09%     4.21%   55.09%   $      0    $    0
GCBC  Green Co. Bancorp MHC of NY (43.9)     20.47%   40.67%   1.48%     4.74%      1.65%     1.95%   45.84%   $      0    $    0
JXSB  Jacksonville Bancorp MHC of IL (46.8)   4.57%   24.06%   1.80%     8.58%      4.13%     7.89%   53.87%   $159,542    $1,116
ONFC  Oneida Financial MHC of NY (42.4)      11.56%   21.98%   0.02%     8.24%      8.81%     8.01%   61.43%   $ 89,727    $  330
PBHC  Pathfinder BC MHC of NY (35.3)         11.60%   45.30%   0.71%    10.32%      1.21%     5.34%   56.91%   $ 47,600    $  253
ROME  Rome Bancorp Inc. MHC of NY (38.5)      1.20%   40.62%   1.74%    19.00%     10.52%     8.18%   88.77%   $  4,270    $    0
WCFB  Webster City Fed. MHC of IA (39.0)      1.43%   57.89%   1.64%     2.49%      2.75%     0.74%   36.74%   $      0    $    0
WFD   Westfield Fin. MHC of MA (46.5)        29.81%   15.35%   0.40%    15.77%      2.34%    11.24%   55.39%   $ 27,936    $   64

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP(R) Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2004 by RP(R) Financial, LC.

RP(R) Financial, LC.
Page 3.12

diversification. While the ratio of 1-4 mortgage loans and MBS for the Bank approximated the Peer Group average (48.2% of assets for the Bank versus 47.0% for the Peer Group on average), they comprised a greater proportion of total loans and MBS, equal to 80.7% for the Bank versus 67.8% for the Peer Group on average. Given the Bank's portfolio lending strategy, loans serviced for others represented a more significant off-balance sheet item for the Peer Group, although the Peer Group has also emphasized a portfolio lending strategy and has a small servicing portfolio on average. Both the Bank and the Peer Group had small levels of servicing intangibles as a result.

         The Peer Group's lending activities show greater diversification in the areas of multi-family and commercial mortgage lending and non-mortgage consumer lending. Specifically, multi-family and commercial mortgage loans represented 10.9% of assets as compared to only 2.1% for the Bank, while consumer and commercial loans together equaled 10.2% of assets for the Peer Group as compared to 2.0% for the Bank on average. Conversely, the Bank was a more active construction lender, with 7.5% of assets invested in construction loans versus 1.2% for the Peer Group on average. Overall, risk-weighted assets to total assets equaled 37.8% for the Bank which was below the Peer Group average of 56.1%.

Credit Risk

         The Bank's credit risk exposure appears to be lower than the Peer Group's, on average, based on the ratios of NPAs and reserves as a percent of NPAs. As shown in Table 3.5, the Bank's ratio of NPAs and accruing loans that are more than 90 days past due equaled 0.20% of assets, which was lower than the comparable Peer Group ratio of 0.70%. The Bank maintained a significantly lower non-performing loans/loans ratio than the Peer Group (0.20% versus 0.82% for the Peer Group). The Bank maintained a higher level of loss reserves as a percent of non-performing loans (183.89% versus 165.49% for the Peer Group). Chargeoffs were minimal for both the Bank and the Peer Group.

         The Bank maintains lower allowances for loan and lease losses ("ALLL") than the Peer Group relative to total loans and NPAs. Specifically, the ratio of reserves to total loans equaled 0.38% for the Bank versus 1.00% for the Peer Group on average, while reserves to NPAs

RP(R) Financial, LC.
Page 3.13

                                    Table 3.5
                  Credit Risk Measures and Related Information
                         Comparable Institution Analysis
                               As of June 30, 2004

                                                       NPAs &                                        Rsrves/
                                              REO/     90+Del/     NPLs/      Rsrves/    Rsrves/     NPAs &       Net Loan    NLCs/
                  Institution                Assets    Assets      Loans       Loans      NPLs       90+Del      Chargoffs    Loans
                  -----------                ------    ------      -----       -----      ----       ------      ---------    -----
                                              (%)       (%)         (%)         (%)       (%)         (%)          ($000)      (%)
Prudential Savings Bank                       0.13%     0.21%       0.20%       0.38%    183.89%      64.78%        $ 47       0.03%

All Public Companies                          0.09%     0.55%       0.61%       0.95%    225.77%     188.77%        $294       0.15%
State of PA                                   0.14%     0.54%       0.84%       1.11%    159.19%     169.19%        $331       0.10%
Comparable Group Average                      0.16%     0.70%       0.82%       1.00%    165.49%     136.00%        $108       0.12%

Comparable Group

ALLB  Alliance Bank MHC of PA (20.0)          0.98%     1.42%       0.54%       1.22%    227.36%      47.09%        $459      -0.23%
BCSB  BCSB Bankcorp MHC of MD (36.4)          0.02%     0.17%       0.30%       0.65%    216.50%     191.96%        $139       0.15%
GOV   Gouverneur Bncrp MHC of NY (42.5)       0.16%     0.86%       0.92%       0.95%    103.04%      84.36%        $  2       0.01%
GCBC  Green Co. Bancorp MHC of NY (43.9)      0.03%     N.A.        N.A.        0.83%      N.A.        N.A.         $ 22       0.06%
JXSB  Jacksonville Bancorp MHC of IL (46.8)   0.17%     1.05%       1.73%       1.60%     92.90%      74.67%        $253       0.78%
ONFC  Oneida Financial MHC of NY (42.4)       0.02%     0.17%       0.30%       1.09%    360.60%     316.97%        $ 61       0.12%
PBHC  Pathfinder BC MHC of NY (35.3)          0.10%     1.11%       1.61%       0.98%     60.88%      55.29%        $ 47       0.10%
ROME  Rome Bancorp Inc. MHC of NY (38.5)      0.10%     0.52%       0.47%       0.82%    173.92%     131.83%        $ 72       0.14%
WCFB  Webster City Fed. MHC of IA (39.0)      0.00%     N.A.        0.75%       0.51%     68.34%       N.A.         $  0       0.00%
WFD   Westfield Fin. MHC of MA (46.5)         0.00%     0.33%       0.72%       1.33%    185.86%     185.86%        $ 27       0.03%

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP(R) Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2004 by RP(R) Financial, LC.

RP(R) Financial, LC.
Page 3.14

equaled 64.78% versus 136.00% for the Peer Group. While the portfolio composition and more favorable non-performing ratios suggest that lower reserve coverage ratios are appropriate, the Bank's credit risk profile has increased over the last couple of years with the more active construction lending activity and limited seasoning on these large construction loans. For example, the Bank currently has a commitment for a $20 million loan which it will participate out to other lenders to reduce its exposure to $5 million. While the Bank has a track record with respect to these larger loans, the recent sharp increase poses more uncertainty than historically.

Interest Rate Risk

         Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure. From a balance sheet perspective, the Bank's lower pre-conversion capital position and lower IEA/IBL ratio suggest higher exposure. On a post-conversion basis, these ratios should improve relative to the Peer Group. In the absence of comparability in timely interest rate risk reporting and methodology, we reviewed quarterly changes in the net interest income ratio. In general, the quarterly fluctuations in the Bank's net interest income ratio exceed the Peer Group average.

         In general, the greater fluctuations in the Bank's net interest income ratio to average assets relative to the Peer Group indicate a higher degree of interest rate risk exposure. While there will be some pro forma benefit on a post-offering basis, the Bank's interest rate risk profile was viewed as being greater.

Summary

         Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Bank. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP(R) Financial, LC.
Page 3.15

                                    Table 3.6
         Interest Rate Risk Measures and Net Interest Income Volatility
                         Comparable Institution Analysis
                As of June 30, 2004 or Most Recent Date Available

                                                Balance Sheet Measures
                                             ---------------------------
                                                              Non-Earn.
                                             Equity/   IEA/    Assets/
                  Institution                Assets    IBL     Assets
                  -----------                ------    ---     ------
                                              (%)      (%)       (%)
Prudential Savings Bank                        9.1%   111.8%     2.1%

All Public Companies                           9.9%   108.6%     4.7%
State of PA                                    7.6%   105.2%     4.9%
Comparable Group Average                      11.2%   109.2%     5.4%

Comparable Group

ALLB  Alliance Bank MHC of PA (20.0)           9.2%   104.7%     5.7%
BCSB  BCSB Bankcorp MHC of MD (36.4)           5.0%   101.8%     4.4%
GOV   Gouverneur Bncrp MHC of NY (42.5)       18.2%   117.2%     6.1%
GCBC  Green Co. Bancorp MHC of NY (43.9)      10.5%   109.1%     2.7%
JXSB  Jacksonville Bancorp MHC of IL (46.8)    6.1%   103.2%     6.0%
ONFC  Oneida Financial MHC of NY (42.4)        8.2%   102.3%    10.0%
PBHC  Pathfinder BC MHC of NY (35.3)           5.5%   100.5%     7.7%
ROME  Rome Bancorp Inc. MHC of NY (38.5)      13.4%   112.6%     4.2%
WCFB  Webster City Fed. MHC of IA (39.0)      21.4%   127.2%     2.1%
WFD   Westfield Fin. MHC of MA (46.5)         14.8%   112.9%     4.6%

                                                            Quarterly Change in Net Interest Income
                                             -----------------------------------------------------------------
                  Institution                6/30/2004  3/31/2004  12/31/2003  9/30/2003  6/30/2003  3/31/2003
                  -----------                ---------  ---------  ----------  ---------  ---------  ---------
                                               (change in net interest income is annualized in basis points)
Prudential Savings Bank                           -8        -1          33          2        -38         -8

All Public Companies                              -3         1           7         -4         -8         -4
State of PA                                       -8         9          14         -8        -17         -3
Comparable Group Average                          -3         3           7         -7        -17         -1

Comparable Group

ALLB  Alliance Bank MHC of PA (20.0)               1         8          -3         26        -22        -12
BCSB  BCSB Bankcorp MHC of MD (36.4)               8       -17           3        -35        -35          0
GOV   Gouverneur Bncrp MHC of NY (42.5)           -9        -7          22          1        -16         25
GCBC  Green Co. Bancorp MHC of NY (43.9)         -20         8          13          1        -11          9
JXSB  Jacksonville Bancorp MHC of IL (46.8)       -4        19          19        -17        -29          1
ONFC  Oneida Financial MHC of NY (42.4)            5         8          -5         -6          0         -7
PBHC  Pathfinder BC MHC of NY (35.3)               0       -27          16        -16        -10         19
ROME  Rome Bancorp Inc. MHC of NY (38.5)          -4        16         -17         -5        -14        -17
WCFB  Webster City Fed. MHC of IA (39.0)          -2         2          -2          0        -20        -24
WFD   Westfield Fin. MHC of MA (46.5)             -8        18          27        -17        -14         -8

NA=Change is greater than 100 basis points during the quarter.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP(R) Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2004 by RP(R) Financial, LC.

RP(R) Financial, LC.
Page 4.1

                             IV. VALUATION ANALYSIS

Introduction

         This chapter presents the valuation analysis and methodology used to determine the Bank's estimated pro forma market value for purposes of pricing the minority stock. The valuation incorporates the appraisal methodology promulgated by the OTS and adopted in practice by the FDIC and state banking agencies for standard conversions and mutual holding company offerings, particularly regarding selection of the Peer Group, fundamental analysis on both the Bank and the Peer Group, and determination of the Bank's pro forma market value utilizing the market value approach.

Appraisal Guidelines

         The OTS written appraisal guidelines, originally released in October 1983 and updated in late-1994, specify the market value methodology for estimating the pro forma market value of an institution. The FDIC, state banking agencies and other Federal agencies have endorsed the OTS appraisal guidelines as the appropriate guidelines involving mutual-to-stock conversions. As previously noted, the appraisal guidelines for MHC offerings are somewhat different, particularly in the Peer Group selection process. Specifically, the regulatory agencies have indicated that the Peer Group should be based on the pro forma fully-converted pricing characteristics of publicly-traded MHCs, rather than on already fully-converted publicly-traded stock thrifts, given the unique differences in stock pricing of MHCs and fully-converted stock thrifts. Pursuant to this methodology: (1) a Peer Group of relatively comparable publicly-traded MHC institutions is selected; (2) a financial and operational comparison of the subject company to the Peer Group is conducted to discern key differences; and (3) the pro forma market value of the subject company is determined based on the market pricing of the Peer Group, subject to certain valuation adjustments based on key differences. In addition, the pricing characteristics of recent conversions and MHC offerings must be considered.

RP(R) Financial, LC.
Page 4.2

RP Financial Approach to the Valuation

         The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes "fundamental analysis" techniques. Additionally, the valuation incorporates a "technical analysis" of recently completed conversions and stock offerings of comparable MHCs, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses, based on either the Peer Group or the recent conversions and MHC transactions, cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

         The pro forma market value determined herein is a preliminary value for the Bank's to-be-issued stock. Throughout the offering process, RP Financial will: (1) review changes in the Bank's operations and financial condition; (2) monitor the Bank's operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending MHC offerings, and to a lesser extent, standard conversion offerings, both regionally and nationally. If material changes should occur prior to the closing of the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

         The appraised value determined herein is based on the current market and operating environment for the Bank and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including the Bank's value, the market value of the stocks of public MHC institutions, or the Bank's value alone. To the extent a change in factors impacting the Bank's value can be

RP(R) Financial, LC.
Page 4.3

reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.

Valuation Analysis

         A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Bank and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Bank coming to market at this time.

1.       Financial Condition

         The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Bank's and the Peer Group's financial condition are noted as follows:

     - Overall A/L Composition. Relative to the Peer Group, the Bank maintains a lower proportion of loans to total assets and has pursued less loan portfolio diversification. This portfolio composition has resulted in a comparatively lower yield on IEA. While the Bank maintains a lower proportion of borrowings and a more favorable ratio of savings and transaction accounts to total deposits, the Bank's IBL cost is higher due to the Bank's competitive deposit pricing strategy to promote growth. Currently the Bank maintains an IEA/IBL disadvantage; while the Bank's ratio improves on a pro forma basis, the Peer Group's ratio also improves under the second step conversion scenario.

     - Credit Quality. On the surface, the Bank's credit risk profile appears to be comparatively favorable based on its lower NPAs/assets and stronger reserve coverage ratios. On the other hand, the Peer Group maintains higher ALLLs to total loans outstanding. Also, it appears the Bank's credit risk profile may have higher risk from the recent strong growth of construction loans, including some large projects.

RP(R) Financial, LC.
Page 4.4

     - Balance Sheet Liquidity. The Bank currently maintains a higher ratio of cash, investments and MBS. However, the majority of the Bank's portfolio is classified as HTM, thereby restricting their sale. At the same time, the Bank has higher current borrowings capacity than the Peer Group due to the proportionately smaller balance of borrowed funds currently outstanding. The infusion of the stock proceeds will initially increase the Bank's level of liquid assets pending investment into loans and other longer-term investments.

     - Equity Capital. The Bank's current equity/assets ratio falls below the Peer Group average. On a pro forma basis for the Bank and the Peer Group (full conversion basis and second step conversion basis, respectively), the Bank's equity ratio approximates to exceeds the Peer Group average.

         On balance, we have made no adjustment for the Bank's financial condition on a pro forma basis relative to the Peer Group.

2.       Profitability, Growth and Viability of Earnings

         Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and the prospects and ability to generate future earnings growth heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

         - Earnings. The Bank's pre-conversion profitability (i.e., ROA) is moderately below the Peer Group average as its less favorable net interest income and non-interest income ratios are partially offset by the Bank's more favorable operating expense ratio. On a core basis, adjusting for non-operating items for both, the Bank's core profitability is comparable to the Peer Group's, as the latter's reported earnings are supported by non-operating income to a greater extent than the Bank, which has been impacted by non-recurring expenses. On a pro forma basis, the Bank's proceeds reinvestment benefit will be offset to a greater extent by the stock benefit plans expense than for the Peer Group on a fully-converted basis.

         - Interest Rate Risk. Quarterly changes in the Company's net interest income to average assets ratios indicate higher volatility relative to the Peer Group on average, in part reflecting the Bank's principal long-term fixed rate mortgage lending for portfolio strategy, and the Bank's significant investment in fixed rate MBS.

              Other measures impacting interest rate risk, such as capital ratios and IEA/IBL ratios, reflect comparable risk exposure for the Bank. On a pro forma basis, the Bank's capital position and IEA/IBL ratio will be enhanced by the infusion of stock proceeds, thereby lessening its comparative exposure.

RP(R) Financial, LC.
Page 4.5

         - Credit Risk. Loan loss provisions had a lesser impact on the Bank's profitability for the past year and the Bank's NPA/assets ratio is lower in comparison to the Peer Group. At the same time, the Bank's ratio of reserves to total loans and NPAs is below the Peer Group average and the recent emphasis on originating large project construction loans has increased the Bank's credit risk exposure.

         - Earnings Growth Potential. The Bank's recent greater balance sheet growth rate has been supported by resumed loan growth. The Bank will be seeking to expand on a retail basis following the offering and the strengthened pro forma capital position will support such efforts. At the same time, the Bank's lesser loan and revenue diversification and market area characteristics may restrict its comparable capacity for earnings growth without an increase in operating expenses and investment in office facilities.

         - Return on Equity. The Bank's pro forma capital position (on a fully-converted basis consolidated with the holding company) will approximate or modestly exceed the Peer Group average on a pro forma basis. The Bank's pro forma core ROE is anticipated to fall modestly below the Peer Group average over the intermediate term due to its higher pro forma equity ratio and lower pro forma profitability.

         Overall, we concluded with a slight downward adjustment for profitability, growth and viability of earnings.

3.       Asset Growth

         The Bank's recent asset growth approximated the Peer Group average, reflecting the Bank's relatively high loan growth in contrast to expanded investments for the Peer Group. The Bank's asset growth has been funded primarily by deposits attracted through a premium pricing strategy, whereas the Peer Group has increasingly utilized borrowed funds to support balance sheet growth. The Bank's comparable to higher pro forma tangible equity-to-assets ratio suggests similar to greater leverage capacity for the Bank, although growth will continue to be constrained by the Bank's concentration in a less favorable market area. On balance, we believe no adjustment is warranted for this factor.

4.       Primary Market Area

         The general condition of an institution's market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Operating in South Philadelphia, the Bank serves a highly urbanized market area,

RP(R) Financial, LC.
Page 4.6

characterized by an aging and lower income population base. In order to mitigate the impact of weak loan demand in the areas proximate to its offices, the Bank has branched into the suburban markets and developed correspondent relationships.

         Overall, the inner city markets served by the Bank are comparatively large in relation to the more rural markets served by the Peer Group. On the other hand, the economic/demographic characteristics of and competition trends in the Bank's major market area offsets the density of the market (see Table 4.1). For example, population growth trends for the Bank's market are less favorable, as the Bank's market has a shrinking population base whereas the Peer Group's market areas are growing on average. Further, per capita income levels in the Bank's most significant market area of Philadelphia County are 77% of the state average in comparison to 86% on average for the Peer Group. Also, per capita income levels in Philadelphia County are below the level for each of the Peer Group's primary market area, except one. The deposit market share exhibited by the Bank was relatively limited in comparison to the Peer Group, reflecting the fact that it operates in a comparatively larger more urbanized market. As shown in Table 4.2, June 2004 unemployment rates for Philadelphia County was in the range exhibited by the markets served by the Peer Group companies and was lower than the Peer Group median ratio (4.9% for the Bank versus the Peer Group median of 5.6%).

         On balance, we concluded that a slight downward adjustment was appropriate for the Bank's market area.

RP Financial, LC.
Page 4.7

                                    Table 4.1
                             Prudential Savings Bank
                   Peer Group Market Area Comparative Analysis

                                                                                                         Per Capita
                                                      Estimated                                            Income      6/30/03
                                                      Population    Projected  Estimated  Projected  ----------------  Deposit
                                      Headquarters  -------------  Population  2000-2004  2004-2009           % State   Market
Institution                              County     2000    2004      2009      % Change   % Change   Amount  Average  Share(1)
-----------                              ------     ----    ----      ----      --------   --------   ------  -------  --------
                                                    (000)   (000)     (000)
Alliance Bank MHC of PA               Delaware        551     550       548      -0.19%     -0.31%   $27,898  119.35%    3.83%
BCSB Bancorp, Inc., MHC of MD         Baltimore       754     781       824       3.49%      5.58%   $28,851  101.27%    3.85%
Gouverneur Bancorp of NY              St. Lawrence    112     111       111      -0.42%     -0.78%   $17,431   68.49%    5.60%
Greene Co. Bancorp MHC of NY          Greene           48      49        50       1.42%      2.16%   $21,287   83.65%   31.69%
Jacksonville SB MHC of IL             Morgan           37      37        37       0.56%      0.56%   $20,224   78.09%   30.21%
Oneida Financial MHC of NY            Madison          69      71        74       2.53%      3.27%   $21,838   85.81%   43.54%
Pathfinder Bancorp MHC of NY          Oswego          122     123       124       0.61%      0.77%   $18,769   73.75%   22.34%
Rome Bancorp MHC of NY                Oneida          235     234       230      -0.82%     -1.71%   $20,519   80.63%    6.34%
Westfield Financial Group MHC of MA   Hampden         456     457       458       0.25%      0.18%   $21,405   73.50%   10.28%
Webster City Fed. Bancorp MHC of IA   Hamilton         16      16        16       0.04%     -0.05%   $21,127   95.79%   24.56%

                                        AVERAGES:     240     243       247       0.75%      0.97%   $21,935   86.03%   18.22%
                                         MEDIANS:     117     117       117       0.40%      0.37%   $21,207   82.14%   16.31%

PRUDENTIAL SAVINGS BANK               DELAWARE        551     550       548      -0.19%     -0.31%   $27,898  119.35%    0.35%
                                      PHILADELPHIA  1,518   1,493     1,453      -1.61%     -2.69%   $18,006   77.03%    1.07%

(1) Total institution deposits in headquarters county as percent of total county deposits (banks and thrifts only).

Sources: Claritas, FDIC.

RP(R) Financial, LC.
Page 4.8

                                    Table 4.2
                         Market Area Unemployment Rates
             Prudential Savings Bank and the Peer Group Companies(1)

                                                 Headquarters            June 2004
                                                    County              Unemployment
                                                    ------              ------------
Prudential Savings Bank- PA                      Philadelphia               4.9%

The Peer Group
Alliance BankMHC - PA                            Delaware                   5.5%
BCSB Bankcorp MHC - MD                           Baltimore                  4.5
Gouverneur Bancorp MHC - NY                      St. Lawrence               8.0
Greene Co. Bancorp MHC - NY                      Greene                     4.9
Jacksonville SB MHC - IL                         Morgan                     6.0
Oneida Financial MHC - NY                        Madison                    5.7
Pathfinder Bancorp MHC - NY                      Oswego                     8.7
Rome Bancorp MHC - NY                            Oneida                     4.9
Westfield Financial Group MHC - MA               Hampden                    6.5
Webster City Fed Bancorp MHC - IA                Hamilton                   3.6

         (1) Not seasonally adjusted.

         Source: U.S. Bureau of Labor Statistics.

5.       Dividends

         The Bank has indicated that it intends to consider paying a cash dividend, however, the amount and timing of any dividends has not yet been determined. The future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

         All 10 of the Peer Group companies pay regular cash dividends, with dividend yields ranging from 1.20% to 4.86% on a reported basis. The average dividend yield on the stocks of the Peer Group institutions equaled 2.58% as of August 20, 2004 (see Table 4.5). As of August 20, 2004, approximately 90% of all publicly-traded thrifts (non-MHC institutions) had adopted cash dividend policies (see Exhibit IV-1) exhibiting an average yield of 2.24% and an average payout ratio of 35.95%.

RP(R) Financial, LC.
Page 4.9

         Our valuation adjustment for dividends for the Bank as a MHC also considered the regulatory policy with regard to waiver of dividends by the MHC. Given that Prudential Bancorp will be a bank holding company, the MHC will not be able to waive dividends under current Federal Reserve Board policy, unlike the eight OTS regulated holding companies comprising the Peer Group. Thus, the Bank will pay out a greater proportion of earnings once it commences a dividend policy than the Peer Group on average. While the Bank will not be subject to ownership dilution in a second step as a result of the payment of dividends on MHC shares, the higher payout ratio limits the Bank's dividend yield and leveraging capacity.

         On balance, we concluded that a slight downward adjustment is warranted for purposes of dividends relative to the Peer Group.

6.       Liquidity of the Shares

         The Peer Group is by definition composed of companies that are traded in the public markets. Eight of the Peer Group members trade on the NASDAQ system and two Peer Group companies trade on the AMEX. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies, based on the shares issued and outstanding to public shareholders (i.e., excluding the majority ownership interest owned by the respective MHCs) ranged from $12.3 million to $102.9 million as of August 20, 2004, with average and median market values of $32.8 million and $25.2 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 0.7 million to 4.9 million, with average and median shares outstanding of 1.8 million and 1.2 million, respectively. The Bank's minority stock offering is expected to result in shares outstanding and market capitalization that approximate the Peer Group average. Accordingly, we anticipate that the liquidity in the Bank's stock will be comparable relative to the Peer Group companies' stocks. Additionally, it is anticipated that the Bank's stock will be listed on NASDAQ, which would further enhance the liquidity in the Bank's stock. Overall, we concluded that no adjustment was warranted for this factor.

RP(R) Financial, LC.
Page 4.10

7.       Marketing of the Issue

         Three separate markets exist for thrift stocks: (1) the after-market for public companies, both fully-converted stock companies and MHCs, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors but on a pro forma basis without the benefit of prior operations as a publicly-held Bank and stock trading history; and (3) the thrift acquisition market. All three of these markets were considered in the valuation of the Bank's to-be-issued stock.

         A.       The Public Market

                  The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations.
Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

                  In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. Economic data that showed a strengthening economy, particularly in the manufacturing sector, propelled stocks higher through August 2003 and into-early September, as the DJIA and NASDAQ posted respective 14-month and 16-month highs. Stocks retreated following the release of August employment data which showed further job losses, but then recovered in mid-September as the Federal Reserve indicated that it would not raise rates in the near term. Weaker than expected numbers for consumer confidence and manufacturing activity pulled the boarder market lower at the close of the third quarter, which ended a streak of six monthly gains in the DJIA.

                  Comparatively, at the start of the fourth quarter stocks showed renewed strength, as optimism about third quarter earnings and employment data for September 2003 provided a boost to stocks. In mid-October, the DJIA and the NASDAQ hit 16- and 19-month highs,

RP(R) Financial, LC.
Page 4.11

respectively, primarily on the basis of some favorable third quarter earnings reports. The broader stock market rally cooled in mid-October, as the result of profit taking and the posting of some less favorable third quarter earnings by some of the bellwether technology and manufacturing stocks. Indications that the economic recovery was gaining momentum, including an annualized GDP growth rate of 8.2% in the third quarter, as well as the Federal Reserve's statement that it would not raise its target interest rates for a considerable period, supported a stock market rally during late-October and into early-November. Despite upbeat economic news, including employment data that showed the size of the U.S. workforce increased in October, stocks edged lower in mid-November on profit taking and concerns over increased terrorism in the Middle East. In late-November and early-December 2003, positive economic news such as improved third quarter corporate profits and a strong start to the Christmas shopping season provided a boost to stocks. Stocks continued to move higher at the close of 2003, as key sectors of the economy continued to show signs of strengthening.

                  Year end momentum in the stock market was sustained at the beginning of 2004, reflecting generally favorable fourth quarter earnings and an increase in consumer confidence. Profit taking and slower than expected GDP growth in the fourth quarter of 2003 caused stocks to falter in late-January. However, aided by January employment data that showed jobs were added and a decline in the national unemployment rate to 5.6%, the broader stock market moved higher during the first half of February. Stocks generally declined during the balance of February and during the first half of March, reflecting valuation concerns following a year of strong gains and weaker than expected job growth during February. Concerns about terrorism and higher oil prices caused stocks to tumble in late-March, before rebounding at the close of the first quarter on more attractive fundamentals and optimism about first quarter earnings.

                  Stocks moved higher in early April 2004, as investors reacted favorably to a strong employment report for March. For the balance of April trading in the broader market produced uneven results, as generally favorable first quarter earnings and strong economic data weighed against the growing threat of inflation and higher interest rates. The DJIA closed below 10000 for the first time in 2004 in the second week of May, as strong job growth during April raised expectations of a rate increase by the Federal Reserve. The downward trend in stocks prevailed through most of May, on concerns about higher oil prices, violence in the Middle East

RP(R) Financial, LC.
Page 4.12

and higher interest rates. Stocks rebounded in late-May, primarily on the basis of higher corporate earnings and lower oil prices. Strong employment data for May combined with lower oil prices and favorable inflation data provided for a positive trend in the broader market through mid-June. Stocks traded in a narrow range through the end of the second quarter, as investors awaited the outcome of the Federal Reserve meeting at the end of June.

                  Rising oil prices and profit warnings from some technology companies caused major stock indices to fall at the start of the third quarter of 2004. Stocks continued to trend lower through most of July, as a slow down in the economic expansion raised concerns about future earnings growth. Strong consumer confidence numbers for July reversed the downward in stocks during the last week of July, with the DJIA closing up for the week for the first time since mid-June. The recovery in the stock market was short-lived, as record high oil prices, weak retail sales for July and weaker than expected job growth for July pulled stocks lower in early-August. A positive economic outlook by the Federal Reserve and bargain hunting supported gains in the stock market during mid-August, as the DJIA moved back above the 10000 barrier. As an indication of the general trends in the nation's stock markets over the past year, as of August 20, 2004, the DJIA closed at 10110.14, an increase of 8.1% from one year ago and a decline of 3.3% year-to-date. As of August 20, 2004 the NASDAQ closed at 1838.02, an increase of 4.1% from one year ago and decline of 8.3% year-to-date. The Standard & Poors 500 Index closed at 1098.35 on August 20, 2004, an increase of 10.6% from a year ago and a decline of 1.2% year-to-date.

                  The market for thrift stocks has been mixed as well during the past 12 months, but, in general, thrift issues have paralleled trends in the broader market. Higher mortgage rates and strength in technology stocks pushed thrift stocks lower in early-August 2003, as investors rotated into sectors that were expected to benefit from an economic recovery. After edging higher in mid-August, thrift stocks eased lower at the end of August on expectations that interest rates would continue to move higher as the economic recovery gained momentum. Merger activity and acquisition speculation in the thrift sector provided a boost to thrift prices in early-September. After easing lower into mid-September on data that showed a slow down in refinancing activity, thrift stocks strengthened following the Federal Reserve's decision to leave interest rates unchanged at its mid-September meeting.

RP(R) Financial, LC.
Page 4.13

                  After following the broader stock market lower as the close of the third quarter approached, thrift issues posted solid gains at the beginning of the fourth quarter of 2003. A rally in the broader stock market and acquisition activity were noteworthy factors that supported the positive trend in thrift stocks. Following a two week run-up, thrift stocks declined in mid-October on profit taking and a pullback in the broader market. Merger activity, most notably Bank America's announced acquisition of FleetBoston Financial Corp., along with strength in the broader market, provided for gains in the thrift sector during late-October. The positive trend in thrift stocks carried into early-November, reflecting expectations of improving net interest margins and more consolidation of thrifts. Thrifts stocks eased lower in mid-November in conjunction with the decline in the broader market. In late-November and early-December 2003, thrift stocks followed the broader market higher and then stabilized at the close of the fourth quarter.

                  After trading in a narrow range at the beginning of 2004, thrift issues trended higher in late-January and the first half of February. The positive trend was supported by further consolidation in the thrift sector, including GreenPoint Financial's agreement to sell to North Fork Bancorp, as well as generally favorable fourth quarter earnings. Indications that interest rates would continue to remain low provided further support to thrift prices. Thrift stocks followed the broader market lower in mid-February, before recovering in late-February following a dip in long term Treasury yields. Thrift issues generally experienced some selling pressure during the first half of March, reflecting profit taking and weakness in the broader stock market. Higher interest rates and weakness in the broader market pressured thrift issues lower in late-March, which was followed by an upward move in thrift prices at the close of the first quarter.

                  Thrifts stocks generally traded lower at the start of the second quarter of 2004, as a strong employment report for March pushed interest rates higher. Higher interest rates and inflation worries pressured interest rate sensitive issues lower through most of April, with the sell-off sharpening in early-May following another strong employment report for April. Thrift stocks recovered modestly in mid-May as the yield on 10-year Treasury note declined slightly. Acquisition speculation involving the sale of Washington Mutual lifted the thrift sector in late-May. Thrift stocks generally retreated during the first half of June, as the yield on the 10-year

RP(R) Financial, LC.
Page 4.14

Treasury note moved to a two-year high on inflation concerns. Following the sharp sell-off, thrift stocks rebounded as a moderate increase in core consumer prices during may and comments by the Federal Reserve Chairman that inflation did not seem likely to be a serious problem eased fears of a sharp rise in inflation. Acquisition activity helped to boost thrift stocks in late-June, but the upward trend was abruptly reversed at the end of June as a significant decline in Washington Mutual's 2004 earnings guidance pulled the broader thrift sector lower.

                  Thrift stocks responded favorably to the 25 basis point rate increase implemented by the Federal Reserve at the close of the 2004 second quarter, as the Federal Reserve indicated that it would continue to raise the federal funds rate 25 basis points at a time. June employment data which showed weaker than expected job growth also provided support to thrift stocks in early-July. For most of July there was little movement in thrift stocks, as second quarter earnings were generally in line with expectations. A rally in the broader market in late-July provided a boost to thrift stocks as well. Thrift issues traded down with the rest of the market in early-August, although losses in the thrift sector were mild compared to the sell-off experienced in the boarder market as weaker than expected job growth for July pushed interest rates lower. Improved inflation data, lower interest rates and a rally in the broader stock market combined to push the thrift sector in mid-August. On August 20, 2004, the SNL Index for all publicly-traded thrifts closed at 1,453.1, an increase of 12.1% from one year ago and a decline of 2.0% year-to-date. The SNL MHC Index closed at 2,589.3 on August 20, 2004, an increase of 23.7% from one year ago and a decline of 2.8% year-to-date.

         B.       The New Issue Market

                  In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank's pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically:
(1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues

RP(R) Financial, LC.
Page 4.15

are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/tangible book ("P/TB") ratio in that the P/TB ratio of a converting thrift will typically result in a discount to tangible book value whereas in the current market for existing thrifts the P/TB ratio often reflects a premium to tangible book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

                  Thrift offerings completed in 2004 have generally been well received, with most offerings being oversubscribed and trading higher in initial trading activity. However, reflecting the general pull back in thrift stocks, one recent standard conversion (SE Financial Corp.) and one recent MHC offering (Monadnock Community Bancorp, Inc.) have traded down from their initial price appreciation following the close of their respective offerings. Moreover, both of the two most recent second step conversion offering have traded below their initial public offering ("IPO") price.

                  As shown in Table 4.3, one standard conversion offering and two mutual holding company offerings were completed during the past three months. The mutual holding company offerings are considered to be more relevant for our analysis. Both the MHC offerings closed within their respective valuation ranges, with First Federal Financial Services, Inc. closing between the minimum and the midpoint, and Monadnock Community Bancorp, Inc., closing at the midpoint of the offering range. On a fully-converted basis, the average closing pro forma price/tangible book ratios of the recent MHC offerings equaled 78.7%. On average, the prices of the recent MHC offerings reflected price appreciation of 11.3% after the first week of trading as Monadnock Community Bancorp, was trading at its IPO price, while First Federal Financial Services traded up by 22.5%.

                  The one standard conversion offering, Third Century Bancorp of OH was completed at the supermaximum of the offering range, at a 74.9% pro forma P/TB, and its price increased by 10.5% after the first week of trading.

         The most recent minority stock issuance by a comparably-sized thrift in the regional area was completed by Clifton Savings Bancorp ("Clifton") on March 4, 2004. Clifton would have been included in the Peer Group except that its status as a recent conversion (i.e., converted less

RP(R) Financial, LC.
Page 4.16

                                    TABLE 4.3
                 PRICING CHARACTERISTICS AND AFTER-MARKET TRENDS
                RECENT CONVERSIONS COMPLETED (LAST THREE MONTHS)

                                                                             Pre-Conversion Data
                                                                       ------------------------------
                   Institutional Information                           Financial Info.  Asset Quality      Offering Information
---------------------------------------------------------------------  ---------------  -------------  -----------------------------


                                              Conversion                       Equity/   NPAs/  Res.    Gross      %     % of  Exp./
Institution                              ST.     Date       Ticker     Assets   Assets  Assets  Cov.    Proc.   Offered  Mid.  Proc.
-----------                              ---     ----       ------     ------   ------  ------  ----    -----   -------  ----  -----
                                                                       ($Mil)    (%)     (%)    (%)    ($Mil.)    (%)    (%)    (%)
STANDARD CONVERSIONS
Third Century Bancorp                    IN    6/30/04    TDCB-OTS BB  $  107    7.62%   0.47%  662%   $  16.5    100%   132%   3.8%

                                     AVERAGES - STANDARD CONVERSIONS:  $  107    7.62%   0.47%  662%   $  16.5    100%   132%   3.8%
                                      MEDIANS - STANDARD CONVERSIONS:  $  107    7.62%   0.47%  662%   $  16.5    100%   132%   3.8%

SECOND STEP CONVERSIONS
DSA Financial Corporation                IN    7/30/04    DSFN-OTS BB  $   78   12.07%   0.71%   59%   $   8.5     52%   108%   6.1%
Partners Trust Financial Group, Inc.*    NY    7/15/04    PRTR-NASDAQ  $3,628   11.01%   0.59%  264%   $ 148.8     54%    85%   3.6%

                                  AVERAGES - SECOND STEP CONVERSIONS:  $1,853   11.54%   0.65%  162%   $  78.6     53%    97%   4.9%
                                   MEDIANS - SECOND STEP CONVERSIONS:  $1,853   11.54%   0.65%  162%   $  78.6     53%    97%   4.9%

MUTUAL HOLDING COMPANY CONVERSIONS
First Federal Financial Services, Inc.   IL    6/29/04    FFFS-NASDAQ  $  123   15.62%   0.07%  471%   $  17.6     45%    92%   3.9%
Monadnock Community Bncp, Inc.*(9)       NH    6/29/04    MNCK-OTC BB  $   45    5.64%   0.37%  207%   $   3.4     45%   100%  14.8%

                       AVERAGES - MUTUAL HOLDING COMPANY CONVERSIONS:  $   84   10.63%   0.22%  339%   $  10.5     45%    96%   9.3%
                        MEDIANS - MUTUAL HOLDING COMPANY CONVERSIONS:  $   84   10.63%   0.22%  339%   $  10.5     45%    96%   9.3%

                                          AVERAGES - ALL CONVERSIONS:  $  796   10.39%   0.44%  333%   $  39.0     59%   103%   6.4%
                                           MEDIANS - ALL CONVERSIONS:  $  107   11.01%   0.47%  264%   $  16.5     52%   100%   3.9%


                                                                        Contribution to
                   Institutional Information                           Charitable Found      Insider Purchases
---------------------------------------------------------------------  -----------------   --------------------
                                                                                           Benefit Plans
                                                                                           -------------          Initial
                                              Conversion                          % of            Recog   Mgmt.&  Dividend
Institution                              ST.     Date       Ticker     Form     Offering   ESOP   Plans    Dirs.   Yield
-----------                              ---     ----       ------     ----     --------   ----   -----    -----   -----
                                                                                   (%)     (%)     (%)    (%)(2)    (%)
STANDARD CONVERSIONS
Third Century Bancorp                    IN    6/30/04    TDCB-OTS BB   NA         NA      8.0%    4.0%     9.6%    0.00%

                                     AVERAGES - STANDARD CONVERSIONS:  N.A.       N.A.     8.0%    4.0%     9.6%    0.00%
                                      MEDIANS - STANDARD CONVERSIONS:  N.A.       N.A.     8.0%    4.0%     9.6%    0.00%

SECOND STEP CONVERSIONS
DSA Financial Corporation                IN    7/30/04    DSFN-OTS BB  N.A        N.A      8.0%    4.0%     7.4%    4.00%
Partners Trust Financial Group, Inc.*    NY    7/15/04    PRTR-NASDAQ  N.A        N.A      8.0%    4.0%     0.7%    2.50%

                                  AVERAGES - SECOND STEP CONVERSIONS:   NA         NA      8.0%    4.0%     4.0%    3.25%
                                   MEDIANS - SECOND STEP CONVERSIONS:   NA         NA      8.0%    4.0%     4.0%    3.25%

MUTUAL HOLDING COMPANY CONVERSIONS
First Federal Financial Services, Inc.   IL    6/29/04    FFFS-NASDAQ  N.A        N.A      5.0%    4.0%     8.6%    2.40%
Monadnock Community Bncp, Inc.*(9)       NH    6/29/04    MNCK-OTC BB  N.A        N.A      4.0%    4.0%    13.5%    0.00%

                       AVERAGES - MUTUAL HOLDING COMPANY CONVERSIONS:   NA         NA      4.5%    4.0%    11.0%    1.20%
                        MEDIANS - MUTUAL HOLDING COMPANY CONVERSIONS:   NA         NA      4.5%    4.0%    11.0%    1.20%

                                          AVERAGES - ALL CONVERSIONS:   NA         NA      6.6%    4.0%     7.9%    1.78%
                                           MEDIANS - ALL CONVERSIONS:   NA         NA      8.0%    4.0%     8.6%    2.40%

                                                                                     Pro Forma Data
                                                                       -----------------------------------------
                   Institutional Information                             Pricing Ratios(3)     Financial Charac.
---------------------------------------------------------------------  --------------------   ------------------


                                              Conversion                        Core          Core         Core     IPO
Institution                              ST.     Date       Ticker      P/TB     P/E    P/A   ROA   TE/A   ROE     Price
-----------                              ---     ----       ------      ----     ---    ---   ---   ----   ----    -----
                                                                        (%)      (x)    (%)   (%)    (%)    (%)     ($)
STANDARD CONVERSIONS
Third Century Bancorp                    IN    6/30/04    TDCB-OTS BB   74.9%   39.1x  13.7%  0.4%  18.3%   1.9%   $10.00

                                     AVERAGES - STANDARD CONVERSIONS:   74.9%   39.1X  13.7%  0.4%  18.3%   1.9%   $10.00
                                      MEDIANS - STANDARD CONVERSIONS:   74.9%   39.1X  13.7%  0.4%  18.3%   1.9%   $10.00

SECOND STEP CONVERSIONS
DSA Financial Corporation                IN    7/30/04    DSFN-OTS BB  100.3%   20.0x  19.3%  1.0%  19.2%   5.0%   $10.00
Partners Trust Financial Group, Inc.*    NY    7/15/04    PRTR-NASDAQ  188.9%   17.2x  12.7%  0.7%   6.7%  11.0%   $10.00

                                  AVERAGES - SECOND STEP CONVERSIONS:  144.6%   18.6X  16.0%  0.9%  13.0%   8.0%   $10.00
                                   MEDIANS - SECOND STEP CONVERSIONS:  144.6%   18.6X  16.0%  0.9%  13.0%   8.0%   $10.00

MUTUAL HOLDING COMPANY CONVERSIONS
First Federal Financial Services, Inc.   IL    6/29/04    FFFS-NASDAQ   73.4%   23.7x  24.9%  1.2%  25.0%   4.8%   $10.00
Monadnock Community Bncp, Inc.*(9)       NH    6/29/04    MNCK-OTC BB   84.1%  458.9x  14.7%  0.0%  10.7%   0.0%   $ 8.00

                       AVERAGES - MUTUAL HOLDING COMPANY CONVERSIONS:   78.7%  241.3X  19.8%  0.6%  17.9%   2.4%   $ 9.00
                        MEDIANS - MUTUAL HOLDING COMPANY CONVERSIONS:   78.7%  241.3X  19.8%  0.6%  17.9%   2.4%   $ 9.00

                                          AVERAGES - ALL CONVERSIONS:  104.3%  111.8X  17.1%  0.7%  16.0%   4.5%   $ 9.60
                                           MEDIANS - ALL CONVERSIONS:   84.1%   23.7X  14.7%  0.7%  18.3%   4.8%   $10.00


                                                                                    Post-IPO Pricing Trends
                                                                       ---------------------------------------------------
                   Institutional Information                                             Closing Price:
---------------------------------------------------------------------  ---------------------------------------------------

                                                                        First             After             After
                                              Conversion               Trading    %       First      %      First      %
Institution                              ST.     Date       Ticker       Day    Change   Week(4)  Change  Month(5)  Change
-----------                              ---     ----       ------       ---    ------   -------  ------  --------  ------
                                                                         ($)     (%)       ($)      (%)      ($)      (%)
STANDARD CONVERSIONS
Third Century Bancorp                    IN    6/30/04    TDCB-OTS BB  $11.32    13.2%   $11.05    10.5%   $11.25    12.5%

                                     AVERAGES - STANDARD CONVERSIONS:  $11.32    13.2%   $11.05    10.5%   $11.25    12.5%
                                      MEDIANS - STANDARD CONVERSIONS:  $11.32    13.2%   $11.05    10.5%   $11.25    12.5%

SECOND STEP CONVERSIONS
DSA Financial Corporation                IN    7/30/04    DSFN-OTS BB  $ 9.80    -2.0%   $ 9.50    -5.0%   $ 9.40    -6.0%
Partners Trust Financial Group, Inc.*    NY    7/15/04    PRTR-NASDAQ  $ 9.99    -0.1%   $ 9.98    -0.2%   $ 9.81    -1.9%

                                  AVERAGES - SECOND STEP CONVERSIONS:  $ 9.90    -1.1%   $ 9.74    -2.6%   $ 9.61    -4.0%
                                   MEDIANS - SECOND STEP CONVERSIONS:  $ 9.90    -1.1%   $ 9.74    -2.6%   $ 9.61    -4.0%

MUTUAL HOLDING COMPANY CONVERSIONS
First Federal Financial Services, Inc.   IL    6/29/04    FFFS-NASDAQ  $11.50    15.0%   $12.25    22.5%   $13.50    35.0%
Monadnock Community Bncp, Inc.*(9)       NH    6/29/04    MNCK-OTC BB  $ 8.30     3.8%   $ 8.00     0.0%   $ 7.70    -3.8%

                       AVERAGES - MUTUAL HOLDING COMPANY CONVERSIONS:  $ 9.90     9.4%   $10.13    11.3%   $10.60    15.6%
                        MEDIANS - MUTUAL HOLDING COMPANY CONVERSIONS:  $ 9.90     9.4%   $10.13    11.3%   $10.60    15.6%

                                          AVERAGES - ALL CONVERSIONS:  $10.18     6.0%   $10.16     5.6%   $10.33     7.2%
                                           MEDIANS - ALL CONVERSIONS:  $ 9.99     3.8%   $ 9.98     0.0%   $ 9.81    -1.9%

Note: * - Appraisal performed by RP Financial; "NT" - Not Traded; "NA" - Not
        Applicable, Not Available; C/S-Cash/Stock.

(1)  Non-OTS regulated thrift.

(2)  As a percent of MHC offering for MHC transactions.

(3)  Does not take into account the adoption of SOP 93-6.

(4)  Latest price if offering is less than one week old.

(5)  Latest price if offering is more than one week but less than one month old.

(6)  Mutual holding company pro forma data on full conversion basis.

(7)  Simultaneously completed acquisition of another financial institution.

(8)  Simultaneously converted to a commercial bank charter.

(9)  Former credit union.

                                                                 August 20, 2004

RP(R) Financial, LC.
Page 4.17

than one year) precludes our ability to use this Company in the Peer Group given its lack of seasoning and as its financial results do not yet reflect the full benefit of reinvestment of the offering proceeds or the shareholder approval of the stock benefit plans. Nonetheless, Clifton presents some useful insights into the local new issue market. Clifton's fully-converted pro forma price/tangible book ratio at closing equaled 90.5% and pro forma core price/earnings ratio equaled 64.5 times. The offering was oversubscribed and was closed at the supermaximum of the range, and was trading 32.9% above the IPO price after one month of trading. Importantly, Clifton has traded down from the levels prevailing shortly after its IPO, reflecting the selloff in the thrift and MHC markets as a whole. On August 20, 2004, Clifton Savings Bancorp was trading 11.7% above its IPO price at a pro forma fully converted P/TB ratio equal to 96.94%.

         C.       The Acquisition Market

                  Also considered in the valuation was the potential impact on the Bank's stock price of recently completed and pending acquisitions of other savings institutions operating in Pennsylvania. As shown in Exhibit IV-4, there were 9 Pennsylvania thrift acquisitions announced or completed from 2003 through year-to-date 2004, and there is currently one acquisition pending of a Pennsylvania savings institution. To the extent that acquisition speculation may impact the Bank's valuation, we have largely taken this into account in selecting companies which operate in the MHC form of ownership. Accordingly, the Peer Group companies are considered to be subject to the same type of acquisition speculation that may influence the Bank's trading price.

                              * * * * * * * * * * *

                  In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for MHC shares and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

RP(R) Financial, LC.
Page 4.18

8.       Management

         The Bank's management team appears to have experience and expertise in all of the key areas of the Bank's operations. Exhibit IV-5 provides summary resumes of the Bank's Board of Directors and senior management. The Bank, given its asset size, has been effective in implementing an operating strategy that can be well managed by the Bank's present organizational structure as indicated by the financial characteristics of the Bank. The Bank currently does not have any executive management positions that are vacant.

         Similarly, the returns, capital positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.       Effect of Government Regulation and Regulatory Reform

         In summary, as a federally-insured savings and loan association operating in the MHC form of ownership, the Bank will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank's pro forma regulatory capital ratios. The one difference noted between the Bank and the majority of Peer Group companies that operate as OTS regulated mutual holding companies was in the area of regulatory policy regarding dividend waivers (see the discussion above for "Dividends"). Since this factor was already accounted for in the "Dividends" section of this appraisal, no further adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

         Overall, based on the factors discussed above, we concluded that the Bank's pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

RP(R) Financial, LC.
Page 4.19

Key Valuation Parameters:                               Valuation Adjustment
-------------------------                               --------------------
Financial Condition                                     No Adjustment
Profitability, Growth and Viability of Earnings         Slight Downward
Asset Growth                                            No Adjustment
Primary Market Area                                     Slight Downward
Dividends                                               Slight Downward
Liquidity of the Shares                                 No Adjustment
Marketing of the Issue                                  No Adjustment
Management                                              No Adjustment
Effect of Government Regulations and Regulatory Reform  No Adjustment

Basis of Valuation - Fully-Converted Pricing Ratios

         As indicated in Chapter III, the valuation analysis included in this section places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a "fully-converted" basis. We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include: (1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) no opportunity for public shareholders to exercise voting control, thus limiting the potential for acquisition speculation in the stock price; (3) the potential pro forma impact of second-step conversions on the pricing of MHC institutions; (4) the regulatory policies regarding the dividend waiver policy by MHC institutions; and (5) the middle-tier structure maintained by certain MHCs which facilitates the ability for stock repurchases. The above characteristics of MHC shares have provided MHC shares with different trading characteristics versus fully-converted companies. To account for the unique trading characteristics of MHC shares, RP Financial has placed the financial data and pricing ratios of the Peer Group on a fully-converted basis to make them comparable for valuation purposes. Using the per share and pricing information of the Peer Group on a fully-converted basis accomplishes a number of objectives. First, such figures eliminate distortions that result when trying to compare institutions that have different public ownership interests outstanding. Secondly, such an analysis provides ratios that are comparable to the pricing information of fully-converted public companies, and more importantly, are directly applicable to determining the pro forma market value range of the 100% ownership interest in the Bank as an MHC. Lastly, such an analysis allows for consideration of

RP(R) Financial, LC.
Page 4.20

the potential dilutive impact of dividend waiver policies adopted by the Federal agencies. This technique is validated by the investment community's evaluation of MHC pricing, which also incorporates the pro forma impact of a second-step conversion based on the current market price.

         To calculate the fully-converted pricing information for MHCs, the reported financial information for the public MHCs must incorporate the following assumptions, based on completed second step conversions to date: (1) all shares owned by the MHC are assumed to be sold at the current trading price in a second step-conversion; (2) the gross proceeds from such a sale were adjusted to reflect reasonable offering expenses and standard stock based benefit plan parameters that would be factored into a second-step conversion of MHC institutions; (3) net proceeds are assumed to be reinvested at market rates on an after-tax basis; and (4) for FDIC-regulated institutions, the public ownership interest is adjusted to reflect the pro forma impact of the waived dividends pursuant to applicable regulatory policy. Book value per share and earnings per share figures for the public MHCs were adjusted by the impact of the assumed second step conversion, resulting in an estimation of book value per share and earnings per share figures on a fully-converted basis. Table 4.4 on the following page shows the calculation of per share financial data (fully-converted basis) for each of the 11 public MHC institutions that form the Peer Group.

Valuation Approaches: Fully-Converted Basis

         In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing the Bank's to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Bank's prospectus for reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8). Pursuant to the minority stock offering, we have also incorporated the valuation parameters disclosed in the Bank's prospectus for offering expenses. The assumptions utilized in the pro forma analysis in calculating the Bank's full conversion value are described more fully below.

RP Financial, LC.
Page 4.21

                                    Table 4.4
     Calculation of Implied Per Share Data -- Incorporating MHC Second Step
                   Conversion Comparable Institution Analysis
                    For the Twelve Months Ended June 30, 2004


                                          Current Ownership    Current Per Share Data (MHC Ratios)
                                       ----------------------  -----------------------------------
                                        Total  Public    MHC            Core  Book   Tang.
                                       Shares  Shares  Shares  EPS      EPS   Value  Book   Assets
                                       ------  ------  ------  ---      ---   -----  ----   ------
                                        (000)   (000)   (000)  ($)      ($)    ($)    ($)    ($)
Publicly-Traded MHC Institutions
ALLB  Alliance Bank MHC of PA (20.0)    3,441     688   2,753  0.70     0.69  10.18  10.18  111.23
BCSB  BCSB Bankcorp MHC of MD (36.4)    5,899   2,144   3,755  0.11     0.10   6.84   6.38  127.13
GOV   Gouverneur Bcp MHC of NY(42.5)    2,283     971   1,312  0.36     0.35   7.82   7.82   42.94
GCBC  Green Co Bcrp MHC of NY (43.9)    2,054     902   1,152  1.42     1.42  14.52  14.52  138.55
JXSB  Jcksnville Bcp MHC of IL(46.8)    1,952     913   1,039  0.35     0.25   9.86   8.30  136.17
ONFC  Oneida Fincl MHC of NY (42.4)     7,488   3,178   4,310  0.40     0.34   6.52   4.74   57.53
PBHC  Pathfinder BC MHC of NY (35.3)    2,448     865   1,583  0.61     0.42   8.61   6.74  122.52
ROME  Rome Bncp Inc MHC of NY (38.5)    4,233   1,630   2,603  0.36     0.45   8.40   8.40   62.68
WCFB  Wbstr Cty Fed MHC of IA (39.0)    3,772   1,472   2,300  0.30     0.30   5.99   5.96   27.78
WFD   Westfield Finl MHC of MA(46.5)   10,057   4,877   5,180  0.57     0.50  11.59  11.59   78.50

                                                                                                     Pro Forma
                                           Impact of Second Step Conversion(4)           Per Share Data (Fully-Converted)(4)
                                       ------------------------------------------     -----------------------------------------
                                       Share      Gross      Net Incr.  Net Incr.              Core     Book    Tang.
                                       Price   Proceeds(1)  Capital(2)  Income(3)     EPS      EPS     Value    Book     Assets
                                       -----   -----------  ----------  ---------     ---      ---     -----    ----     ------
                                        ($)       ($000)      ($000)      ($000)       ($)      ($)     ($)      ($)      ($)
Publicly-Traded MHC Institutions
ALLB  Alliance Bank MHC of PA (20.0)   30.00      89,247      83,007        975       0.92     0.91    32.22    32.22    127.15
BCSB  BCSB Bankcorp MHC of MD (36.4)   14.79      55,536      47,761        517       0.20     0.19    14.94    14.48    135.23
GOV   Gouverneur Bcp MHC of NY(42.5)   12.70      16,662      14,330        155       0.43     0.42    14.10    14.10     49.22
GCBC  Green Co Bcrp MHC of NY (43.9)   32.89      37,889      32,585        353       1.59     1.59    30.38    30.38    154.41
JXSB  Jcksnville Bcp MHC of IL(46.8)   14.99      15,575      13,394        145       0.42     0.32    16.72    15.16    143.03
ONFC  Oneida Fincl MHC of NY (42.4)    10.95      47,194      40,587        439       0.46     0.40    11.94    10.16     62.95
PBHC  Pathfinder BC MHC of NY (35.3)   16.50      26,120      22,463        243       0.71     0.52    17.79    15.92    131.70
ROME  Rome Bncp Inc MHC of NY (38.5)   29.00      75,487      64,919        702       0.53     0.62    23.74    23.74     78.02
WCFB  Wbstr Cty Fed MHC of IA (39.0)   13.98      32,154      27,652        299       0.38     0.38    13.32    13.29     35.11
WFD   Westfield Finl MHC of MA(46.5)   21.10     109,298      93,996      1,017       0.67     0.60    20.94    20.94     87.85

                                         Pro Forma(5)
                                       ----------------
                                       Public
                                        Pct.   Dilution
                                        ----   --------
                                        (%)       (%)
Publicly-Traded MHC Institutions
ALLB  Alliance Bank MHC of PA (20.0)    18.8     -1.20
BCSB  BCSB Bankcorp MHC of MD (36.4)    36.3      0.00
GOV   Gouverneur Bcp MHC of NY(42.5)    42.5      0.00
GCBC  Green Co Bcrp MHC of NY (43.9)    43.9      0.00
JXSB  Jcksnville Bcp MHC of IL(46.8)    46.8      0.00
ONFC  Oneida Fincl MHC of NY (42.4)     42.4      0.00
PBHC  Pathfinder BC MHC of NY (35.3)    35.3      0.00
ROME  Rome Bncp Inc MHC of NY (38.5)    38.5      0.00
WCFB  Wbstr Cty Fed MHC of IA (39.0)    39.0      0.00
WFD   Westfield Finl MHC of MA(46.5)    48.5      0.00

(1) Gross proceeds calculated as stock price multiplied by the number of shares owned by the mutual holding company (i.e., non-public shares).

(2) Net increase in capital reflects gross proceeds less offering expenses, contra-equity account for leveraged ESOP and deferred compensation account for restricted stock plan. For institutions with assets at the MHC level, the net increase in capital also includes consolidation of MHC assets with the capital of the institution concurrent with hypothetical second step.

          Offering expense percent                     2.00%
          ESOP percent purchase                        8.00%
          Recognition plan percent                     4.00%

(3) Net increase in earnings reflects after-tax reinvestment income (assumes ESOP and recognition plan do not generate reinvestment income), less after-tax ESOP amortization and recognition plan vesting:

          After-tax reinvestment                        2.31%
          ESOP loan term (years)                          10
          Recognition plan vesting (years)                 5
          Effective tax rate                           34.00%

(4) Figures reflect adjustments to "non-grandfathered" companies to reflect dilutive impact of cumulative dividends waived by the MHC (reflect FDIC policy regarding waived dividends).

(5) Reflects pro forma ownership position of minority stockholders after taking into account the OTS and FDIC policies regarding waived dividends assuming a hypothetical second step. For OTS "grandfathered" companies, dilution reflects excess waived dividends and MHC assets. For all other companies, dilution reflects all waived dividends and MHC assets.

Source: Corporate reports, offering circulars, and RP(R) Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2004 by RP(R) Financial, LC.

RP(R) Financial, LC.
Page 4.22

         - Conversion Expenses. Offering expenses have been assumed to equal 3.0% of the gross proceeds, which is typical of the level of offering expenses recorded in offerings that were comparable to the Bank's full conversion value.

         - Effective Tax Rate. The Bank has determined the marginal effective tax rate on the net reinvestment benefit of the conversion proceeds to be 41.6%.

         - Reinvestment Rate. The pro forma section in the prospectus incorporates a 2.09% reinvestment rate, equivalent to the average of the prevailing yield for a U.S. Treasury bills with a one year maturity as of June 30, 2004.

         - Stock Benefit Plans. The assumptions for the stock benefit plans, i.e., the ESOP and Recognition Plan, are consistent with the structure as approved by the Bank's Board and the disclosure in the pro forma section of the prospectus. Specifically, the ESOP is assumed to purchase 8.0% of the stock in conversion at the initial public offering price, with the Bank funded ESOP loan amortized on a straight-line basis over 15 years. The Recognition Plan is assumed to purchase 4.0% of the stock in the aftermarket at a price equivalent to the initial public offering price and will be amortized on a straight-line basis over five years.

         In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group, recent conversions and MHC offerings.

         RP Financial's valuation placed an emphasis on the following:

         - P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Bank's and the Peer Group's earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma fully-converted basis for the Bank as well as for the Peer Group and (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting the minority offering proceeds, we also gave weight to the other valuation approaches.

         - P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or "P/TB"), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

         - P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory

RP(R) Financial, LC.
Page 4.23

               valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community's willingness to pay market multiples for earnings or book value when ROE is expected to be low.

         The Bank will adopt Statement of Position ("SOP") 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

         Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of August 20, 2004 the pro forma market value of the Bank's full conversion offering equaled $82,500,000 at the midpoint, equal to 8,250,000 shares at $10.00 per share.

         1. Price-to-Earnings ("P/E"). The application of the P/E valuation method requires calculating the Bank's pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Bank's reported earnings equaled $2,337,000 for the 12 months ended June 30, 2004. In deriving the Bank's core earnings, the only adjustments made to reported earnings was to eliminate a non-recurring litigation and REO expenses ($404,000 and $7,000, respectively) which were offset by gains on the sale totaling $65,000. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 41.6% for the gains eliminated, the Bank's core earnings were determined to

RP(R) Financial, LC.
Page 4.24

equal $2,539,000 for the 12 months ended June 30, 2004 (Note: see
Exhibit IV-9 for the adjustments applied to the Peer Group's earnings in the calculation of core earnings).

                                                  Amount
                                                  ------
                                                  ($000)
Net income                                        $2,337
Adjustment for non-recurring items(1)                202
                                                  ------
  Core earnings estimate                          $2,539

         (1) Net non-recurring expense of $346,000, tax effected at 41.6%.

         Based on the Bank's reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Bank's pro forma reported and core P/E multiples (fully-converted basis) at the $82.5 million midpoint value equaled 32.35 times and 29.97 times, respectively, indicating a premium of 10.7% and a discount of 12.6% respectively, to the Peer Group's average reported and core P/E multiples (fully-converted basis) of 29.23 times and 34.29 times, respectively (see Table 4.5). At the supermaximum of the valuation range, the Bank's pro forma reported and core P/E multiples (fully-converted basis) equaled 41.65 times and 38.67 times, respectively, indicating premiums of 42.5% and 12.8% relative to the comparative Peer Group average multiples. The implied discounts or premiums reflected in the Bank's pro forma P/E multiples take into consideration the Bank's pro forma P/B and P/A ratios. On a reported basis, the Bank's pro forma P/E multiples based on reported and core earnings equaled 33.93 and 31.33 times at the midpoint, respectively (see Table 4.6). At the supermaximum of the range, the Bank's reported and core earnings multiples based on the minority stock offering equaled 44.25 and 40.90 times, respectively. In comparison, the Peer Group average multiples based on reported and core earnings equaled 35.27 and 37.60 times, respectively.

RP(R) Financial, LC.
Page 4.25

         2. Price-to-Book ("P/B"). The application of the P/B valuation method requires calculating the Company's pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group's P/B ratio (fully-converted basis), to the Bank's pro forma book value (fully-converted basis). Based on the $82.5 million midpoint valuation, the Bank's pro forma P/B and P/TB ratios both equaled 76.15%. In comparison to the average P/B and P/TB ratios for the Peer Group of 99.24% and 103.20%, the Bank's ratios reflected a discount of 23.3% on a P/B basis and a discount of 26.2% on a P/TB basis. At the supermaximum of the valuation range, the Bank's pro forma P/B and P/TB ratios (fully-converted basis) equaled 83.32%, indicating discounts of 16.0% and 19.3% relative to the comparative Peer Group average multiples. RP Financial considered the foregoing discounts under the P/B approach to be reasonable, in light of the previously referenced valuation adjustments, the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value and the resulting premium pricing ratios indicated under the earnings approach.

                  On a reported basis (that is, on a current mutual holding company basis), the Bank's pro forma P/B and P/TB ratios equaled 118.46% at the midpoint (see Table 4.6). In comparison, the Peer Group average ratios based on reported and tangible book value equaled 217.21% and 233.37%, respectively, which results in a discount approximating 45%, based on the Bank's pro forma midpoint value and in the range of 37% based on the Bank's pro forma P/B ratio at the supermaximum of the offering range.

         3. Price-to-Assets ("P/A"). The P/A valuation methodology determines market value by applying a valuation P/A ratio (fully-converted basis) to the Bank's pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the midpoint of the valuation range, the Bank's full conversion value equaled 17.20% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio (fully-converted basis) of 22.30%, and thus, the Bank's pro forma P/A ratio (fully-converted basis) reflects a 22.9% discount relative to the Peer Group average. On a reported basis, the Bank's pro forma P/A ratio equaled 18.71%, which implies a discount of 27.7% relative to the Peer Group's average P/A ratio of 25.89%.

RP(R) Financial, LC.
Page 4.26

Comparison to Recent Conversions and MHC Offerings

         As indicated at the beginning of this chapter, RP Financial's analysis of recent conversion and MHC offering pricing characteristics at closing and in the aftermarket has been limited to a "technical" analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The two recently completed MHC offerings closed at a price/tangible book ratio of 78.7% (fully-converted basis) and, on average, appreciated 11.3% during the first week of trading. In comparison, the Bank's P/TB ratio of 76.2% at the midpoint value reflects an implied discount of 3.2% relative to the average closing P/TB ratio of the recent MHC offerings. At the top of the super range, the Bank's P/TB ratio of 83.3% reflected an implied premium of 5.8% relative to the average closing P/TB ratio of the recent MHC offerings. Of the two recent MHC offerings, only First Federal Financial Services is traded on NASDAQ. Based on First Federal's current P/TB ratio of 84.0% (fully-converted basis), the Bank's P/TB ratio at the midpoint reflects an implied discount of 9.5% and the Bank's P/TB ratio at the top of the super range is substantially equivalent.

Valuation Conclusion

         Based on the foregoing, it is our opinion that, as of August 20, 2004, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including the shares issued publicly, as well as to the MHC, equaled $82,500,000 at the midpoint, equal to 8,250,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $70.1 million and a maximum value of $94.9 million. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 7,012,500 at the minimum and 9,487,500 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $109.1 million without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 10,910,625. The Board of Directors has established a public offering range such that the public ownership of the Bank will

RP(R) Financial, LC.
Page 4.27

constitute a 45.0% ownership interest. Accordingly, the offering to the public of the minority stock, will equal $31.6 million at the minimum, $37.1 million at the midpoint, $42.7 million at the maximum and $49.1 million at the supermaximum of the valuation range. The pro forma valuation calculations relative to the Peer Group (fully-converted basis) are shown in Table 4.5 and are detailed in
Exhibit IV-7 and Exhibit IV-8; the pro forma valuation calculations relative to the Peer Group based on reported financials are shown in Table 4.6 and are detailed in Exhibits IV-10 and IV-11.

RP Financial, LC.
Page 4.28

                                    Table 4.5
        MHC Institutions -- Implied Pricing Ratios, Full Conversion Basis
                   Prudential Savings Bank and the Comparables
                              As of August 20, 2004

                                       Fully Converted
                                        Implied Value         Per Share(8)
                                      -----------------  -----------------------            Pricing Ratios(3)
                                       Price/    Market  Core 12 Mo. Book Value/   ------------------------------------
Financial Institution                 Share(1)   Value    EPS(2)       Share       P/E     P/B     P/A    P/TB   P/Core
---------------------                 --------   -----    ------       -----       ---     ---     ---    ----   ------
                                        ($)      ($Mil)     ($)         ($)        (x)     (%)     (%)     (%)    (x)
Prudential Savings Bank
  Superrange                           $10.00   $109.11    $0.26       $12.00      41.65   83.32  21.72   83.32   38.67
  Maximum                              $10.00   $ 94.88    $0.29       $12.53      36.74   79.82  19.36   79.82   34.07
  Midpoint                             $10.00   $ 82.50    $0.33       $13.13      32.35   76.15  17.20   76.15   29.97
  Minimum                              $10.00   $ 70.13    $0.39       $13.95      27.84   71.69  14.95   71.69   25.78

All Public Companies(7)
  Averages                              21.70    446.17     1.02        14.16      17.37  156.40  16.58  170.19   19.27
  Medians                                  --        --       --          ---      16.21  145.74  14.50  161.24   17.55

Publicly-Traded MHC Institutions,
 Full Conversion Basis
  Averages                             $19.69   $ 83.30    $0.60       $19.61      29.23x  99.24  22.30  103.20   34.29x
  Medians                                  --        --       --           --      30.51x  96.06  22.45  102.89   32.97x

Publicly-Traded MHC Institutions,
 Full Conversion Basis
ALLB  Alliance Bank MHC of PA (20.0)    30.00    109.89     0.91        32.22      32.61   93.11  23.59   93.11   32.97
BCSB  BCSB Bankcorp MHC of MD (36.4)    14.79     87.25     0.19        14.94       N.M.   99.00  10.94  102.14    N.M.
GOV   Gouverneur Bcp MHC of NY (42.5)   12.70     28.99     0.42        14.10      29.53   90.07  25.80   90.07   30.24
GCBC  Green Co Bcrp MHC of NY (43.9)    32.89     67.56     1.59        30.38      20.69  108.26  21.30  108.26   20.69
JXSB  Jcksnville Bcp MHC of IL (46.8)   14.99     29.26     0.32        16.72      35.69   89.65  10.48   98.88   46.84
ONFC  Oneida Fincl MHC of NY (42.4)     10.95     81.99     0.40        11.94      23.80   91.71  17.39  107.78   27.38
PBHC  Pathfinder BC MHC of NY (35.3)    16.50     40.39     0.52        17.79      23.24   92.75  12.53  103.64   31.73
ROME  Rome Bncp Inc MHC of NY (38.5)    29.00    122.76     0.62        23.74       N.M.  122.16  37.17  122.16   46.77
WCFB  Wbstr Cty Fed MHC of IA (39.0)    13.98     52.73     0.38        13.32      36.79  104.95  39.82  105.19   36.79
WFD   Westfield Finl MHC of MA (46.5)   21.10    212.20     0.60        20.94      31.49  100.76  24.02  100.76   35.17


                                             Dividends(4)                            Financial Characteristics(6)
                                      -------------------------    ----------------------------------------------------------------
                                                                                                    Reported              Core
                                      Amount/          Payout      Total    Equity/    NPAs/      -------------       -------------
Financial Institution                  Share   Yield   Ratio(5)    Assets   Assets     Assets      ROA      ROE        ROA      ROE
---------------------                  -----   -----   --------    ------   ------     ------      ---      ---        ---      ---
                                        ($)     (%)      (%)       ($Mil)     (%)        (%)       (%)      (%)        (%)      (%)
Prudential Savings Bank
  Superrange                           $0.00    0.00%    0.00%     $ 502     26.07      0.17      0.52     2.00       0.56     2.15
  Maximum                              $0.00    0.00%    0.00%     $ 490     24.25      0.17      0.53     2.17       0.57     2.34
  Midpoint                             $0.00    0.00%    0.00%     $ 480     22.59      0.18      0.53     2.35       0.57     2.54
  Minimum                              $0.00    0.00%    0.00%     $ 469     20.85      0.18      0.54     2.57       0.58     2.78

All Public Companies(7)
  Averages                              0.48    2.24    35.95      2,879     10.67      0.55      0.82     8.76       0.71     7.26
  Medians                                 --      --       --         --        --        --        --       --         --       --

Publicly-Traded MHC Institutions,
 Full Conversion Basis
  Averages                              0.47    2.59    55.24        411     22.11      0.70      0.70     3.08       0.67     2.86
  Medians                                 --      --       --         --        --        --        --       --         --       --

Publicly-Traded MHC Institutions,
 Full Conversion Basis
ALLB  Alliance Bank MHC of PA (20.0)    0.36    1.20    39.56        466     25.34      1.42      0.73     2.85       0.72     2.82
BCSB  BCSB Bankcorp MHC of MD (36.4)    0.50    3.38       NM        798     11.05      0.17      0.16     1.28       0.15     1.22
GOV   Gouverneur Bcp MHC of NY (42.5)   0.26    2.05    61.90        112     28.65      0.86      0.91     3.06       0.89     2.99
GCBC  Green Co Bcrp MHC of NY (43.9)    0.84    2.55    52.83        317     19.67        NA      1.08     5.26       1.08     5.26
JXSB  Jcksnville Bcp MHC of IL (46.8)   0.30    2.00       NM        279     11.69      1.05      0.30     2.44       0.23     1.86
ONFC  Oneida Fincl MHC of NY (42.4)     0.38    3.47       NM        471     18.97      0.17      0.74     3.80       0.64     3.30
PBHC  Pathfinder BC MHC of NY (35.3)    0.40    2.42       NM        322     13.51      1.11      0.56     3.94       0.41     2.89
ROME  Rome Bncp Inc MHC of NY (38.5)    0.60    2.07       NM        330     30.43      0.52      0.69     2.22       0.80     2.60
WCFB  Wbstr Cty Fed MHC of IA (39.0)    0.68    4.86       NM        132     37.94        NA      1.08     2.85       1.08     2.85
WFD   Westfield Finl MHC of MA (46.5)   0.40    1.90    66.67        884     23.84      0.33      0.75     3.10       0.67     2.78

(1) Current stock price of minority stock. Average of High/Low or Bid/Ask price per share.

(2) EPS (estimated core earnings) is based on reported trailing 12 month data, adjusted to omit non-operating gains and losses on a tax-effected basis. Public MHC data reflects additional earnings from reinvestment of proceeds of second step conversion.

(3) P/E = Price to Earnings; P/B = Price to Book; P/A = Price to Assets; P/TB = Price to Tangible Book; and P/Core = Price to Core Earnings. Ratios are pro forma assuming a second step conversion to full stock form.

(4)  Indicated 12 month dividend, based on last quarterly dividend declared.

(5) Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings (earnings adjusted to reflect second step conversion).

(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(7) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

(8) Figures estimated by RP Financial to reflect a second step conversion of the MHC to full stock form.

Source: Corporate reports, offering circulars, and RP(R) Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

RP Financial, LC.
Page 4.29

                                    Table 4.6
                              Public Market Pricing
                             Prudential Savings Bank
                              As of August 20, 2004
                  MHC Pricing - 45.00% Minority Stock Issuance

                                        Fully Converted
                                         Implied Value             Per Share
                                      -------------------  ------------------------
                                                                                                Pricing Ratios(3)
                                       Price/      Market  Core 12 Mo.  Book Value/   ------------------------------------
Financial Institution                 Share(1)     Value     EPS(2)       Share        P/E     P/B    P/A    P/TB   P/Core
---------------------                 --------     -----     ------       -----        ---     ---    ---    ----   ------
                                        ($)        ($Mil)      ($)         ($)         (x)     (%)    (%)     (%)     (x)
Prudential Savings Bank
  Superrange                           $10.00     $109.11     $0.24       $ 7.34      44.25  136.26  24.17  136.26   40.90
  Maximum                              $10.00     $ 94.88     $0.28       $ 7.85      38.76  127.36  21.28  127.36   35.81
  Midpoint                             $10.00     $ 82.50     $0.32       $ 8.44      33.93  118.46  18.71  118.46   31.33
  Minimum                              $10.00     $ 70.13     $0.37       $ 9.24      29.03  108.22  16.08  108.22   26.79

All Public Companies(7)
  Averages                              21.70      446.17      1.02        14.16      17.37  156.40  16.58  170.19   19.27
  Medians                                 ---         ---       ---          ---      16.21  145.74  14.50  161.24   17.55

Comparable Group Averages
  Averages                             $19.69     $ 32.79     $0.48       $ 9.03     35.27x  217.21  25.89  233.37  37.60x
  Medians                                  --          --        --           --     36.15x  203.94  25.31  231.42  39.29x

Comparable Group
ALLB  Alliance Bank MHC of PA (20.0)    30.00       20.64      0.69        10.18      42.86  294.70  26.97  294.70   43.48
BCSB  BCSB Bankcorp MHC of MD (36.4)    14.79       31.71      0.10         6.84       N.M.  216.23  11.63  231.82    N.M.
GOV   Gouverneur Bcp MHC of NY(42.5)    12.70       12.33      0.35         7.82      35.28  162.40  29.58  162.40   36.29
GCBC  Green Co Bcrp MHC of NY (43.9)    32.89       29.67      1.42        14.52      23.16  226.52  23.74  226.52   23.16
JXSB  Jcksnville Bcp MHC of IL(46.8)    14.99       13.69      0.25         9.86      42.83  152.03  11.01  180.60    N.M.
ONFC  Oneida Fincl MHC of NY (42.4)     10.95       34.80      0.34         6.52      27.38  167.94  19.03  231.01   32.21
PBHC  Pathfinder BC MHC of NY (35.3)    16.50       14.27      0.42         8.61      27.05  191.64  13.47  244.81   39.29
ROME  Rome Bncp Inc MHC of NY (38.5)    29.00       47.27      0.45         8.40       N.M.  345.24  46.27  345.24    N.M.
WCFB  Wbstr Cty Fed MHC of IA (39.0)    13.98       20.58      0.30         5.99      46.60  233.39  50.32  234.56   46.60
WFD   Westfield Finl MHC of MA(46.5)    21.10      102.90      0.50        11.59      37.02  182.05  26.88  182.05   42.20

                                              Dividends(4)                          Financial Characteristics(6)
                                      --------------------------  ---------------------------------------------------------------
                                                                                                Reported       Core
                                      Amount/            Payout    Total   Equity/   NPAs/    -----------   -----------  Offering
Financial Institution                  Share   Yield    Ratio(5)   Assets   Assets  Assets     ROA    ROE    ROA    ROE    Size
---------------------                  -----   -----    --------   ------   ------  ------     ---    ---    ---    ---    ----
                                         ($)    (%)       (%)     ($Mil)     (%)     (%)       (%)    (%)    (%)    (%)   ($Mil)
Prudential Savings Bank
  Superrange                           $0.00    0.00%     0.00%    $ 451    17.74    0.19     0.55   3.08   0.59   3.33   49.10
  Maximum                              $0.00    0.00%     0.00%    $ 446    16.71    0.19     0.55   3.29   0.59   3.56   42.69
  Midpoint                             $0.00    0.00%     0.00%    $ 441    15.79    0.19     0.55   3.49   0.60   3.78   37.13
  Minimum                              $0.00    0.00%     0.00%    $ 436    14.86    0.19     0.55   3.73   0.60   4.04   31.56

All Public Companies(7)
  Averages                              0.48    2.24     35.95     2,879    10.67    0.55     0.82   8.76   0.71   7.26
  Medians                                ---     ---       ---       ---      ---     ---      ---    ---    ---    ---

Comparable Group Averages
  Averages                              0.47    2.59     22.67       367    11.85    0.70     0.65   5.30   0.62   4.91
  Medians                                 --      --        --        --       --      --       --     --     --     --

Comparable Group
ALLB  Alliance Bank MHC of PA (20.0)    0.36    1.20     10.43       383     9.15    1.42     0.63   6.84   0.63   6.74
BCSB  BCSB Bankcorp MHC of MD (36.4)    0.50    3.38        NM       750     5.38    0.17     0.09   1.47   0.09   1.33
GOV   Gouverneur Bcp MHC of NY(42.5)    0.26    2.05     31.60        98    18.21    0.86     0.88   4.64   0.85   4.51
GCBC  Green Co Bcrp MHC of NY (43.9)    0.84    2.55     25.98       285    10.48      NA     1.08   9.89   1.08   9.89
JXSB  Jcksnville Bcp MHC of IL(46.8)    0.30    2.00        NM       266     7.24    1.05     0.26   3.38   0.18   2.42
ONFC  Oneida Fincl MHC of NY (42.4)     0.38    3.47        NM       431    11.33    0.17     0.70   5.98   0.59   5.08
PBHC  Pathfinder BC MHC of NY (35.3)    0.40    2.42        NM       300     7.03    1.11     0.51   6.92   0.35   4.76
ROME  Rome Bncp Inc MHC of NY (38.5)    0.60    2.07        NM       265    13.40    0.52     0.58   4.22   0.73   5.28
WCFB  Wbstr Cty Fed MHC of IA (39.0)    0.68    4.86        NM       105    21.56      NA     1.07   5.00   1.07   5.00
WFD   Westfield Finl MHC of MA(46.5)    0.40    1.90        NM       789    14.76    0.33     0.72   4.65   0.63   4.08

(1) Current stock price of minority stock. Average of High/Low or Bid/Ask price per share.

(2) EPS (estimated core earnings) is based on reported trailing 12 month data, adjusted to omit non-operating gains and losses on a tax-effected basis. Public MHC data reflects additional earnings from reinvestment of proceeds of second step conversion.

(3) P/E = Price to Earnings; P/B = Price to Book; P/A = Price to Assets; P/TB = Price to Tangible Book; and P/Core = Price to Core Earnings. Ratios are pro forma assuming a second step conversion to full stock form.

(4)  Indicated 12 month dividend, based on last quarterly dividend declared.

(5) Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings (earnings adjusted to reflect second step conversion).

(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(7) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, and RP(R) Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.